UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14A – 101)

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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ONEOK, Inc.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ONEOK

# Notice of Annual Meeting and Proxy Statement

Annual Meeting of Shareholders
Wednesday, May 23, 2018

Our Values

Ethics: Our actions are founded on trust, honesty and integrity through open communications and adherence to the highest standards of personal, professional and business ethics.

Quality: Our commitment to quality drives us to make continuous improvements in our quest for excellence.

Diversity: We value diversity, as well as the dignity and worth of each employee, and believe that a diverse and inclusive workforce is critical to our continued success.

Value: We are committed to creating value for all stakeholders—employees, customers, investors and our communities—through the optimum development and utilization of our resources.

Service: We provide responsive, flexible service to customers and commit to preserving the environment, providing a safe work environment and improving the quality of life for employees where they live and work.

Our Strategy

•	Provide our customers with high quality service through vertical integration across the midstream value chain focused on the transportation, fractionation, processing, storage, marketing and delivery of natural gas liquids, natural gas and other hydrocarbon liquid products through our strong asset position and experienced team while attracting and retaining a diverse talent base needed to execute our growth strategies

•	Grow our businesses safely, profitably and in an environmentally sustainable manner while maintaining financial strength

•	Our focus includes organically growing our franchises and building on our vertically integrated strategy with an emphasis on fee-based earnings.

April 5, 2018

Dear Shareholder:

You cordially are invited to attend the annual meeting of shareholders of ONEOK, Inc., which will be held at 9:00 a.m. Central Daylight Time on Wednesday, May 23, 2018, at ONEOK Plaza, 100 West Fifth Street, Tulsa, Oklahoma 74103.

The matters to be considered and voted on at the meeting are set forth in the attached notice of the annual meeting and are described in the attached proxy statement. A copy of our 2017 annual report to shareholders also is enclosed. A report on our 2017 performance will be presented at the meeting.

We look forward to greeting as many of our shareholders as possible at the annual meeting. We know, however, that most of our shareholders will be unable to attend. Therefore, proxies are being solicited so that each shareholder has an opportunity to vote by proxy. You can authorize a proxy over the internet or by telephone. Instructions for using these convenient services are included in the proxy statement and on the proxy card. Of course, if you prefer, you may vote by mail by signing, dating and returning the enclosed proxy card in the enclosed postage-paid envelope.

If your shares are held by a broker, bank, trustee or other similar fiduciary, unless you provide your broker, bank, trustee or other similar fiduciary with voting instructions, your shares will not be voted in the election of directors or in certain other important proposals as described in the accompanying proxy statement. Consequently, please provide your voting instructions to your broker, bank, trustee or other similar fiduciary in a timely manner to ensure that your shares will be voted.

Regardless of the number of shares you own, your vote is important. I urge you to submit your proxy or voting instructions as soon as possible so that you can be sure your shares will be voted.

Thank you for your investment in ONEOK and your continued support.

Very truly yours, John W. Gibson Chairman of the Board

ONEOK, Inc. Notice of 2018 Annual Meeting of Shareholders

Time and date	May 23, 2018, at 9:00 a.m. Central Daylight Time

Place	ONEOK Plaza, 100 West Fifth Street, Tulsa, Oklahoma 74103

Items of business	(1) To consider and vote on the election of the 10 director nominees named in the accompanying proxy statement to serve on our Board of Directors.

(2) To consider and vote on the ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of ONEOK, Inc., for the year ending December 31, 2018.

(3) To consider and vote on the ONEOK, Inc. Equity Incentive Plan.

(4) To consider and vote on our executive compensation on a non-binding, advisory basis.

(5) To consider and vote on such other business as may come properly before the meeting or any adjournment or postponement of the meeting.

These matters are described more fully in the accompanying proxy statement.

Record date	March 26, 2018. Only shareholders of record at the close of business on the record date are entitled to receive notice of, and to vote at, the annual meeting.

Proxy voting	YOUR VOTE IS IMPORTANT

The vote of every shareholder is important. The Board of Directors appreciates the cooperation of shareholders in directing proxies to vote at the meeting. To make it easier for you to vote, Internet and telephone voting are available. The instructions in the accompanying proxy statement and attached to your proxy card describe how to use these convenient voting methods. Of course, if you prefer, you may vote by mail by completing your proxy card and returning it in the enclosed, postage-paid envelope. You may revoke your proxy at any time by following the procedures set forth in the accompanying proxy statement.

Whether or not you expect to attend the meeting in person, we urge you to vote your shares at your earliest convenience. This will ensure the presence of a quorum at the meeting. Voting your shares promptly, via the Internet, by telephone, or by signing, dating and returning the enclosed proxy card will save us the expense of additional solicitation.

Important Notice Regarding Internet Availability of Proxy Materials. This notice of Annual Meeting and proxy statement and form of proxy are being distributed and made available on or about April 5, 2018. This proxy statement and our 2017 annual report to shareholders are available on our website at www.oneok.com.

Additionally, you may access this proxy statement and our 2017 annual report at www.proxydocs.com/oke.
By order of the Board of Directors,

Eric Grimshaw
Secretary

Tulsa, Oklahoma
April 5, 2018

Proxy Statement

This proxy statement describes important issues affecting our company and is furnished in connection with the solicitation of proxies by our Board of Directors for use at our 2018 annual meeting of shareholders to be held at the time and place set forth in the accompanying notice. The approximate date of the mailing of this proxy statement and accompanying proxy card is April 5, 2018.

Unless we otherwise indicate or unless the context indicates otherwise, all references in this proxy statement to “ONEOK,” “we,” “our,” “us,” the “company” or similar references mean ONEOK, Inc. and its predecessors and subsidiaries and references to “ONEOK Partners” or the “partnership” mean ONEOK Partners, L.P. and its subsidiaries.

Director Compensation	20

Compensation Committee Interlocks and Insider Participation	22

Executive Sessions of the Board	22

Communications with Directors	23

Complaint Procedures	23

CORPORATE RESPONSIBILITY	24

Safety and Health	24

Environment	25

Community Investments	27

Diversity and Inclusion	27

Political Advocacy and Oversight	28

PROPOSAL 1—Election of Directors	29

Board Refreshment	29

Annual Election by Majority Vote	29

Board Qualifications	29

Director Nominees	31

PROPOSAL 2—Ratify the Selection of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the Year Ending December 31, 2018	36

Ratification of Selection of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for 2018	36

Audit and Non-Audit Fees	36

Audit Committee Policy on Services Provided by the Independent Registered Public Accounting Firm	37

2018 Report of the Audit Committee	37

Summary Proxy Information

To assist you in reviewing the company’s 2017 performance and voting your shares, we would like to call your attention to key elements of our 2018 proxy statement and our 2017 annual report to shareholders. The following is only a summary. For more complete information about these topics, please review the complete proxy statement and our 2017 annual report to shareholders.

BUSINESS HIGHLIGHTS

•	Our Business. We are a corporation incorporated under the laws of the state of Oklahoma, and our common stock is listed on the New York Stock Exchange (“NYSE”) under the trading symbol “OKE.” We are a leading midstream service provider and own one of the nation’s premier natural gas liquids (“NGL”) systems, connecting NGL supply in the Mid-Continent, Permian and Rocky Mountain regions with key market centers, and an extensive network of natural gas gathering, processing, storage and transportation assets. We apply our core capabilities of gathering, processing, fractionating, transporting, storing and marketing natural gas and NGLs through vertical integration across the midstream value chain to provide our customers with premium services while generating consistent and sustainable earnings growth.

•	Merger Transaction. On June 30, 2017, we completed the acquisition of all of the outstanding common units of ONEOK Partners that we did not already own at a fixed exchange ratio of 0.985 of a share of our common stock for each ONEOK Partners common unit. We issued 168.9 million shares of our common stock to third-party common unitholders of ONEOK Partners in exchange for all of the 171.5 million outstanding common units of ONEOK Partners that we previously did not own. As a result of the completion of this merger transaction, common units of ONEOK Partners are no longer publicly traded.

•	Business Update and Market Conditions. We operate primarily fee-based businesses in each of our three reportable segments. Our consolidated earnings were approximately 90 percent fee-based in 2017, and we expect the same in 2018. In 2017, our Natural Gas Gathering and Processing segment’s fee revenues averaged 86 cents per MMBtu, compared with an average of 76 cents and 44 cents per MMBtu in 2016 and 2015, respectively, due to our contract restructuring efforts to mitigate commodity price risk and increasing volumes on those contracts with higher contracted fees.

Volumes gathered and processed increased across our asset footprint in our Natural Gas Gathering and Processing segment in 2017, compared with 2016, as producers experienced improved drilling economics, continued improvements in production due to enhanced completion techniques and more efficient drilling rigs. We connected six third-party natural gas processing plants in our Natural Gas Liquids segment in 2017, which, along with increased supply and ethane recovery, contributed to higher gathered NGL volumes in 2017 compared with 2016. We expect additional NGL volume growth as these plants continue to increase production and recently announced plant connections come online. Our fee-based transportation services in our Natural Gas Pipelines segment increased in 2017, compared with 2016, due primarily to higher firm transportation capacity contracted from our WesTex pipeline expansion.

We continue to expect demand for our midstream services and infrastructure development to be primarily driven by oil and natural gas producers who need to connect production with end-use markets where current infrastructure is insufficient. We are responding to this demand by constructing assets, such as our recently announced Elk Creek pipeline, Arbuckle II pipeline, Mont Belvieu 4 fractionator, Demicks Lake natural gas processing plant and other projects to meet the needs of producers. We also expect additional demand for our services to support increased demand for NGL products from the petrochemical industry and NGL exporters, and increased demand for natural gas from exporters and power plants, some of which were previously fueled by coal.

We are connected to supply in growing oil and natural gas basins and have significant basin diversification across our asset footprint, including the Williston, Denver-Julesburg (DJ), Permian and Powder River Basins and the STACK and SCOOP areas of the Anadarko Basin in Oklahoma. In addition, we are connected to major market centers for natural gas and NGL products.

2018 Proxy Statement	1

Summary Proxy Information

•	Financial Performance. All references to income as used in this “Business Highlights” section refer to income from continuing operations.

Our 2017 consolidated operating income was approximately $1.4 billion, compared with approximately $1.3 billion in 2016. 2017 income from continuing operations attributable to us was $388 million, which included a one-time non-cash charge of $141.3 million resulting from the enactment of the Tax Cuts and Jobs Act. 2016 income from continuing operations attributable to us was $354.1 million.

•	Dividend Increase. During 2017, we paid total cash dividends of $2.72 per share, an increase of 10.6 percent compared with the $2.46 per share paid during 2016. In February 2018, we paid a quarterly dividend of $0.77 per share ($3.08 per share on an annualized basis), a 25.2 percent increase compared with the quarterly dividend paid in February 2017.

2

Summary Proxy Information

•	Shareholder Return. Our 10-, five-, three- and one-year total shareholder returns as of December 31, 2017 (total shareholder return includes share price appreciation/depreciation, dividend reinvestments, stock splits and the impact of the separation of our natural gas distribution business to ONE Gas, Inc. during the periods presented), compared with the referenced indices, are as follows:

1  The ONEOK peer group used in this graph is the same peer group that will be used in determining our level of performance at the end of the three-year performance period for our 2017 performance units granted under our Equity Compensation Plan and is comprised of the following companies: Boardwalk Pipeline Partners, LP; Buckeye Partners, L.P.; DCP Midstream, LP; Enable Midstream Partners, LP; Enbridge Energy Partners, L.P.; Energy Transfer Partners, L.P.; Enterprise Products Partners LP; EnLink Midstream Partners, LP; Kinder Morgan, Inc.; Magellan Midstream Partners, L.P.; MPLX LP; NuStar Energy L.P.; Plains All American Pipeline, L.P.; Targa Resources Corp.; and The Williams Companies, Inc. Peer companies that are no longer publicly traded on the closing date of the performance period were not considered in the performance calculation.

CORPORATE GOVERNANCE HIGHLIGHTS

Our Board of Directors and management are committed to maintaining strong corporate governance practices that promote and protect the long-term interests of our shareholders. Our corporate governance practices are designed not just to satisfy regulatory and stock exchange requirements, but also to provide for effective oversight and management of our company, and include:

•	A 10-member, balanced board with deep experience and diverse expertise relevant to our strategy, business and industry, including two members added since 2015.

•	Annual election of directors.

•	Majority voting for directors.

•	Long-standing shareholder engagement program.

•	Annual review of our strategic plan.

•	Board leadership provided by a non-executive chairman of the Board, a lead independent director with robust duties, and independent committee chairs.
•	Robust director nominee selection process.

•	By-laws provide for proxy access by eligible shareholders.

•	Regular board and committee performance evaluations.

•	Long-standing commitment to corporate responsibility and sustainability, including safety and health, environmental performance, community leadership and investment and oversight of public policy engagement.

•	Mandatory director retirement age of 73.

•	A commitment to regular board refreshment.

•	Independent Audit, Executive Compensation and Corporate Governance Committees.

•	Regular executive sessions of non-management directors and independent directors.

•	Risk oversight by full Board and committees complemented by a comprehensive annual enterprise risk management process.

2018 Proxy Statement	3

Summary Proxy Information

EXECUTIVE COMPENSATION HIGHLIGHTS

•	Program Design. A principal feature of our compensation program is the determination of executive pay by our Executive Compensation Committee (referred to as the “Executive Compensation Committee” or the “Committee”) and Board of Directors based on a comprehensive review of quantitative and qualitative factors designed to achieve long-term business success. Our executive compensation program is designed to attract, motivate and retain the key executives who drive our success and who are leaders in the industry, to reward for company performance and to align the long-term interests of our executive officers with those of our shareholders.

Our compensation philosophy and related governance features are summarized below.

What We Do:

✓	Compensation Program Continuity—The components of our executive compensation program have remained substantially the same for several years. We believe our program is designed efficiently, is well aligned with the interests of our shareholders and is instrumental to achieving our business goals. Our shareholders have provided strong support for our compensation program over the years.
✓	Independent Committee Determination—Our Executive Compensation Committee, composed solely of independent directors, makes all compensation decisions regarding our named executive officers. These decisions are then submitted to the full Board for its consideration and ratification.
✓	Prudent Risk Management—The Committee is mindful of not encouraging excessive risks when it designs compensation programs and sets targets.
✓	Pay for Performance—A significant portion of the compensation for our named executive officers is in the form of at-risk, variable compensation based on company and individual performance, with a focus on creating long-term shareholder value.
✓	Competitive Compensation—In order to attract and retain qualified executives, our compensation programs provide a competitive total pay opportunity.
✓	Multiple Performance Metrics—Variable compensation is based on more than one measure to encourage balanced incentives.

✓	Awards Are Capped—All of our variable compensation plans have caps on plan formulas; provided that, our Chief Executive Officer may recommend to the Committee adjustments to the individual performance multiplier in excess of 125 percent in certain limited cases of exceptional performance with regard to awards under our annual short-term incentive plan.
✓	Retention Incentives—A significant portion of total compensation relies on multi-year vesting requirements.
✓	Share Ownership Guidelines—We have market competitive share ownership guidelines for our directors and officers.
✓	“Clawback” Provisions—Our “clawback” provisions provide for the adjustment or recovery of compensation in certain circumstances.
✓	Tally Sheets—The Committee reviews total compensation tally sheets at least annually as part of making individual compensation decisions.
✓	Independent Consultant—The Committee engages an executive compensation consultant that is independent under the Securities and Exchange Commission rules and NYSE listing standards to provide advice and expertise on the design and implementation of our executive and director compensation programs.

What We Don’t Do:

×	No Individual Employment Agreements—We do not enter into individual employment agreements with our executive officers.
×	No Hedging of Company stock—Our policy prohibits our named executive officers from engaging in hedging activities with our stock.
×	No Pledging of Company stock—Our officers and directors may not hold our securities in a margin account or pledge our securities as collateral for a loan, subject to an exception that may be granted by our chief executive officer for loans (not margin accounts), which can be repaid without resorting to the pledged securities.

×	No Single Trigger for Cash Change-in-Control Plans—All change-in-control benefits under our Change-in-Control Severance Plan are “double trigger.”
×	No Tax Gross-ups—We do not provide tax gross-ups for change-in-control benefits.
×	No Significant Perquisites—Our executive officers, including the named executive officers, receive no recurring significant perquisites or other personal benefits.

4

Summary Proxy Information

•	Key Components of our Executive Compensation Program in 2017 are Unchanged. In reviewing our executive compensation program during 2017, our Executive Compensation Committee took into account, among other factors, the strong shareholder vote at our 2017 annual meeting in favor (96.5 percent of the shares voted) of our 2017 executive compensation program and our executive pay practices. In view of the high level of shareholder support for our compensation program in 2016, the Executive Compensation Committee determined that no changes to the components of our executive compensation program were necessary in 2017. Our shareholders have provided consistently strong support for our compensation program since the inception of the say-on-pay advisory shareholder vote.

•	Link between Executive Compensation and Performance. In addition to an increase of his base salary to $740,000, our Board of Directors, upon the recommendation of our Executive Compensation Committee, awarded Mr. Spencer incentive compensation for 2017 that was commensurate with our business results and his position as our President and Chief Executive Officer, including payment of an annual short-term cash incentive award of $642,000 and a long-term equity incentive award with a grant date target accounting value of $3.5 million. Consistent with our executive compensation philosophy, a majority of Mr. Spencer’s total direct compensation of approximately $4.9 million for 2017 was incentive based and at-risk, as illustrated by the following chart:

The compensation of our other named executives set forth in the following table further reflects both our 2017 performance and our pay-for-performance compensation philosophy. The compensation information reflected in the table is included in the Summary Compensation Table for Fiscal 2017 under the caption “Executive Compensation Discussion and Analysis” in this proxy statement on page 65.

Named Executive Officer	2017 Base Salary	2017 Short-Term Cash Incentive Award	2017 Long-Term Equity Incentive Award Value	2017 Total Direct Compensation
Walter S. Hulse III	$500,000	$350,900	$905,856	$1,756,756
Kevin L. Burdick	$400,000	$283,400	$905,856	$1,589,256
Robert F. Martinovich	$500,000	$337,400	$905,856	$1,743,256
Derek S. Reiners	$385,000	$241,200	$905,856	$1,532,056
Wesley J. Christensen	$400,000	$283,400	$905,856	$1,589,256
Stephen W. Lake	$252,273	$155,300	$905,856	$1,313,429

2018 Proxy Statement	5

Summary Proxy Information

SHAREHOLDER ACTIONS

•	Election of Directors (Proposal 1). You will find in this proxy statement important information about the qualifications and experience of each of the 10 director nominees, each of whom is a current director. The Corporate Governance Committee performs an annual assessment of the performance of the Board of Directors to ensure that our directors have the skills and experience to oversee effectively our company. All of our directors have proven leadership, sound judgment, integrity and a commitment to the success of our company, and our Board of Directors recommends that shareholders VOTE IN FAVOR of each nominee for re-election.

•	Ratification of our Independent Auditor (Proposal 2). You will also find in this proxy statement important information about our independent auditor, PricewaterhouseCoopers LLP. We believe PricewaterhouseCoopers LLP continues to provide high-quality service to our company, and our Board of Directors recommends that shareholders VOTE IN FAVOR of ratification.

•	Approval of the ONEOK, Inc. Equity Incentive Plan (Proposal 3). We are asking shareholders to approve a new Equity Incentive Plan that will replace our existing ONEOK, Inc. Equity Compensation Plan, ONEOK, Inc. Long-Term Incentive Plan, and the ONEOK, Inc. Stock Compensation Plan for Non-Employee Directors. If approved, the new ONEOK, Inc.

Equity Incentive Plan will allow us to continue granting long-term equity incentive awards to officers and certain employees and stock compensation to our non-employee directors. Our Board of Directors recommends that shareholders VOTE IN FAVOR of the new ONEOK, Inc. Equity Incentive Plan.

•	Advisory Vote on Executive Compensation (Proposal 4). Our shareholders have the opportunity to cast a non-binding, advisory vote on our executive compensation program. As recommended by our shareholders at our 2017 annual meeting, we provide our shareholders with an annual opportunity to vote on executive compensation. Shareholders holding 96.5 percent of our shares that were voted last year on our executive compensation supported the design and practices of our executive compensation program. In evaluating this “say on pay” proposal, we recommend that you review our Compensation Discussion and Analysis in this proxy statement, which explains how and why the Executive Compensation Committee made its 2017 executive compensation decisions. Our Board of Directors recommends that shareholders VOTE IN FAVOR of our executive compensation program.

•	Votes Required for Approval of the Proposals. The votes required for each proposal are summarized below, together with information regarding treatment of abstentions and broker non-votes for each proposal:

Proposal	How does the Board recommend that I vote?	Votes required for approval when quorum is present	Abstentions	Broker non-votes
1. Election of Directors	The Board recommends that you vote FOR each nominee for re-election.	Majority of the votes cast by the shareholders present in person or by proxy and entitled to vote	Do not count as votes cast and have no effect on the vote	Do not count as votes cast and have no effect on the vote
2. Ratification of our Independent Auditor	The Board recommends that you vote FOR the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2018.	Majority of the voting power of the shareholders present in person or by proxy and entitled to vote	Have the same effect as votes against this proposal	Voted at broker’s discretion. Shares not voted in the discretion of a brokerage firm, bank, trustee or other similar fiduciary have same effect as votes against this proposal.
3. Approval of the ONEOK, Inc. Equity Incentive Plan	The Board recommends that you vote FOR the approval of the ONEOK, Inc. Equity Incentive Plan.	Majority of the voting power of the shareholders present in person or by proxy and entitled to vote	Have the same effect as votes against this proposal	Do not count as votes cast and have no effect on the vote
4. Advisory Vote on Executive Compensation	The Board recommends that you vote FOR the approval, on an advisory basis, of the company’s executive compensation program.	Majority of the voting power of the shareholders present in person or by proxy and entitled to vote	Have the same effect as votes against this proposal	Do not count as votes cast and have no effect on the vote

6

About the 2018 Annual Meeting

The following questions and answers are provided for your convenience and briefly address some commonly asked questions about our 2018 annual meeting of shareholders. Please also consult the more detailed information contained elsewhere in this proxy statement and the documents referred to in this proxy statement.

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the Board of Directors of ONEOK, Inc. of proxies to be voted at our 2018 annual meeting of shareholders and at any adjournment or postponement of the meeting. You are invited to attend our annual meeting of shareholders on May 23, 2018, at 9:00 a.m., Central Daylight Time. The meeting will be held at our company headquarters at ONEOK Plaza, 100 West Fifth Street, Tulsa, Oklahoma. For directions to the meeting, please visit our website at www.oneok.com or www.proxydocs.com/oke.

Who is soliciting my proxy?

Our Board of Directors is sending you this proxy statement in connection with its solicitation of proxies for use at our 2018 annual meeting of shareholders. Certain of our directors, officers and employees also may solicit proxies on our behalf in person or by mail, telephone, fax or email.

Who may attend and vote at the annual meeting?

All shareholders who held shares of our common stock at the close of business on March 26, 2018, may attend and vote at the meeting. If your shares are held in the name of a broker, bank, trustee or other holder of record, often referred to as being held “in street name,” bring a copy of your brokerage account statement or a voting instruction card, which you may obtain from your broker, bank, trustee or other holder of record of your shares.

Please note: no cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the meeting.

Will the annual meeting be webcast?

Our annual meeting also will be webcast on May 23, 2018. You are invited to visit www.oneok.com at 9:00 a.m., Central Daylight Time, on May 23, 2018, to access the webcast of the meeting. Registration for the webcast is required. An archived copy of the webcast also will be available on our website for 30 days following the meeting.

How do I cast my vote?

If you were a shareholder of record at the close of business on the record date of March 26, 2018, you have the right to vote the shares you held of record that day in person at the meeting or you may appoint a proxy through the internet, by telephone or by mail to vote your shares on your behalf. The internet and telephone methods of voting generally are available 24 hours a day and will ensure that your proxy is confirmed and posted immediately. These methods of voting are also available to shareholders who hold their shares in our Direct Stock Purchase and Dividend Reinvestment Plan, our Employee Stock Purchase Plan, our 401(k) Plan and our Profit Sharing Plan.

You may revoke your proxy any time before the annual meeting by following the procedures outlined below under the caption “What can I do if I change my mind after I vote my shares?” Please help us save time and postage costs by appointing a proxy via the internet or by telephone.

When you appoint a proxy via the internet, by telephone or by mailing a signed proxy card, you are appointing John W. Gibson, Chairman of the Board, and Stephen B. Allen, Senior Vice President, General Counsel and Assistant Secretary, as your representatives at the annual meeting, and they will vote your shares as you have instructed them. If you appoint a proxy via the internet, by telephone or by mailing a signed proxy card but do not provide voting instructions, your shares will be voted FOR the election of each proposed director nominee named in this proxy statement and FOR Proposals 2, 3 and 4.

2018 Proxy Statement	7

About the 2018 Annual Meeting

To appoint a proxy to vote your shares on your behalf, please select from the following options:

Voting Options

Via the Internet

•   Go to the website at www.proxypush.com/oke, which is available 24 hours a day, seven days a week, until 11:59 p.m. (Central Daylight Time) on May 22, 2018.

•   Enter the control number that appears on your proxy card. This process is designed to verify that you are a shareholder and allows you to vote your shares and confirm that your instructions have been properly recorded.

•   Follow the simple instructions.

•   If you appoint a proxy via the internet, you do not have to return your proxy card.

By Telephone

On a touch-tone telephone, call toll-free 1-866-883-3382, 24 hours a day, seven days a week, until 11:59 p.m. (Central Daylight Time) on May 22, 2018.

•   Enter the control number that appears on your proxy card. This process is designed to verify that you are a shareholder and allows you to vote your shares and confirm that your instructions have been recorded properly.

•   Follow the simple recorded instructions.

•   If you appoint a proxy by telephone, you do not have to return your proxy card.

By Mail

•   Mark your selections on the proxy card.

•   Date and sign your name exactly as it appears on your proxy card.

•   Mail the proxy card in the enclosed postage-paid envelope.

•   If mailed, your completed and signed proxy card must be received prior to the commencement of voting at the annual meeting.

What if my shares are held by my broker, bank, trustee or other similar fiduciary?

If your shares are held in a brokerage account or by a bank, trustee or other similar fiduciary, your shares are considered to be held “in street name.” If you held shares in street name as of the record date of March 26, 2018, this proxy statement and our 2017 annual report to shareholders should have been forwarded to you by your broker, bank, trustee or other similar fiduciary, together with a voting instruction card. You have the right to direct your broker, bank, trustee or other similar fiduciary how to vote your shares by using the voting instruction card or by following any instructions provided by your broker, bank, trustee or other similar fiduciary for voting via the internet or telephone.

Under the rules of the NYSE, unless you provide your broker, bank, trustee or other similar fiduciary with your instructions on how to vote your shares, your broker, bank, trustee or other similar fiduciary will only be permitted to vote your shares on the ratification of the selection of our independent registered public accounting firm and will not be able to vote your shares on any of the other matters to be presented at the annual meeting. Consequently, unless you respond to their request for your voting instructions in a timely manner, your shares held by your broker, bank, trustee or other similar fiduciary will not be voted on any of these other matters (which is referred to as a “broker non-vote”).

Please provide your voting instructions to your broker, bank, trustee or other similar fiduciary so that your shares may be voted.

What can I do if I change my mind after I vote my shares?

If you were a shareholder of record at the close of business on the record date, you have the right to revoke your proxy at any time before it is voted at the meeting by:

(1)	notifying our corporate secretary in writing;

(2)	authorizing a later proxy via the internet or by telephone;

(3)	returning a later-dated proxy card; or

(4)	voting at the meeting in person.

If your shares are held in a brokerage account or by a bank or other similar fiduciary, you may revoke any voting instructions you may have previously provided only in accordance with revocation instructions provided by your broker, bank, trustee or other similar fiduciary.

Is my vote confidential?

Proxy cards, ballots and voting tabulations that identify individual shareholders are mailed and returned directly to our stock transfer agent who is responsible for tabulating the vote in a manner that protects your voting privacy. It is our policy to protect the confidentiality of shareholder votes throughout the voting process. The vote of any shareholder will not be disclosed to our directors, officers or employees, except

(1)	to meet legal requirements;

(2)	to assert or defend claims for or against us; or

8

About the 2018 Annual Meeting

(3)	in those limited circumstances where:

(a)	a proxy solicitation is contested (which, to our knowledge, is not the case in connection with the 2018 annual meeting),

(b)	a shareholder writes comments on a proxy card, or

(c)	a shareholder authorizes disclosure.

The vote tabulator and the inspector of election has been, and will remain, independent of us. This policy does not prohibit shareholders from disclosing the nature of their votes to our directors, officers or employees, or prevent us from voluntarily communicating with our shareholders, ascertaining which shareholders have voted or making efforts to encourage shareholders to vote.

Who will count the vote?

Representatives of our stock transfer agent, Equiniti Trust Company, will tabulate the votes and act as the inspector of the election.

How is common stock held in our 401(k) Plan and our Profit Sharing Plan voted?

If you hold shares of our common stock through our 401(k) Plan or our Profit Sharing Plan, in order for those shares to be voted as you wish, you must instruct the trustee of these plans, Fidelity Management Trust Company, how to vote those shares by providing your instructions via the internet, by telephone or by mail in the manner outlined above. If you fail to provide your instructions or if you return an instruction card with an unclear voting designation or with no voting designation at all, then the trustee will vote the shares in your account in proportion to the way the other participants in each respective plan vote their shares. These votes receive the same confidentiality as all other shares voted.

To allow sufficient time for voting by the trustee of our 401(k) Plan and our Profit Sharing Plan, your voting instructions must be received by May 20, 2018.

How will shares for which a proxy is appointed be voted on any other business conducted at the annual meeting that is not described in this proxy statement?

Although we do not know of any business to be considered at the 2018 annual meeting other than the proposals described in this proxy statement, if any other business is properly presented at the annual meeting, your proxy gives authority to John W. Gibson, Chairman of the Board, and Stephen B. Allen, Senior Vice President, General Counsel and Assistant Secretary, to vote on these matters at their discretion.

What shares are included on the proxy card(s)?

The shares included on your proxy card(s) represent all of the shares that you owned of record as of the close of business on March 26, 2018, including those shares held in our Direct Stock Purchase and Dividend Reinvestment Plan and Employee Stock Purchase Plan, but excluding any shares held for your account by Fidelity Management Trust Company, as trustee for our 401(k) Plan and our Profit Sharing Plan. If you do not authorize a proxy via the internet, by telephone or by mail, your shares, except for those shares held in our 401(k) Plan and our Profit Sharing Plan, will not be voted. Please refer to the discussion above for an explanation of the voting procedures for your shares held by our 401(k) Plan and our Profit Sharing Plan.

What does it mean if I receive more than one proxy card?

If your shares are registered differently and are in more than one account, you will receive more than one proxy card. Please sign and return all proxy cards, or appoint a proxy via the internet or telephone, to ensure that all your shares are voted. We encourage you to have all accounts registered in the same name and address whenever possible.

Why did we receive just one copy of the proxy statement and annual report when we have more than one stock account in our household?

We have adopted a procedure approved by the Securities and Exchange Commission called “householding.” This procedure permits us to send a single copy of the proxy statement and annual report to a household if the shareholders provide written or implied consent. Shareholders continue to receive a separate proxy card for each stock account. We previously mailed a notice to eligible registered shareholders stating our intent to utilize this rule unless the shareholder provided an objection.

If you are a registered shareholder and received only one copy of the proxy statement and annual report in your household, we will promptly deliver copies, to the extent you request them, for each member of your household who was a registered shareholder as of the record date. You may make this request by calling EQ Shareowner Services at 1-866-235-0232 or by providing written instructions to EQ Shareowner Services, Attn: Householding/ONEOK, Inc., P.O. Box 64854, St. Paul, Minnesota 55164-0854. You also may contact EQ Shareowner Services in the same manner if you are currently receiving a single copy of the proxy statement and annual report in your household and desire to receive separate copies in the future for each member of your household who is a registered shareholder or if your household is currently receiving multiple copies of the proxy statement and annual report and you desire to receive a single copy in the future for your entire household.

2018 Proxy Statement	9

About the 2018 Annual Meeting

If you are not a registered shareholder and your shares are held by a broker, bank, trustee or other holder of record, you will need to contact that entity to revoke your election and receive multiple copies of these documents.

Is there a list of shareholders entitled to vote at the annual meeting?

The names of shareholders of record entitled to vote at the annual meeting will be available at the annual meeting and for 10 days prior to the meeting for any purpose relevant to the meeting between the hours of 9:00 a.m. and 4:30 p.m. CDT at our principal executive offices at 100 West Fifth Street, Tulsa, Oklahoma, and may be viewed by contacting our corporate secretary.

May I access the notice of annual meeting, proxy statement, 2017 annual report and accompanying documents on the internet?

The notice of annual meeting, proxy statement, 2017 annual report and accompanying documents are currently available on our website at www.oneok.com. Additionally, in accordance with rules of the Securities and Exchange Commission, you may access this proxy statement, our 2017 annual report and any other proxy materials we use at www.proxydocs.com/oke.

Instead of receiving future copies of our proxy and annual report materials by mail, shareholders may elect to receive an email that will provide electronic links to these proxy and annual report materials. Opting to receive your proxy materials online will save us the cost of producing and mailing documents to your home or business and also will give you an electronic link to the proxy voting site. You may log on to www.proxypush.com/oke and follow the prompts to enroll in the electronic proxy delivery service. If you hold your shares in a brokerage account, you also may have the opportunity to receive copies of these documents electronically. Please check the information provided in the proxy materials mailed to you by your broker, bank, trustee or other holder of record of your shares regarding the availability of this service.

What out-of-pocket costs will we incur in soliciting proxies?

Morrow Sodali LLC, 470 West Avenue, Stamford, Connecticut 06902, will assist us in the distribution of proxy materials and solicitation of votes for a fee of $11,000, plus out-of-pocket expenses. We also reimburse brokerage firms, banks and other custodians, nominees and fiduciaries for their reasonable expenses for forwarding proxy materials to our shareholders. We will pay all costs of soliciting proxies.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Voting results will be published in a Current Report on Form 8-K that we will file with the Securities and Exchange Commission within four business days after the annual meeting.

10

Outstanding Stock and Voting

MATTERS TO BE VOTED UPON

At the annual meeting, the following matters will be voted upon:

(1)	the election of each of the 10 nominees for director named in this proxy statement to serve a one-year term;

(2)	the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2018;

(3)	the approval of the ONEOK, Inc. Equity Incentive Plan;

(4)	an advisory vote on executive compensation; and

(5)	such other business as may properly come before the meeting, or any adjournment or postponement of the meeting.

VOTING

Only shareholders of record at the close of business on March 26, 2018, are entitled to receive notice of and to vote at the annual meeting. As of that date, 411,067,162 shares of our common stock were outstanding. Each outstanding share entitles the holder to one vote on each matter submitted to a vote of shareholders at the meeting.

Shareholders of record may vote in person or by proxy at the annual meeting. All properly submitted proxies received prior to the commencement of voting at the annual meeting will be voted in accordance with the voting instructions contained on the proxy. Shares for which signed proxies are properly submitted without voting instructions will be voted:

(1)	FOR the election of each of the 10 nominees for director named in this proxy statement to serve a one-year term;

(2)	FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2018;

(3)	FOR the proposed ONEOK, Inc. Equity Incentive Plan; and

(4)	FOR the advisory proposal to approve our executive compensation.

While we know of no other matters that are likely to be brought before the meeting, in the event any other business properly comes before the meeting, proxies will be voted in the discretion of the persons named in the proxy. The persons named as proxies were designated by our Board of Directors.

To vote shares held “in street name” through a broker, bank, trustee or other similar fiduciary, a shareholder must provide voting instructions to his or her broker, bank or other similar fiduciary.

Brokerage firms, banks, trustees and other similar fiduciaries are required to request voting instructions for shares they hold on behalf of their customers and others. We encourage you to provide instructions to your brokerage firm, bank, trustee or other similar fiduciary on how to vote your shares. If your shares are held “in street name,” to be able to vote those shares in person at the annual meeting, you must obtain a proxy, executed in your favor, from the broker, bank or other similar fiduciary who held those shares as of the close of business on March 26, 2018.

The rules of the NYSE determine whether proposals presented at shareholder meetings are routine or non-routine. If a proposal is routine, a broker, bank, trustee or other similar fiduciary holding shares for an owner in street name may vote for the proposal without receiving voting instructions from the owner under certain circumstances. If a proposal is non-routine, the broker, bank, trustee or other similar fiduciary may vote on the proposal only if the owner has provided voting instructions. A “broker non-vote” occurs when the broker, bank, trustee or other similar fiduciary is unable to vote on a proposal because the proposal is non-routine and the owner does not provide any voting instructions. Under the rules of the NYSE, Proposals 1, 3 and 4 are considered to be non-routine, and Proposal 2 is considered to be routine. Accordingly, if you do not provide voting instructions to your brokerage firm, bank, trustee or other similar fiduciary holding your shares, your brokerage firm, bank, trustee or other similar fiduciary will not be permitted under the rules of the NYSE to vote your shares on Proposals 1, 3 and 4 and will only be permitted under the rules of the NYSE to vote your shares on Proposal 2 at its discretion.

Please provide your voting instructions to your broker, bank, trustee or other similar fiduciary so that your shares may be voted.

Representatives of our stock transfer agent, Equiniti Trust Company, will be responsible for tabulating and certifying the votes cast at the meeting.

QUORUM

The holders of a majority of the shares entitled to vote at the annual meeting, present in person or by proxy, constitute a quorum for the transaction of business at the annual meeting. In determining whether we have a quorum, we count abstentions and broker non-votes as present.

If a quorum is not present at the scheduled time of the meeting, the shareholders who are present in person or by proxy may adjourn the meeting until a quorum is present. If the time and place of the

2018 Proxy Statement	11

Revoking a Proxy

adjourned meeting are announced at the time the adjournment is taken, no other notice will be given. However, if the adjournment is for more than 30 days, or if a new record date is set for the adjourned meeting, a notice will be given to each shareholder entitled to receive notice of, and to vote at, the meeting.

VOTES REQUIRED

Proposal 1 – Election of Directors.

Our By-laws provide for majority voting for directors in uncontested elections. We expect that the election of directors at our 2018 annual meeting will be uncontested. Under the majority voting standard, the election of directors is decided by the affirmative vote of a majority of the votes cast with respect to that nominee’s election by the shareholders present in person or by proxy at the meeting and entitled to vote for the election of directors. In other words, to be elected a nominee must receive a number of “for” votes that exceeds the number of “against” votes cast with respect to that director’s election. Abstentions and broker non-votes, if any, do not count as “for” or “against” votes cast with respect to the election of directors.

Under Oklahoma law, if an incumbent director who is a nominee does not receive, in an uncontested election, the requisite majority vote to be re-elected at an annual meeting, that director remains in office as a “holdover” director. Accordingly, our corporate governance guidelines require that such a director must promptly, following certification of the shareholder vote, tender his or her resignation to our Board of Directors. The Board (excluding the director who tendered the resignation) will then evaluate the resignation in light of the best interests of our company and our shareholders in determining whether to accept or reject the resignation, or whether other action should be taken. In reaching its decision, the Board may consider any factors it deems relevant, including the director’s qualifications, the director’s past and expected future contributions to the company, the overall composition of the Board and whether accepting the tendered resignation would cause the company to fail to comply with any applicable rule or regulation (including NYSE listing requirements and the federal securities laws). The Board will act on the tendered resignation and publicly disclose its decision and rationale within 90 days following certification of the shareholder vote.

Proposal 2 – Ratification of Selection of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the Year Ending December 31, 2018.

In accordance with our By-laws, approval of Proposal 2 requires the affirmative vote of a majority of the voting power of the shareholders present in person or by proxy and entitled to vote on each proposal at the meeting. Abstentions will have the same effect as votes against Proposal 2. If you do not provide voting instructions to your brokerage firm, bank, trustee or other similar fiduciary holding your shares, your brokerage firm, bank, trustee or other similar fiduciary will be permitted to vote your shares on Proposal 2 at its discretion.

Proposal 3 – Approval of the ONEOK, Inc. Equity Incentive Plan.

In accordance with our By-laws, approval of Proposal 3 requires the affirmative vote of a majority of the voting power of the shareholders present in person or by proxy and entitled to vote on each proposal at the meeting. Abstentions will have the same effect as votes against Proposal 3. If you do not provide voting instructions to your brokerage firm, bank, trustee or other similar fiduciary holding your shares, your brokerage firm, bank, trustee or other similar fiduciary will not be permitted to vote your shares on Proposal 3. Broker non-votes do not count as entitled to vote for purposes of determining the outcome of the vote on Proposal 3.

Proposal 4 – Advisory Vote on Executive Compensation.

In accordance with our By-laws, approval of Proposal 4 requires the affirmative vote of a majority of the voting power of the shareholders present in person or by proxy and entitled to vote on each proposal at the meeting. Abstentions will have the same effect as votes against Proposal 4. If you do not provide voting instructions to your brokerage firm, bank, trustee or other similar fiduciary holding your shares, your brokerage firm, bank, trustee or other similar fiduciary will not be permitted to vote your shares on Proposal 4. Broker non-votes do not count as entitled to vote for purposes of determining the outcome of the vote on Proposal 4.

REVOKING A PROXY

Any shareholder may revoke his or her proxy at any time before it is voted at the meeting by (1) notifying our corporate secretary in writing (the mailing address of our corporate secretary is 100 West Fifth Street, Tulsa, Oklahoma 74103), (2) authorizing a later proxy via the internet or by telephone, (3) returning a later dated proxy card, or (4) voting at the meeting in person. A shareholder’s presence without voting at the annual meeting will not automatically revoke a previously delivered proxy and any revocation during the meeting will not affect votes previously taken at the meeting.

If your shares are held in a brokerage account or by a bank, trustee or other similar fiduciary, you may revoke any voting instructions you may have previously provided in accordance with the revocation instructions provided by the broker, bank, trustee or other similar fiduciary.

12

Proxy Solicitation

PROXY SOLICITATION

Solicitation of proxies will be primarily by mail and telephone. We have engaged Morrow Sodali LLC, 470 West Avenue, Stamford, Connecticut 06902, to solicit proxies for a fee of $11,000, plus out-of-pocket expenses. In addition, certain of our officers, directors and employees may solicit proxies on our behalf in person or by mail, telephone, fax or email, for which such persons will receive no additional compensation. We will pay all costs of soliciting proxies. We will also reimburse brokerage firms, banks and other custodians, nominees and fiduciaries for their reasonable expenses for forwarding proxy materials to our shareholders.

2018 Proxy Statement	13

Governance of the Company

Our Board of Directors and management are committed to maintaining strong corporate governance practices that allocate rights and responsibilities among our Board, management and our shareholders in a manner that benefits the long-term interest of our shareholders. Our corporate governance practices are designed not just to satisfy regulatory and stock exchange requirements, but also to provide for effective oversight and management of our company.

Our Corporate Governance Committee engages in a regular process of reviewing our corporate governance practices, including comparing our practices with those recommended by various corporate governance authorities, the expectations of our shareholders and the practices of other leading public companies. Our Corporate Governance Committee also reviews regularly our corporate governance practices in light of proposed and adopted laws and regulations, including the rules of the Securities and Exchange Commission and the rules and listing standards of the NYSE.

CORPORATE GOVERNANCE GUIDELINES

Our Board of Directors has adopted corporate governance guidelines that address key areas of our corporate governance, including: the Board’s mission and responsibilities; Board membership and leadership; the structure and function of the Board’s committees; meetings of the Board and its committees, including attendance requirements and executive sessions; Board compensation; Board and officer share ownership requirements; succession planning; evaluation of the performance of our Board; and Board access to management and independent advisors. Our Board periodically reviews our corporate governance guidelines and may revise the guidelines from time to time as conditions warrant. The full text of our corporate governance guidelines is published on and may be printed from our website at www.oneok.com and is also available from our corporate secretary upon request.

CODE OF BUSINESS CONDUCT AND ETHICS

Our Board of Directors has adopted a code of business conduct and ethics that applies to our directors, officers (including our principal executive and financial officers, principal accounting officer, controllers and other persons performing similar functions) and all other employees. We require all directors, officers and employees to adhere to our code of business conduct and ethics in addressing the legal and ethical issues encountered in conducting their work for our company. Our code of business conduct and ethics requires that our directors, officers and employees avoid conflicts of interest, comply with all applicable laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in our company’s best interest. All directors, officers and employees are required to report any conduct that they believe to be an actual or apparent violation of our code of business conduct and ethics.

The full text of our code of business conduct and ethics is published on and may be printed from our website at www.oneok.com and is also available from our corporate secretary upon request. We intend to disclose on our website any future amendments to, or waivers from, our code of business conduct and ethics, as required by the rules of the Securities and Exchange Commission and the NYSE.

DIRECTOR INDEPENDENCE

Our corporate governance guidelines provide that a majority of our Board of Directors will be “independent” under the applicable independence requirements of the NYSE. These guidelines and the rules of the NYSE provide that, in qualifying a director as “independent,” the Board must make an affirmative determination that the director has no material relationship with our company, either directly or as a partner, shareholder or officer of an organization that has a relationship with our company. In making this determination with respect to each director serving on the Executive Compensation Committee, under the rules of the NYSE, the Board is required to consider all factors specifically relevant to determining whether the director has a relationship to our company which is material to that director’s ability to be independent from management in connection with the duties of a member of that committee.

Our Board of Directors has also adopted director independence guidelines that specify the types of relationships the Board has determined to be categorically immaterial. Directors who meet these standards are considered to be “independent.” The full text of our director independence guidelines is published on and may be printed from our website at www.oneok.com and is also available from our corporate secretary upon request.

Our Board of Directors has determined affirmatively that members Brian L. Derksen, Julie H. Edwards, Randall J. Larson, Steven J. Malcolm, Jim W. Mogg, Pattye L. Moore, Gary D. Parker and Eduardo A. Rodriguez have no material relationship with our company, and each qualifies as “independent” under our corporate governance guidelines, our director independence guidelines and the rules of the NYSE. Accordingly, eight out of our current 10 directors qualify as independent.

14

Our Board and Corporate Strategy

BOARD LEADERSHIP STRUCTURE

During 2017, our Board was led by John W. Gibson, who is our non-executive Chairman of the Board, in consultation and coordination with Jim W. Mogg, who was our lead independent director and the Chairman of the Corporate Governance Committee. In addition, our Audit Committee and Executive Compensation Committee are each led by a chair and vice chair, each of whom is an independent director.

Our corporate governance guidelines provide that our Board of Directors retains the right to exercise its discretion in combining or separating the offices of the Chairman of the Board and Chief Executive Officer. Our Board reviews the issue as a part of its succession planning process. The Board believes that it is advantageous for the Board to maintain flexibility to determine on a case-by-case basis and, if necessary, change the Board leadership structure in order to meet our needs at any time, based on the individuals then available and the circumstances then presented.

The Board believes that maintaining Mr. Gibson’s continuing service as non-executive Chairman of the Board provides the most effective leadership model for our Board and our company at this time. In making this determination, the Board considered the advantages to our company of maintaining the continuity of Mr. Gibson’s effective leadership as Chairman of the Board based on, among other factors, his lengthy service as an executive officer of our company, including as chief executive officer from 2007 until his retirement on January 31, 2014, his strong leadership skills, his extensive knowledge and experience regarding our operations and the industries and markets in which we compete, as well as his ability to promote communication and to synchronize strategic objectives and activities between our Board and our senior management. The Board also believes this leadership structure continues to ensure significant independent oversight of management, as Messrs. Gibson and Spencer are the only members of the Board who are not independent directors. In addition, our Board has an ongoing practice of holding executive sessions of the independent members of the board as part of each regularly scheduled in-person Board meeting.

In accordance with our corporate governance guidelines, the Board continues to retain the authority to combine the positions of Chairman and Chief Executive Officer in the future if it determines that doing so is in the best interests of our company and our shareholders.

LEAD INDEPENDENT DIRECTOR

Our corporate governance guidelines provide the lead independent director who, under these guidelines, is also chair of our Corporate Governance Committee, with various key responsibilities, including leading the Board’s process for selecting both the Chairman of the Board and the Chief Executive Officer. The guidelines provide that the lead independent director shall have served as a director for a minimum of three years, shall serve for a term of three to five years as determined by the Board of Directors, and that the duties of the lead independent director include but are not limited to:

•	presiding as the chair at all meetings of the Board at which the Chairman of the Board is not present, including executive sessions of the independent directors;
•	approving information sent to the Board;
•	approving meeting agendas for the Board; and
•	approving meeting schedules to ensure that there is sufficient time for discussion of all agenda items.

In addition, the lead independent director has the authority to call meetings of the independent directors and, if requested by major shareholders, will ensure that he or she is available for consultation and direct communication.

SUCCESSION PLANNING

A key responsibility of the Chief Executive Officer and the Board is ensuring that an effective process is in place to provide continuity of leadership over the long term at all levels in our company. Each year, succession-planning reviews are held at every significant organizational level of the company, culminating in a full review of senior leadership talent by our independent directors. During this review, the Chief Executive Officer, the Chairman of the Board and the other independent directors discuss future candidates for senior leadership positions, succession timing for those positions and development plans for the highest-potential candidates. This process ensures continuity of leadership over the long term, and it forms the basis on which our company makes ongoing leadership assignments.

OUR BOARD AND CORPORATE STRATEGY

Our Board of Directors is actively involved in overseeing, reviewing and guiding our corporate strategy. Our Board formally reviews our company’s business strategy, including the risks and opportunities facing our company and its businesses, at an annual strategic planning session. In addition, long-range strategic issues, including the performance and strategic fit of our businesses, are discussed as a matter of course at regular board meetings. Our Board regularly discusses corporate strategy throughout the year with management formally as well as informally and during executive sessions of the Board as appropriate. As discussed in “Risk Oversight” below, our Board views risk management and oversight as an integral part of our strategic planning process, including mapping key risks to our corporate strategy and seeking to manage and mitigate risk. Our Board also views its own composition as a critical component to effective strategic oversight. Accordingly, our Board and relevant Board committees consider our business strategy and the company’s regulatory, geographic and market environments when

2018 Proxy Statement	15

Risk Oversight

assessing board composition, director succession, executive compensation and other matters of importance.

SHAREHOLDER ENGAGEMENT

Our Board of Directors believes that accountability to shareholders is a mark of good corporate governance and that regular shareholder engagement is important to our company’s success. Our company frequently engages with shareholders on a variety of topics, with particular focus on matters relating to our company’s publicly disclosed strategy and financial performance. During 2017, members of our management team and our investor relations group attended or hosted approximately 20 investors conferences or events and held more than 300 discussions with investment firms.

Our company also engages with shareholders to discuss matters relating to governance, compensation, safety, environmental and other current and emerging issues that the Board and our management understand are important to our shareholders. In addition to this direct engagement, our company also maintains a number of complementary mechanisms that allow our shareholders to effectively communicate to our Board, including:

•	maintaining an investor relations page on our company website;
•	conducting the annual election of directors with a majority voting standard;
•	conducting an annual advisory vote to approve executive compensation;
•	regular meetings with investors and analysts;
•	if requested by major shareholders, ensuring the lead independent director is available for consultation and direct communication;
•	permitting shareholders to submit prospective candidates for nomination by our Board for election at the annual meeting of shareholders in accordance with our corporate governance guidelines;
•	permitting shareholders to nominate candidates for election at the annual meeting of shareholders in accordance with our By-laws;
•	permitting proxy access by eligible shareholders in accordance with our By-laws; and
•	providing shareholders the ability to attend and voice opinions at the annual meeting of shareholders.

RISK OVERSIGHT

We engage in an annual comprehensive enterprise risk-management (“ERM”) process to identify and manage risk. Our annual ERM assessment is designed to enable our Board of Directors to establish a mutual understanding with management of the effectiveness of our risk-management practices and capabilities, to review our risk exposure and to elevate certain key risks for discussion at the Board level. Risk management is an integral part of our annual strategic planning process, which addresses, among other things, the risks and opportunities facing our company.

Our ERM program is overseen by our Chief Financial Officer. The program is designed to identify, assess, monitor and manage risks that could affect our ability to fulfill our business objectives or execute our corporate strategy. Our ERM process involves the identification and assessment of a broad range of risks and the development of plans to mitigate these risks. These risks generally relate to the strategic, operational, financial, regulatory compliance and human resources aspects of our business.

Not all risks can be dealt with in the same way. Some risks may be easily perceived and controllable. Other risks are unknown. Some risks can be avoided or mitigated by particular behavior, and some risks are unavoidable as a practical matter. For some risks, the potential adverse impact would be minor and, as a matter of business judgment, it may not be appropriate to allocate significant resources to avoid the adverse impact. In other cases, the adverse impact could be significant, and it is prudent to expend resources to seek to avoid or mitigate the potential adverse impact. Management is responsible for identifying risk and risk controls related to our significant business activities; mapping the risks to our corporate strategy; and developing programs and recommendations to determine the sufficiency of risk identification, the balance of potential risk to potential reward and the appropriate manner in which to control and mitigate risk.

The Board implements its risk oversight responsibilities by having management provide periodic briefing and informational sessions on the significant voluntary and involuntary risks that our company faces and how our company is seeking to control and mitigate those risks. In some cases, as with risks relating to significant acquisitions, risk oversight is addressed as part of the full Board’s ongoing engagement with the Chief Executive Officer and management.

The Board annually reviews a management assessment of the various operational and regulatory risks facing our company, their relative magnitude and management’s plan for mitigating these risks. This review is conducted in conjunction with the Board’s review of our company’s business strategy at its annual strategic planning meeting and at other meetings as appropriate.

We also maintain a Risk Oversight and Strategy Committee, which consists of members of our senior management. This committee is responsible for ensuring that exposure to commodity and interest rate risk, as well as marketing, trading and hedging practices, are monitored within the framework established by our company policies. The committee also is responsible for ensuring that marketing and hedging strategies are developed and implemented to mitigate or manage those risks within acceptable risk thresholds.

16

Board and Committee Membership

In certain cases, a Board committee is responsible for oversight of specific risk topics. For example, the Audit Committee oversees risk issues associated with our overall financial reporting and disclosure process and legal compliance, as well as reviewing policies and procedures on risk-control assessment and accounting-risk exposure, including our companywide risk control activities and our business continuity and disaster-recovery plans. The Audit Committee meets with our Chief Financial Officer, Senior Vice President, Finance and Treasurer, Chief Accounting Officer and General Counsel, and meets with our Vice President—Audit Services, as well as with our independent registered public accounting firm, in separate executive sessions at each of its in-person meetings during the year at which time risk issues are discussed regularly.

In addition, our Executive Compensation Committee oversees risks related to our compensation program, as discussed in greater detail elsewhere in this proxy statement, and our Corporate Governance Committee oversees risks related to our governance practices and policies.

BOARD AND COMMITTEE MEMBERSHIP

Our business, property and affairs are managed under the direction of our Board of Directors. Members of our Board are kept informed of our business through discussions with our Chief Executive Officer and other officers, by reviewing materials provided to them periodically and in connection with Board and committee meetings, by visiting our offices and our operating facilities and by participating in meetings of the Board and its committees.

During 2017, the Board held seven regular meetings and five special meetings. All of our incumbent directors who served on the Board during 2017 attended at least 75 percent of the aggregate of all meetings of the Board and Board committees on which they served in 2017.

Our corporate governance guidelines provide that members of our Board are expected to attend our annual meeting of shareholders. All members of our Board attended our 2017 annual meeting of shareholders.

The Board has three standing committees consisting of the Audit Committee, the Executive Compensation Committee and the Corporate Governance Committee.

The table below provides the current membership of our Board and each of our Board committees and committee meetings in 2017.

Director	Audit	Executive Compensation	Corporate Governance
Brian L. Derksen	Vice Chair		✓
Julie H. Edwards			Chair
John W. Gibson
Randall J. Larson	Chair
Steven J. Malcolm		✓	✓
Jim W. Mogg	✓		✓
Pattye L. Moore		Chair
Gary D. Parker	✓		✓
Eduardo A. Rodriguez		Vice Chair	Vice Chair
Terry K. Spencer
Number of meetings in 2017	six	four	three

2018 Proxy Statement	17

Board and Committee Membership

Our Board has adopted written charters for each of its Audit, Executive Compensation and Corporate Governance Committees. Copies of the charters of each of these committees are available on and may be printed from our website at www.oneok.com. Copies are also available from our corporate secretary upon request. The responsibilities of our Board committees are summarized below. From time to time the Board, in its discretion, may form other committees.

The Audit Committee. The Audit Committee represents and assists our Board of Directors with the oversight of the integrity of our financial statements and internal control over financial reporting, our compliance with legal and regulatory requirements, the independence, qualifications and performance of our independent registered public accounting firm and the performance of our internal audit function. The responsibilities of the Audit Committee include:

•	appointing, compensating and overseeing our independent auditor, including review of their qualifications, independence and performance;
•	reviewing the scope, plans and results relating to external audits of our financial statements;
•	reviewing the internal audit function, its performance, the adequacy of its resources and the areas of internal audit emphasis;
•	monitoring and evaluating our financial condition;
•	monitoring and evaluating the integrity of our financial reporting processes and procedures;
•	assessing our significant financial risks and exposures and evaluating the adequacy of our internal controls in connection with such risks and exposures, including, but not limited to, internal controls over financial reporting and disclosure controls and procedures;
•	reviewing policies and procedures on risk-control assessment and accounting risk exposure, including our companywide risk control activities and our business-continuity and disaster-recovery plans; and
•	monitoring our compliance with our policies on ethical business conduct.

Our independent registered public accounting firm reports directly to our Audit Committee.

All members of our Audit Committee are “independent” under the independence requirements of the NYSE and the Securities and Exchange Commission applicable to audit committee members. The Board has determined that Jim W. Mogg, Gary D. Parker, Brian L. Derksen and Randall J. Larson are each an audit committee financial expert under the applicable rules of the Securities and Exchange Commission.

The Executive Compensation Committee. Our Executive Compensation Committee is responsible for establishing and periodically reviewing our executive compensation policies and practices. This responsibility includes:

•	evaluating, in consultation with our Corporate Governance Committee, the performance of our Chief Executive Officer, and recommending to our Board of Directors the compensation of our Chief Executive Officer and our other executive officers;
•	reviewing and approving, in consultation with our Corporate Governance Committee, the annual objectives of our Chief Executive Officer;
•	reviewing our executive compensation program to ensure the attraction, retention and appropriate compensation of executive officers in order to motivate their performance in the achievement of our business objectives and to align their interests with the long-term interests of our shareholders;
•	assessing the risks associated with our compensation program; and
•	reviewing and making recommendations to the full Board on executive officer and director compensation and personnel policies, programs and plans.

Our Executive Compensation Committee meets periodically during the year to review our executive and director compensation policies and practices. Executive officer salaries and short- and long-term incentive compensation are determined annually by this committee. The scope of the authority of this committee is not limited except as set forth in its charter and by applicable law. This committee has the authority to delegate duties to subcommittees of this committee, or to other standing committees of the Board of Directors, as it deems necessary or appropriate. This committee may not delegate to a subcommittee any authority required by any law, regulation or listing standard to be exercised by this committee as a whole.

All members of our Executive Compensation Committee are “independent” under the independence requirements of the NYSE applicable to compensation committee members.

The executive compensation group in our corporate human resources department supports, in consultation with our Chief Executive Officer, the Executive Compensation Committee in its work.

During 2017, the Executive Compensation Committee continued the engagement of Meridian Compensation Partners, LLC (“Meridian Compensation Partners”) as an independent executive compensation consultant to assist the committee in its evaluation of the amount and form of compensation paid in 2017 to our Chief Executive Officer, our other executive officers and our directors. Meridian Compensation Partners reported directly to the Executive Compensation Committee. For more information on executive compensation and the role of this consultant, see “Executive Compensation Discussion and Analysis—Compensation Method-

18

Director Nominations

ology—The Role of the Independent Executive Compensation Consultant” at page 55.

The Corporate Governance Committee. Our Corporate Governance Committee is responsible for overseeing our company’s governance, including the selection of directors and the Board’s practices and effectiveness. These responsibilities include:

•	identifying and recommending qualified director candidates, including qualified director candidates suggested by our shareholders in written submissions to our corporate secretary in accordance with our corporate governance guidelines and our By-laws or in accordance with the rules of the Securities Exchange Commission;
•	making recommendations to the Board with respect to electing directors and filling vacancies on the Board;
•	adopting an effective process for director selection and tenure by making recommendations on the Board’s organization and practices and by aiding in identifying and recruiting director candidates;
•	reviewing and making recommendations to the Board with respect to the organization, structure, size, composition and operation of the Board and its committees;
•	in consultation with our Chairman of the Board, our Chief Executive Officer and the Executive Compensation Committee, overseeing management succession and development; and
•	reviewing, assessing risk and making recommendations with respect to other corporate governance matters.

All members of our Corporate Governance Committee are “independent” under the independence requirements of the NYSE.

DIRECTOR NOMINATIONS

Our corporate governance guidelines provide that the Board of Directors is responsible for selecting candidates for Board membership and delegates the screening process to the Corporate Governance Committee of the Board. This committee, with recommendations and input from our Chairman of the Board, our Chief Executive Officer and members of our Board, evaluates the qualifications of each director candidate and assesses the appropriate mix of skills, qualifications and characteristics required of Board members in the context of the perceived needs of the Board at a given point in time. The committee is responsible for recommending candidates for nomination by the Board for election as members of our Board.

Our corporate governance guidelines provide that candidates for nomination by the Board must be committed to devoting the time and effort necessary to be productive members of the Board and that, in nominating candidates, the Board will endeavor to establish director diversity in personal background, race, gender, age and nationality. The guidelines also provide that the Board will seek to maintain a mix that includes, but is not limited to, the following areas of core competency: accounting and finance; investment banking; business judgment; management; energy industry knowledge; operations; leadership; strategic vision; law; and corporate relations.

The Corporate Governance Committee’s charter provides that it has the responsibility, in consultation with the Chairman of the Board and the Chief Executive Officer, to search for, recruit, screen, interview and select candidates for the position of director as necessary to fill vacancies on the Board or the additional needs of the Board and to consider management and shareholder recommendations for candidates for nomination by the Board. In carrying out this responsibility, the Corporate Governance Committee evaluates the qualifications and performance of incumbent directors and determines whether to recommend them for re-election to the Board. In addition, this committee determines, as necessary, the portfolio of skills, experience, diversity, perspective and background required for the effective functioning of the Board considering our business strategy and our regulatory, geographic and market environments.

Our corporate governance guidelines contain a policy regarding the Corporate Governance Committee’s consideration of prospective director candidates recommended by shareholders for nomination by our Board. Under this policy, any shareholder who wishes to recommend a prospective candidate for nomination by our Board for election at our 2019 annual meeting should send a letter of recommendation to our corporate secretary at our principal executive offices by no later than September 30, 2018. The letter should include the name, address and number of shares owned by the recommending shareholder (including, if the recommending shareholder is not a shareholder of record, proof of ownership of the type referred to in Rule 14a-8(b)(2) of the proxy rules of the Securities and Exchange Commission), the prospective candidate’s name and address, a description of the prospective candidate’s background, qualifications and relationships, if any, with our company and all other information necessary for our Board to determine whether the prospective candidate meets the independence standards under the rules of the NYSE and our director independence guidelines. A signed statement from the prospective candidate should accompany the letter of recommendation indicating that he or she consents to being considered as a nominee of the Board and that, if nominated by the Board and elected by the shareholders, he or she will serve as a director. The committee will evaluate prospective candidates recommended by shareholders for nomination by our Board in light of the various factors set forth above.

2018 Proxy Statement	19

Director Compensation

Neither the Corporate Governance Committee, nor the Board, nor our company itself discriminates in any way against prospective candidates for nomination by the Board on the basis of age, gender, race, religion, or other personal characteristics. There are no differences in the manner in which the Corporate Governance Committee or the Board evaluates prospective candidates based on whether the prospective candidate is recommended by a shareholder or by the Corporate Governance Committee, provided that the recommending shareholder furnishes to our company a letter of recommendation containing the information described above along with the signed statement of the prospective candidate referred to above.

In addition to having the ability to recommend prospective candidates for nomination by our Board, under our By-laws, shareholders may themselves nominate candidates for election at an annual meeting of shareholders so long as they are shareholders of record when they give the notice described below and on the record date for the relevant annual meeting. Any shareholder who desires to nominate candidates for election as directors at our 2019 annual meeting must follow the procedures set forth in our By-laws. Under these procedures, notice of a shareholder nomination for the election of a director must be received by our corporate secretary at our principal executive offices not less than 120 calendar days before the first anniversary of the date that our proxy statement was released to shareholders in connection with our 2018 annual meeting of shareholders (i.e., notice must be received no later than December 6, 2018). If the date of the 2019 annual meeting is more than 30 days after May 23, 2019, the first anniversary of our 2018 annual meeting, our corporate secretary must receive notice of a shareholder nomination by the close of business on the tenth day following the earlier of the day on which notice of the date of the 2019 annual meeting is mailed to shareholders or the day on which public announcement of the 2019 annual meeting date is made. In addition, in accordance with our By-laws, the shareholder notice must contain certain information about the candidate the shareholder desires to nominate for election as a director, the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made.

In addition, our By-laws permit a shareholder, or a group of up to 20 shareholders, owning 3 percent or more of ONEOK’s common stock continuously for a period of at least three years, to nominate for election to our Board and have such director nominations included in our proxy materials, a number of director candidates equal to the greater of (i) two individuals or (ii) the closest whole number that does not exceed 20 percent of our Board, provided that the shareholder(s) and the nominee(s) satisfy certain requirements specified in the By-laws. Under these procedures, notice must be received by our corporate secretary at our principal executive offices not less than 120 calendar days, and not more than 150 calendar days, before the first anniversary of the date that our proxy statement was released to shareholders in connection with our 2018 annual meeting of shareholders (i.e., notice must be received no earlier than November 6, 2018 and later than December 6, 2018). In accordance with our By-laws, the shareholder notice must contain certain information about the candidate the shareholder(s) desires to nominate for election as a director, the shareholder(s) giving the notice and the beneficial owner(s), if any, on whose behalf the nomination is made.

DIRECTOR COMPENSATION

The Executive Compensation Committee reviews director compensation on an annual basis in consultation with the Committee’s independent compensation consultant, Meridian Compensation Partners. This review includes consideration of director compensation data compiled by Meridian for the same peer group used to assess competitive compensation for our executive officers in order to assess the competitive levels and type of compensation for our directors. In addition to considering director compensation data compiled by Meridian, the Committee also considers relevant factors such as our company’s financial and operational performance when reviewing director compensation. After completing its review, the Committee submits its recommendation for director compensation to the full Board of Directors for approval.

For 2016 and 2017, the Committee recommended, and the full Board of Directors approved, that compensation paid to each of our non-management directors be held flat. Compensation for each of our non-management directors for their service on our Board of Directors for the period of May 2016 through April 2017 and for the period of May 2017 through April 2018 consisted of an annual cash retainer of $65,000 and a common stock annual retainer with a value of $135,000 with the number of shares of common stock issued being determined based on the average of the high and low trading prices of our company’s common stock on the NYSE on the date of the meeting of the Board of Directors immediately following the company’s annual shareholder meeting. The chairs of our Audit and Executive Compensation Committees each received an additional annual cash retainer of $15,000, and our lead independent director, who is also chair of our Corporate Governance Committee, received an additional annual cash retainer of $20,000. Our non-executive Chairman of the Board received an additional annual cash retainer of $125,000 for his service.

All directors are reimbursed for reasonable expenses incurred in connection with attendance at Board and committee meetings.

Our one management director, Terry K. Spencer, receives no compensation for his service as a director.

Our Board of Directors has established minimum share ownership guidelines for members of our Board that are discussed under “Executive Compensation Discussion and Analysis—Share Ownership Guidelines” at page 63.

20

Director Compensation

The following table sets forth the compensation paid to our non-management directors in 2017.

2017 NON-MANAGEMENT DIRECTOR COMPENSATION
Director	Fees Earned or Paid in Cash [1]	Stock Awards[1] [2] [3]	Change in Pension Value and Nonqualified Deferred Compensation Earnings [4]	All Other Compensation [5]	Total
Brian L. Derksen	$65,000	$135,000	$—	$5,500	$205,500
Julie H. Edwards	$80,000	$135,000	$133	$500	$215,633
John W. Gibson	$190,000	$135,000	$8,783	$30,500	$364,283
Randall J. Larson	$65,000	$135,000	$—	$500	$200,500
Steven J. Malcolm	$80,000	$135,000	$—	$13,000	$228,000
Kevin S. McCarthy [6]	$—	$—	$—	$—	$—
Jim W. Mogg	$85,000	$135,000	$—	$5,500	$225,500
Pattye L. Moore	$65,000	$135,000	$142	$6,500	$206,642
Gary D. Parker	$65,000	$135,000	$—	$5,500	$205,500
Eduardo A. Rodriguez	$65,000	$135,000	$—	$500	$200,500

1  Non-management directors may defer all or a part of their annual cash and stock retainers under our Deferred Compensation Plan for Non-Employee Directors. During the year ended December 31, 2017, $737,750 of the total amount payable for directors’ fees were deferred under this plan at the election of six of our directors. Deferred amounts are treated, at the election of the participating director, either as phantom stock or as a cash deferral. Phantom stock deferrals are treated as though the deferred amount is invested in our common stock based on the average of our high and low stock price on the NYSE on the date the deferred amount was earned. Phantom stock earns the equivalent of dividends declared on our common stock, reinvested in phantom shares of our common stock based on the fair market value of our common stock on the payment date of each common stock dividend. The shares of our common stock reflected in a non-management director’s phantom stock account historically have been issued to the director under our Long-Term Incentive Plan on the last day of the director’s service as a director or a later date selected by the director. Cash deferrals earn interest at a rate equal to Moody’s AAA 30-Year Bond Index on the first business day of the plan year, which, at January 3, 2017, was 3.94 percent, plus 100 basis points, and are paid to the director on the last day of the director’s service as a director or at a later date selected by the director.

    The following table sets forth, for each non-management director, the amount of director compensation deferred during 2017 and cumulative deferred compensation as of December 31, 2017.

Director	Board Fees Deferred to Phantom Stock in 2017 [a]	Dividends Earned on Phantom Stock and Reinvested in 2017 [b]	Total Board Fees Deferred to Phantom Stock at December 31, 2017	Total Phantom Stock Held at December 31, 2017	Board Fees Deferred to Cash in 2017 [c]	Total Board Fees Deferred to Cash at December 31, 2017 [d]
Brian L. Derksen	$135,000	$19,767	$355,836	8,686	$—	$—
Julie H. Edwards	$—	$7,381	$130,446	2,803	$20,154	$20,154
John W. Gibson	$135,000	$30,830	$637,770	12,887	$230,351	$905,643
Randall J. Larson	$—	$—	$—	—	$—	$—
Steven J. Malcolm	$—	$—	$—	—	$—	$—
Kevin S. McCarthy	$—	$—	$—	—	$—	$—
Jim W. Mogg	$177,500	$168,268	$2,369,436	64,454	$—	$—
Pattye L. Moore	$135,000	$292,217	$3,221,927	112,156	$452	$9,386
Gary D. Parker	$85,050	$233,988	$2,652,009	89,606	$—	$—
Eduardo A. Rodriguez	$70,200	$15,132	$243,789	6,360	$—	$—

a  Reflects the value of the annual cash and stock retainers (with the number of shares of common stock calculated based on the average of our high and low stock price on the NYSE on the grant date) deferred by a director under our Deferred Compensation Plan for Non-Employee Directors.

b Dividend equivalents paid on phantom stock are reinvested in additional shares of phantom stock (with the number of shares of common stock calculated based on the average of the high and low trading prices of our common stock on the NYSE on the date the dividend equivalent was paid).

c  The amounts for Ms. Edwards and Mr. Gibson reflect board fees that were deferred to cash in 2017 by Ms. Edwards and Mr. Gibson and interest accrued on these deferred fees. The amounts for Ms. Moore reflect interest accrued on prior cash deferrals. No board fees were deferred to cash in 2017 by Ms. Moore. Cash deferrals earn interest at a rate equal to Moody’s AAA 30-Year Bond Index on the first business day of the plan year, plus 100 basis points, which, at January 3, 2017, was 3.94 percent.

2018 Proxy Statement	21

Executive Sessions of the Board

2017 NON-MANAGEMENT DIRECTOR COMPENSATION (footnotes continued)

2  The amounts in this column reflect the aggregate grant date fair value, computed in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“ASC Topic 718”), with respect to stock awards received by directors for service on our Board of Directors. Since the shares are issued free of any restrictions on the grant date, the grant date fair value of these awards is the value of the equity retainer. The following table sets forth the number of shares and grant date fair value of such shares of our common stock issued to our non-management directors during 2017 for service on our Board. Certain Board members had a fractional share of record that caused the issuance of an additional share.

Director	Shares Awarded in 2017	Aggregate Grant Date Fair Value
Brian L. Derksen	2,569	$135,000
Julie H. Edwards	2,568	$135,000
John W. Gibson	2,569	$135,000
Randall J. Larson	2,568	$135,000
Steven J. Malcolm	2,568	$135,000
Kevin S. McCarthy	—	—
Jim W. Mogg	2,568	$135,000
Pattye L. Moore	2,569	$135,000
Gary D. Parker	2,568	$135,000
Eduardo A. Rodriguez	2,568	$135,000

3  For the aggregate number of shares of our common stock and phantom stock held by each member of our Board of Directors at March 1, 2018, see “Stock Ownership—Holdings of Officers and Directors” at page 49.

4  Reflects above-market earnings on Board of Directors fees deferred to cash under our Deferred Compensation Plan for Non-Employee Directors which provides for payment of interest on cash deferrals at a rate equal to Moody’s AAA 30-Year Bond Index on the first business day of the plan year, plus 100 basis points, which, at January 3, 2017, was 3.94 percent.

5  Reflects charitable contributions made by our company or the ONEOK Foundation, Inc., on behalf of members of our Board as follows: (a) a $500 annual contribution to the non-profit organization of his or her choice; (b) matching contributions up to $5,000 per year to non-profit organizations of his or her choice pursuant to our Board matching grant program; (c) matching contributions to the United Way pursuant to our annual United Way contribution program; and (d) 2-for-1 matching contributions for Hurricane Harvey relief.

6  Mr. McCarthy resigned from our Board of Directors, effective on May 2, 2017.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2017, Messrs. Malcolm, Rodriguez and Ms. Moore served on our Executive Compensation Committee. Mr. McCarthy also served on our Executive Compensation Committee until his resignation, effective on May 2, 2017. No member of the Executive Compensation Committee was an officer or employee of the company or any of its subsidiaries during 2017, and no member of this committee was formerly an officer of the company or any of its subsidiaries. In addition, during 2017, none of our executive officers served as a member of a compensation committee or board of directors of any other entity of which any member of our Board was an executive officer.

EXECUTIVE SESSIONS OF THE BOARD

The non-management members and independent members of our Board of Directors each meet in separate, regularly scheduled executive sessions during each regular in-person meeting of the Board held during the year. We intend to continue this practice of regularly scheduled separate meetings of each of the non-management members and independent members of our Board. Our corporate governance guidelines provide that our lead independent director, who is the chair of our Corporate Governance Committee, presides as the chair at executive session meetings of the independent members of our Board.

22

Complaint Procedures

COMMUNICATIONS WITH DIRECTORS

Our Board believes that it is management’s role to speak for our company. Directors refer all inquiries regarding our company from institutional investors, analysts, the news media, customers or suppliers to our Chief Executive Officer or his designee. Our Board also believes that any communications between members of the Board and interested parties, including shareholders, should be conducted with the knowledge of our Chief Executive Officer. Interested parties, including shareholders, may contact one or more members of our Board, including non-management directors and non-management directors as a group, by writing to the director or directors in care of our corporate secretary at our principal executive offices. A communication received from an interested party or shareholder will be forwarded promptly to the director or directors to whom the communication is addressed. A copy of the communication also will be provided to our Chief Executive Officer. We will not, however, forward sales or marketing materials, materials that are abusive, threatening or otherwise inappropriate, or correspondence not clearly identified as interested party or shareholder correspondence.

COMPLAINT PROCEDURES

Our Board of Directors has adopted procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters and complaints or concerns under our Code of Business Conduct and Ethics. These procedures allow for the confidential and anonymous submission by employees of concerns regarding accounting or auditing matters and matters arising under our Code of Business Conduct and Ethics. The full text of these procedures, known as our whistleblower policy, is published on and may be printed from our website at www.oneok.com and is also available from our corporate secretary upon request.

2018 Proxy Statement	23

Corporate Responsibility

ONEOK is engaged in the natural gas gathering and processing, natural gas liquids and natural gas pipelines businesses. As we have transitioned into a major operator of midstream assets, we have maintained our focus on our stakeholders and our mission to operate in a safe, reliable and environmentally sustainable manner. As we have grown our business and expanded our operational footprint over the last several years, we also have strengthened our commitment to improve our companywide environmental, safety and health (ESH) performance.

SAFETY AND HEALTH

The safety and health of our employees, customers and communities where we operate is at the forefront of each business decision we make. By monitoring the integrity of our assets and promoting the safety and health of our employees, customers and communities, we are investing in the long-term sustainability of our businesses.

We continuously assess the risks our employees face in their jobs, and we work to mitigate those risks through training, appropriate engineering controls, work procedures and other preventive safety and health programs. Reducing incidents and improving our safety incident rates is important, but we are not focused only on statistics. Low incident rates alone cannot prevent a large-scale incident, which is why we continue to focus on enhancing our ESH management systems and process safety programs, such as key risk/key control identification, knowledge sharing and others.

We have an ESH Leadership Committee which provides vision, leadership, direction and oversight for our ESH programs, processes and management systems. This committee consists of senior leadership representatives from each business segment, as well as key ESH support groups. The committee has a number of responsibilities including:

•	promoting and advocating expectations for ESH excellence across our organization;
•	supporting broad communication of ESH policies, standards, goals and objectives and promoting their consistent application throughout our company; and
•	overseeing the regulatory landscape with respect to changing ESH expectations and requirements.

We are committed to pursuing a zero-incident environmental and safety culture by continuously working toward mitigating risk and eliminating incidents that may harm our employees, contractors, the public and the environment. To meet corporate and operating ESH expectations, all employees and contractors must demonstrate a commitment to the following:

•	all employees have the responsibility and ability to control operating exposures that may cause an incident, even if it means stopping work;
•	all levels of management and all employees must have personal involvement and commitment to ESH management and compliance;
•	all employees have the responsibility to report, or elevate to the proper level in the organization, potential ESH compliance risks, incidents and near misses;
•	protection of human health, safety and the environment is a top priority, no matter how urgent the job, project or commercial interests; and
•	all employees and contractors are responsible and accountable for understanding and complying with all laws, regulations, permits, requirements and procedures related to their roles and responsibilities, including those associated with ESH.

Contractor Safety

We expect and require our contractors to maintain the same high ESH performance standards we ask of our employees.

Because we use third-party contractors to assist in the construction, operation and maintenance of our facilities and assets, contractor management is an important element of our ESH management system. As part of the management system, we have established contractor qualification, selection and retention criteria designed to attract the most qualified companies. Each company we contract with is responsible for providing personnel who are appropriately screened, trained, qualified and are able to perform specified duties related to all ESH policies and procedures. Once selected, contractors are monitored periodically to ensure they are in compliance with our ESH expectations.

Our large construction projects team continues to utilize our Safety Tracking for ONEOK Major Projects (STOMP) safety tool, which is designed to capture and monitor our contractors’ ESH performance. STOMP assists us and contract employees in the prevention of injuries, equipment damage, environmental impact and facility downtime. Our STOMP tool has raised awareness among our contractors of the benefits and requirements of reporting incidents, implementing corrective actions and identifying events early, which helps prevent and reduce incidents and their consequences.

24

Environment

We believe an effective contractor safety program enhances our projects by assisting contractors with systematically identifying and evaluating anticipated hazards and establishing controls in advance of actual work.

Asset Integrity and Reliability Management

It is always our goal to ensure we operate our assets safely, reliably and in an environmentally sustainable manner.

Asset integrity is the ability of an asset to perform its required function effectively and efficiently while also protecting those that live and work near our facilities and the environment. We maintain mature programs that guide trained staff in the completion of these activities, and we continue to enhance and improve these programs and our internal capabilities.

While many of our assets are regulated by local, state and federal agencies, our activities are not limited to compliance. Asset integrity is critical in many ways, and our programs and people are dedicated to satisfying the expectations of each of our key stakeholders, including governmental regulatory agencies, the communities in which we operate, landowners, our customers, our employees and investors.

•	Facility Integrity. Our risk-based inspection program is a data-intensive engineering analysis using information from design, construction, operation and inspection processes to ensure fixed equipment is appropriately maintained, its current condition is known, and it is operated within safe limits.
•	Pipeline Integrity. Our pipeline integrity management program has been developed to meet or exceed state and federal regulatory requirements for pipeline safety and is further strengthened by participation in industry-level program improvement initiatives.

This program provides guidance for identification of high consequence areas and threats specific to individual pipeline segments. Appropriate inspection methods and threat prevention or mitigation activities are selected and scheduled based on a process of integrity-related integration and evaluation.

•	Underground Storage Integrity. Our underground storage safety management program guides our engineering and operations staff in the inspection, maintenance and remediation of our storage assets.

Reservoirs, mined salt caverns and mined rock caverns are used to store natural gas, natural gas liquids and certain refined products within a regulatory and industry appropriate framework. This specialized, technical field depends heavily on industry best practices, experienced practitioners and rigorous documentation and recordkeeping.

Short-Term Incentive Safety Metric

We established an internal safety performance metric in 2009 that became a part of the short-term incentive plan performance criteria for all employees. The Total Recordable Incident Rate (TRIR) is the number of Occupational Safety and Health Administration incidents per 200,000 work-hours. The inclusion of this important metric is designed to emphasize our commitment to the safe operation of our business and to reward safe behavior throughout our company. The 2017 target for TRIR represented a 45 percent improvement over the previous year’s actual results.

Safety and Health Highlights and Awards

•	Our Stateline natural gas processing plant achieved five years without a lost time injury.
•	In 2017, our Viking Gas Transmission group received the Wisconsin Safety Council Corporate Safety Award.

ENVIRONMENT

We continue our focus on environmental sustainability while operating our assets safely and reliably. We work hard to minimize the environmental impact of our services while continuously searching for new ways to meet stakeholder expectations for environmental stewardship. Our environmental efforts focus on minimizing the impact of our operations on the environment. These actions include:

•	Developing and maintaining an accurate greenhouse gas (GHG) emissions inventory according to current rules issued by the Environmental Protection Agency (EPA);
•	Improving the efficiency of our various pipelines, natural gas processing facilities and NGL fractionation facilities which minimizes emissions; and
•	Following developing technologies to minimize emissions from our facilities.

Operating our businesses to meet the environmental expectations of each of our key stakeholders, including regulatory agencies, the communities in which we operate, landowners, customers, employees and investors, continues to be the goal we strive for in day-to-day operations.

Greenhouse Gas Emissions

We are committed to understanding and managing our emissions and seeking ways to improve energy efficiency in our operations. We monitor emissions, undertake projects to manage operating emissions and apply innovative technologies to improve our energy efficiency. GHG emissions directly from our facilities, which are referred to as scope 1 emissions, primarily result from a combustion from natural gas compressor engines and process heaters, methane gas escaping from our operating equipment, venting and other processes common to natural gas systems.

2018 Proxy Statement	25

Environment

As a midstream service provider, we gather, transport, process and store hydrocarbon products for many customers. We deliver these products back into the market, and they are eventually delivered to consumers. Emissions that result from our customers’ combustion or oxidation of NGL products produced from our fractionation facilities are referred to as scope 3 emmissions.

Federal GHG emissions regulations require annual reporting of emissions from several source categories. In accordance with the rules, we report emissions from our operating sources that have the potential to emit in excess of 25,000 tons per year of carbon dioxide equivalents (“CO2e”). In 2017, we estimate emissions of 51.9 metric tons of CO2e consisting of both scope 1 and scope 3 emissions.

Scope 3 emissions are calculated using the annual volume of each fractionated product and multiplying it by an emission factor. Products covered are ethane, propane, normal butane, isobutene and natural gasoline. Estimated 2017 scope 3 emissions were 49.3 million metric tons of CO2e.

The main source of scope 1 emissions is from the combustion of natural gas from running compressor engines and process heaters. In addition, emission sources include fugitive emission components, such as valves at our facilities, and other operating equipment, such as acid gas treatment systems, pressure relief vent stacks, dehydrator vents and storage tanks. Estimated 2017 scope 1 emissions were 2.6 million metric tons of CO2e.

We endeavor to reduce all emissions that can result from natural gas combustion for certain components of our operations, equipment leaks and other processes common to natural gas systems.

In 2017, our specific efforts related to emissions reductions included:

•	Construction of pipeline connections between our natural gas gathering systems and third-party producing oil and natural gas wells, particularly in the Williston Basin in North Dakota, where the natural gas might, in the interim, otherwise be flared (the controlled burning of natural gas at the wellhead) or vented into the atmosphere by producers. Significant drilling activity in recent years in the Williston Basin has caused natural gas production to exceed the capacity of existing natural gas gathering and processing infrastructure, which results in the flaring of natural gas by producers. We significantly increased our natural gas gathering and processing infrastructure over the last several years through construction of additional processing plants, compression capacity and gathering pipelines. This increase in infrastructure has resulted in decreased flaring of natural gas in the Williston Basin from 35 percent in February 2014 to an estimated 10.5 percent in December 2017;
•	Using vapor-recovery units and combusters to capture natural gas that otherwise would be vented;
•	Installing compression-optimization tools on certain transmission pipelines, which has decreased emissions;
•	Using “hot taps” instead of venting/flaring of pipeline segments when making connections;
•	Reducing pressures on compressors and pipelines prior to venting to conserve natural gas and reduce emissions when taking assets offline for maintenance or other reasons; and
•	Implementing rigorous and regular leak-inspection programs for our natural gas pipelines and processing plants.

Environmental Highlights and Awards

Newsweek magazine’s Green Rankings list the 500 largest publicly traded companies in the U.S. (the U.S. 500) and the 500 largest publicly traded companies globally (the Global 500) on overall environmental performance, and is considered one of the world’s foremost corporate environmental rankings. In 2017, we ranked 281 among the U.S. 500, up from 284 in 2016 and 461 in 2015. Our 2017 green score was 14 percent, up from 9.9 percent in 2015. We ranked 15 out of 33 in the energy industry sector.

Our Southwest Kansas operation field services group was presented with the 2017 Pollution Prevention (P2) Award by the Kansas Department of Health and Environment. The P2 Award recognizes projects that eliminate or reduce the generation of pollutants or wastes at the source, or projects that conserve natural resources. The Southwest Kansas compressor consolidation project identified and decommissioned 15 minor-source and/or permit-exempt compressor sites from our natural gas gathering system.

Our Mustang natural gas pipeline project was recognized with an environmental award in 2017. We were presented with the 2017 Environmental Federation of Oklahoma (EFO) Frank Condon Environmental Excellence Award for community stewardship and positive contributions to the environment. EFO presented the award, which recognizes companies that have implemented innovative, voluntary and effective environmental programs. In evaluating the new Mustang pipeline project’s construction footprint, an opportunity was identified to give back to the stakeholders in the area surrounding the project by making positive contributions to the environment and the community through beautification of public-use areas and improvement of local fish habitats. The project consisted of an employee-led cleanup of the Stinchcomb Wildlife Refuge and Lake Overholser, as well as the construction and installation of approximately 40 fish habitat structures for the H.B. Parsons Fish Hatchery in Oklahoma City in the spring of 2017.

26

Diversity and Inclusion

Short-Term Incentive Environmental Metric

We established an internal environmental performance metric in 2014 that became a part of the short-term incentive plan performance criteria for all ONEOK employees. The Agency Reportable Environmental Event Rate (AREER) promotes a continued reduction in spills and emission events that are reportable to a state or federal agency. The 2017 target for AREER represented a 15 percent improvement over the previous year’s actual results. Since the implementation of the AREER metric, we have seen a year-over-year reduction in our rate of reportable environmental events.

COMMUNITY INVESTMENTS

We are committed to supporting the communities where we operate and our employees live and work by fostering partnerships between our company, our employees and the community.

We strategically invest in charitable organizations and causes that align with our company’s values, as well as meet community needs by providing valuable services and resources. Through financial contributions and volunteer service, our goal is to enhance the quality of life and economic well-being of our communities while creating a positive environment in which to do business.

The ONEOK Foundation enables a consistent level of giving through grants and pledges to non-profit organizations, and ONEOK provides corporate contributions, generally in the form of sponsorships, in support of charitable organizations and events.

We encourage employees to volunteer for company-sponsored projects or serve, using personal time, on charitable or civic boards and organizations. Our Employee Matching Grant program and volunteer service grants further support those efforts.

Community Investments Committees

With a concerted effort to engage our entire workforce, we have organized community investments committees which allow us to be more proactive in seeking out ways to support our communities throughout the 18 states in which we operate.

Committee members act as local advocates for community and employee engagement as well as subject-matter experts for community investments and related programs.

Committees are organized geographically into five regions with employee representation from across the company including operations, recruitment, government relations, environment, safety and health, diversity and inclusion, and communications and are man aged by our community investments staff.

2017 Community Investments Updates and Highlights

•	Approximately 200 communities in our operating area were impacted by one or more of our community investments programs.
•	Nine percent of total giving was contributed to diversity and inclusion-related requests.
•	Total volunteerism (employees/family/friends/retirees): 664 volunteers; 14,884 hours.
•	Estimated Value of Total Company Volunteerism: $359,151

(Based on the estimated value per hour of volunteer time of $24.13).

•	151 volunteer service grants were earned by employees through our volunteer program to give to designated charitable organizations for a total of $37,750.
•	In 2017, the ONEOK Foundation, Inc. contributed approximately $3.3 million and ONEOK made corporate contributions of approximately $2.6 million to support local nonprofit org-anizations.

DIVERSITY AND INCLUSION

Our success is dependent upon our greatest resource—our employees. To continue our success, we must nurture creativity, new ideas and diverse thought—none of which are attainable without fostering an inclusive workplace.

We are committed to proactively and consciously embracing diversity by recognizing and appreciating the characteristics that make individuals unique. We strive to foster a culture of inclusion and an environment where everyone connected with our company feels valued.

Throughout 2017, diversity and inclusion remained a top priority, as evident in our recruiting and programming efforts. We held diversity and inclusion meetings at six universities and technical schools, and we have integrated a diversity and inclusion workshop into our intern and trainee programs.

We continue providing professional development and skill-building opportunities for all employees through various programs.

We also seek to recognize employees who are military veterans. We have begun actively recruiting military veterans and attending military career fairs.

Diversity and Inclusion Highlights and Awards

•	We have expanded our identity-based Business Resource Groups, which now include Black/African-American, Veterans and Women’s Resource Groups.

2018 Proxy Statement	27

Political Advocacy and Oversight

•	We launched an internal communications campaign entitled “Inclusion in Action” to highlight diversity and inclusion success stories from across our company.
•	We piloted a high school summer internship program designed to expose under-represented youth to our industry.
•	We received five out of five stars as a Top Inclusive Workplace from the Tulsa Regional Chamber of Commerce’s Diversity Business Council.
•	We received a 95 percent score on the Human Rights Campaign’s Corporate Equality Index, a leading national survey designed to measure lesbian, gay, bisexual and transgender (LBGT) inclusion, making us the highest ranked company headquartered in Oklahoma.

POLITICAL ADVOCACY AND OVERSIGHT

As a company, we do not contribute corporate funds to political candidates, political parties, political action committees or so-called 501(c)(4) social welfare organizations. We do, however, actively participate in the political process through the lobbying efforts of our government relations department, involvement in multiple business and industry trade organizations, and through the ONEOK, Inc. Employee Political Action Committee (ONEOK PAC).

Political contributions to federal, state and local candidates are made by the ONEOK PAC which is funded by voluntary contributions from eligible company employees. The ONEOK PAC’s activities are guided by a steering committee composed of members of senior management and a contribution committee composed of ONEOK PAC members and are subject to comprehensive regulation, including detailed disclosure requirements. ONEOK PAC contributions are reported to the Federal Election Commission and applicable state regulatory authorities. During 2017, the ONEOK PAC made contributions to state and federal candidates for office in the amount of $49,150.

Our government relations team works with state and federal legislators to ensure ONEOK’s inclusion in key legislative issues that affect the company’s ability to operate. In 2017, we monitored legislation on a variety of issues that could impact our businesses, including natural gas flaring, increased seismicity, local control, infrastructure and operation security and disaster-response efficiency, state and federal tax issues and reclamation and restoration of pipeline rights of way. During 2017, we also paid $363,593 to state and federal contract lobbyists.

We belong to a number of industry associations that participate in the political process. These associations promote collaboration between companies within an industry concerning public policy initiatives and represent industry interests in the legislative and regulatory arenas. Our primary purpose in becoming a member of these industry associations is not for political purposes, as we may not agree with all positions taken by industry associations on issues. The benefits that we receive from industry associations are primarily expertise and the ability to gain insight on industry related matters. In 2017, we paid dues of approximately $927,000 to 50 trade and industry associations, of which approximately 41 percent was allocated by those associations to lobby expenses and political expenditures.

Our lobbying and political activities are reviewed annually by the Board of Directors. We believe this oversight process ensures accountability and transparency for our lobbying and political activities.

28

Proposal 1 - Election of Directors

BOARD REFRESHMENT

Our Board recognizes the importance of Board refreshment to help ensure an appropriate balance of experience, expertise and perspective on our Board. Pursuant to our By-laws and corporate governance guidelines, two of our board members retired from our Board in 2015 and a third director retired from the Board immediately prior to our annual meeting of shareholders on May 25, 2016.

In anticipation of these retirements, and based on the recommendation of our Corporate Governance Committee, in December 2015 our Board elected three new directors: Kevin S. McCarthy, Randall J. Larson and Brian L. Derksen. In May 2017, Mr. McCarthy subsequently resigned from the Board in connection with his increased responsibilities as Chairman of Kayne Anderson Acquisition Corp. which completed its initial public offering in April 2017. Messrs. Larson and Derksen add to the Board’s experience, expertise and knowledge in a number of areas, including natural gas and natural gas liquids gathering, processing, fractionation transportation and storage operations and accounting and finance in the midstream sector of the energy industry.

Your Board of Directors believes that its current membership reflects a balanced Board with deep experience and diverse expertise.

The average age of our 10 current board members is 64 years and the average tenure of a board member is 10.6 years.

ANNUAL ELECTION BY MAJORITY VOTE

Our certificate of incorporation provides for the annual election of directors. Our Board of Directors currently consists of 10 members, each of whose terms will expire at the 2018 annual meeting.

As more fully described above in “Outstanding Stock and Voting—Votes Required—Proposal 1—Election of Directors,” our By-laws provide for majority voting for directors in uncontested elections and our corporate governance guidelines require that a nominee for director who does not receive the requisite majority vote in an uncontested election must promptly tender his or her resignation to our Board of Directors for its consideration.

The persons named in the accompanying proxy card intend to vote such proxy in favor of the election of each of the nominees named below, who are all currently directors, unless the proxy provides for a vote against the director. Although the Board has no reason to believe that the nominees will be unable to serve as directors, if a nominee withdraws or otherwise becomes unavailable to serve, the persons named as proxies will vote for any substitute nominee designated by the Board, unless contrary instructions are given on the proxy. Except for these nominees, no other person has been recommended to our Board as a potential nominee or otherwise nominated for election as a director.

BOARD QUALIFICATIONS

Our corporate governance guidelines provide that our Corporate Governance Committee will evaluate the qualifications of each director candidate and assess the appropriate mix of skills and characteristics required of board members in the context of the perceived needs of the Board at a given point in time. Each director also is expected to:

•	exhibit high standards of integrity, commitment and independence of thought and judgment;
•	use his or her skills and experiences to provide independent oversight to the business of our company;
•	be willing to devote sufficient time to carrying out his or her duties and responsibilities effectively;
•	devote the time and effort necessary to learn the business of the company and the Board;
•	represent the long-term interests of all shareholders; and
•	participate in a constructive and collegial manner.

Director Diversity and Core Competencies

Our governance guidelines provide that, in nominating candidates, the Board will endeavor to establish director diversity in personal background, race, gender, age and nationality, and to maintain a mix that includes, but is not limited to, the following areas of core competency: accounting and finance; investment banking; business judgment; management; energy industry knowledge; operations; leadership; strategic vision; law; and corporate relations.

2018 Proxy Statement	29

Board Qualifications

The table below highlights certain key qualifications and experience of our current Board.

Board of Directors Qualifications, Experience and Diversity

8
Accounting/Finance
6
Industry Knowledge/Operations
10
Management/Leadership
7
Strategic Vision
7
Enterprise Risk Management
9
Regulatory/Governmental Affairs
2 Female	8 Male	1 Hispanic
Diversity

Your Board of Directors believes that each member of our Board possesses the necessary integrity, skills and qualifications to serve on our Board and that their individual and collective skills and qualifications provide them with the ability to engage management and each other in a constructive and collaborative fashion and, when necessary and appropriate, challenge management in the execution of our business operations and strategy.

Set forth on the following pages is certain information with respect to each nominee for election as a director, each of whom is a current director. Your Board unanimously recommends a vote FOR each nominee.

30

Director Nominees

DIRECTOR NOMINEES

Brian L. Derksen Age 66 Director since 2015 Independent Committees: Audit (Vice Chair) Corporate Governance

Mr. Derksen served as Global Deputy Chief Executive Officer of Deloitte Touche Tohmatsu Limited (“DTTL”) from 2011 until 2014, and as Deputy Chief Executive Officer of Deloitte LLP (“Deloitte U.S.”) from 2003 to 2011. Prior to that, he was the Managing Partner of, respectively, the financial advisory business and the Mid-America region of Deloitte U.S. In fulfilling his roles for DTTL and Deloitte U.S., Mr. Derksen acted in his capacity as a partner in Deloitte U.S. Mr. Derksen retired as a partner of Deloitte U.S. on May 31, 2014. Mr. Derksen is a Certified Public Accountant. During the period from November 2014 through May 2015, Mr. Derksen was engaged to serve as an independent consultant in the information technology sector. Mr. Derksen earned a Bachelor of Science degree from the University of Saskatchewan (Canada) and a Master of Business Administration degree from Duke University’s Fuqua School of Business.

Mr. Derksen is a member of the Boards of Directors of FISH Technologies LLC and Brookshire Grocery Company.

Skills and Qualifications:

Mr. Derksen has extensive experience and expertise in accounting, auditing, financial reporting, taxation and management consulting. Mr. Derksen’s extensive senior executive experience also provides him with particular expertise in leadership, strategic vision and corporate governance matters. Mr. Derksen currently serves as vice chair of our Audit Committee. In light of Mr. Derksen’s accounting, audit and financial experience, along with his strong track record of leadership, our Board of Directors has concluded that Mr. Derksen should continue as a member of our Board.

Julie H. Edwards Age 59 Director since 2007 Independent Committees: Corporate Governance (Chair)

Ms. Edwards retired in 2007 from Southern Union Company where she served as Senior Vice President-Corporate Development from November 2006 to January 2007 and as Senior Vice President and Chief Financial Officer from July 2005 to November 2006. Prior to June 2005, she was an executive officer of Frontier Oil Corporation, having served as Chief Financial Officer from 1994 to 2005 and as Treasurer from 1991 to 1994. Prior to joining Frontier Oil Corporation in 1991, Ms. Edwards was an investment banker with Smith Barney, Harris, Upham & Co., Inc. in New York and Houston, after joining the company as an associate in 1985, when she graduated from the Wharton School of the University of Pennsylvania with an M.B.A. Prior to attending Wharton, she worked as an exploration geologist in the oil industry, having earned a B.S. in Geology and Geophysics from Yale University in 1980.

Ms. Edwards previously served on our Board of Directors in 2004 and 2005. She was also a member of the Board of Directors of ONEOK Partners GP, L.L.C., the sole general partner of ONEOK Partners, L.P. from 2009 until the consummation of the merger transaction with us in June, 2017. She is a member of the Board of Directors of Noble Corporation, a U.K.-based offshore drilling contractor. She was a member of the Board of Directors of NATCO Group, Inc., an oil field services and equipment manufacturing company, from 2004 until its sale to Cameron International Corporation in November 2009.

Skills and Qualifications:

In addition to her experience from service on the boards of directors of several public companies, Ms. Edwards brings to our Board broad experience and understanding of various segments within the energy industry (exploration and production, refining and marketing, natural gas transmission, processing and distribution, production technology and contract drilling), and significant senior accounting, finance, capital markets, corporate development and management experience and expertise. Ms. Edwards has also demonstrated leadership and has been effective in her role as immediate past chair of our Audit Committee. She currently serves as chair of our Corporate Governance Committee. In light of Ms. Edwards’ extensive industry, executive, managerial and financial experience and knowledge, our Board of Directors has concluded that Ms. Edwards should continue as a member of our Board.

2018 Proxy Statement	31

Director Nominees

John W. Gibson Age 65 Director since 2006 Non-Independent (Chairman of the Board)

Mr. Gibson is the non-executive Chairman of the Board of ONEOK, Inc. He served as our Chief Executive Officer from January 1, 2007, to January 31, 2014. He was appointed Chairman of the Board of ONEOK, Inc. in May 2011, and served as our President from 2010 through 2011. He was appointed Chairman of the Board of ONEOK Partners GP, L.L.C., the general partner of ONEOK Partners, L.P. in 2007 and served in that capacity until the consummation of the merger transaction with us in June 2017. He also served as Chief Executive Officer of ONEOK Partners GP, L.L.C. from 2007 until January 31, 2014, and served as President from 2010 through 2011. From 2005 until May 2006, he was President of ONEOK Energy Companies, which included our natural gas gathering and processing, natural gas liquids, pipelines and storage and energy services business segments. Prior to that, he was our President, Energy, from May 2000 to 2005. Mr. Gibson joined ONEOK in May 2000 from Koch Energy, Inc., a subsidiary of Koch Industries, where he was an Executive Vice President. His career in the energy industry began in 1974 as a refinery engineer with Exxon USA. He spent 18 years with Phillips Petroleum Company in a variety of domestic and international positions in its natural gas, natural gas liquids and exploration and production businesses. He holds an engineering degree from Missouri University of Science and Technology, formerly known as the University of Missouri at Rolla. Mr. Gibson also serves as the non-executive Chairman of the Board of ONE Gas, Inc. and as a member of the Board of Directors of Matrix Service Company. He is also a member of the Board of Trustees of Missouri University of Science and Technology.

Skills and Qualifications:

Mr. Gibson has served in a variety of roles of continually increasing responsibility at ONEOK since 2000, ONEOK Partners GP, L.L.C. from 2004 until 2017 and, prior to 2000, at Koch Energy, Inc., Exxon USA and Phillips Petroleum. In these roles, Mr. Gibson had direct responsibility for and extensive experience in strategic and financial planning, acquisitions and divestitures, operations, management supervision and development, and compliance. As the executive responsible for numerous merger and acquisition transactions over the course of his career, Mr. Gibson has significant experience in assessing acquisition opportunities and in structuring, financing and completing merger and acquisition transactions. Over the course of his lengthy career in a variety of sectors of the oil and gas industry, Mr. Gibson has gained extensive management and operational experience and has demonstrated a strong track record of leadership, strategic vision and risk management. In light of Mr. Gibson’s role as the former Chief Executive Officer of our company and his extensive industry and managerial experience and knowledge, our Board of Directors has concluded that Mr. Gibson should continue as a member of our Board.

Randall J. Larson Age 60 Director since 2015 Independent Committees: Audit (Chair)

Mr. Larson previously served as Chief Executive Officer of the general partner of TransMontaigne Partners L.P. from September 2006 until his retirement in August 2009, as its Chief Financial Officer from January 2003 until September 2006, and as its Controller from May 2002 to January 2003. From July 1994 to May 2002, Mr. Larson was a partner with KPMG LLP in its Silicon Valley and National (New York City) offices. From July 1992 to July 1994, Mr. Larson served as a Professional Accounting Fellow in the Office of Chief Accountant of the United States Securities and Exchange Commission. Mr. Larson earned a Bachelor of Business Administration degree from the University of Wisconsin—Eau Claire and a Master of Business Administration degree from the University of Wisconsin—Madison. Mr. Larson also serves on the board of directors of Valero Energy Partners GP LLC where he serves as chair of the Audit Committee and as a member of the Conflicts Committee. Mr. Larson formerly served as a director of the general partner of MarkWest Energy Partners, L.P. prior to its merger with MPLX LP where he was chair of the Audit Committee and a member of the Compensation Committee. From August 2011 through February 2014, Mr. Larson served as a director of the general partner of Oiltanking Partners, L.P. where he was chair of the Audit Committee and a member of the Conflicts Committee.

Skills and Qualifications:

In addition to Mr. Larson’s chief executive officer and senior executive leadership experience, as well as his experience from service on other boards of directors, Mr. Larson brings to our Board broad experience and understanding of the energy industry and significant senior public accounting, finance, capital markets and corporate development experience and expertise. Mr. Larson currently serves as chair of our Audit Committee. In light of Mr. Larson’s extensive executive, managerial, industry and financial experience and knowledge, our Board of Directors has concluded that Mr. Larson should continue as a member of our Board.

32

Director Nominees

Steven J. Malcolm Age 69 Director since 2012 Independent Committees: Executive Compensation Corporate Governance

Mr. Malcolm served as President of The Williams Companies, Inc. (Williams) from September 2001 until January 2011, Chief Executive Officer of Williams from January 2002 to January 2011, and Chairman of the Board of Directors of Williams from May 2002 to January 2011. Mr. Malcolm served as Chairman of the Board and Chief Executive Officer of Williams Partners GP LLC, the general partner of Williams Partners L.P., from 2005 to January 2011.

Mr. Malcolm began his career at Cities Service Company in refining, marketing, and transportation services in 1970. Mr. Malcolm joined Williams in 1984 and performed roles of increasing responsibility related to business development, gas management and supply, and gathering and processing. Mr. Malcolm was Senior Vice President and General Manager of Williams Field Services Company, a subsidiary of Williams, from 1994 to 1998. He was President and Chief Executive Officer of Williams Energy Services, LLC, a subsidiary of Williams, from 1998 to 2001. He was Executive Vice President of Williams from May 2001 to September 2001 and Chief Operating Officer of Williams from September 2001 to January 2002. Mr. Malcolm was also a director of Williams Partners GP LLC, and Williams Pipeline GP LLC, the general partner of Williams Pipeline Partners L.P.

Skills and Qualifications:

Mr. Malcolm currently serves as a director of BOK Financial Corporation. Mr. Malcolm also serves on the boards of the YMCA of Greater Tulsa, the YMCA of the USA, the Oklahoma Center for Community and Justice, the University of Tulsa Board of Trustees and the Missouri University of Science and Technology Board of Trustees. He was also a member of the Board of Directors of ONEOK Partners GP, L.L.C., the sole general partner of ONEOK Partners, L.P. from 2012 until the consummation of the merger transaction with us in June, 2017. Mr. Malcolm has also demonstrated leadership and has been effective in his role as immediate past chair of our Executive Compensation Committee. In light of Mr. Malcolm’s extensive industry, financial, corporate governance, public policy and government, operating and compensation experience, and strong track record of leadership and strategic vision, the Board of Directors has concluded that Mr. Malcolm should continue as a member of our Board.

Jim W. Mogg Age 69 Director since 2007 Independent Committees: Audit Corporate Governance

Mr. Mogg served as Chairman of the Board of DCP Midstream GP, LLC, the general partner of DCP Midstream Partners, L.P., from August 2005 to April 2007. In addition to presiding over board meetings and providing strategic oversight, he was involved in launching DCP Midstream Partners as a public company. From January 2004 to September 2006, Mr. Mogg served as Group Vice President, Chief Development Officer and advisor to the Chairman of Duke Energy Corporation, and, in that capacity, was responsible for the merger and acquisition, strategic planning and human resources activities of Duke Energy. Additionally, Duke Energy affiliates, Crescent Resources and TEPPCO Partners, LP, reported to Mr. Mogg, and he was the executive sponsor of Duke Energy’s Finance and Risk Management Committee of the Board of Directors. Mr. Mogg served as President and Chief Executive Officer of DCP Midstream, LLC from December 1994 to March 2000, and as Chairman, President and Chief Executive Officer from April 2000 through December 2003. Under Mr. Mogg’s leadership, DCP Midstream became the nation’s largest producer of natural gas liquids and one of the largest gatherers and processors of natural gas. DCP Midstream achieved this significant growth via acquisitions, construction and optimization of assets. DCP Midstream was the general partner of TEPPCO Partners, LP and, as a result, Mr. Mogg was Vice Chairman of TEPPCO Partners from April 2000 to May 2002 and Chairman from May 2002 to February 2005. Mr. Mogg serves on the Board of Directors of Bill Barrett Corporation, where he is currently the non-executive Chairman of the Board, and Matrix Service Company. He was also a member of the Board of Directors of ONEOK Partners GP, L.L.C., the sole general partner of ONEOK Partners, L.P. from 2009 until the consummation of the merger transaction with us in June, 2017.

Skills and Qualifications:

Mr. Mogg has extensive senior management experience in a variety of sectors in the oil and natural gas industry as a result of his service at DCP Midstream and Duke Energy where he demonstrated a strong track record of achievement and sound judgment. As the executive responsible for numerous merger and acquisition transactions at DCP Midstream, TEPPCO Partners, and Duke Energy, he has significant experience in assessing acquisition opportunities and in structuring, financing and completing merger and acquisition transactions. In addition, Mr. Mogg’s current and previous directorships at other companies, including publicly traded master limited partnerships, provide him with extensive corporate and limited partnership governance experience. As a result of his experience, Mr. Mogg is qualified to analyze the various financial and operational aspects of our company. Mr. Mogg has also demonstrated leadership and has been effective in his role as immediate past chair of our Corporate Governance Committee. In light of Mr. Mogg’s extensive industry and executive managerial experience and knowledge, the Board of Directors has concluded that Mr. Mogg should continue as a member of our Board.

2018 Proxy Statement	33

Director Nominees

Pattye L. Moore Age 60 Director since 2002 Independent Committees: Executive Compensation (Chair)

Ms. Moore currently serves as the non-executive Chairman of the Board of Red Robin Gourmet Burgers (NASDAQ: RRGB) and is a director of ONE Gas, Inc. In addition, Ms. Moore is a business strategy consultant, speaker and the author of “Confessions from the Corner Office,” a book on leadership instincts, published by Wiley & Sons in 2007. She also serves on the Board of Directors of QuikTrip Corporation.

Ms. Moore served on the Board of Directors of Sonic Corp. from 2000 through January 2006 and was the President of Sonic from January 2002 to November 2004. She held numerous senior management positions during her 12 years at Sonic, including Executive Vice President, Senior Vice President-Marketing and Brand Development and Vice President-Marketing.

Skills and Qualifications:

Ms. Moore has extensive senior management, marketing, business strategy, brand development and corporate governance experience as a result of her service at Red Robin and Sonic, her service on other boards and her consulting career. In her role as President of Sonic Corp., Ms. Moore was responsible for company and franchise operations, purchasing and distribution, and marketing and brand development for the 3,000 unit chain with more than $3 billion in system wide sales. As a business strategy consultant and as a board member, Ms. Moore has extensive experience in leadership, management development and strategic planning. In addition, Ms. Moore’s directorships at other companies provide her with extensive corporate governance and executive compensation experience. Ms. Moore also has extensive experience as a member of the board of directors of numerous non-profit organizations, including serving as Chairman of the Board of the National Arthritis Foundation. Ms. Moore has been named an NACD Board Leadership Fellow by the National Association of Corporate Directors and is a recipient of the 2017 Directorship 100 award. Ms. Moore currently serves as chair of our Executive Compensation Committee. In light of Ms. Moore’s extensive executive managerial experience and her leadership skills, our Board of Directors has concluded that Ms. Moore should continue as a member of our Board.

Gary D. Parker Age 72 Director since 1991 Independent Committees: Audit Corporate Governance

Mr. Parker, a certified public accountant, is the senior shareholder of Moffitt, Parker & Company, Inc. and has been President of the firm since 1982. He is a director of Firstar Financial Corp. and Firstar Bank, N.A. in Muskogee, Oklahoma. In addition, he currently serves as a director/trustee of several state and local civic and not-for-profit organizations.

Skills and Qualifications:

Mr. Parker has extensive public accounting practice experience and expertise in accounting, auditing, financial reporting, taxation and management consulting. Mr. Parker’s operational and entrepreneurial experience, background in public accounting and his directorships at other companies provide him with comprehensive financial, audit and executive compensation experience. Mr. Parker’s directorships at other companies also provide him with extensive corporate governance experience. Mr. Parker has also demonstrated leadership and has been effective in his role as a past chair of the Audit Committee. In light of Mr. Parker’s extensive accounting, finance and audit experience, our Board of Directors has concluded that Mr. Parker should continue as a member of our Board.

34

Director Nominees

Eduardo A. Rodriguez Age 62 Director since 2004 Independent Committees: Executive Compensation (Vice Chair) Corporate Governance (Vice Chair)

Mr. Rodriguez is President of Strategic Communications Consulting Group and is a director of ONE Gas, Inc. Mr. Rodriguez previously served as Executive Vice President of Hunt Building Corporation, a privately held company engaged in construction and real estate development headquartered in El Paso, Texas. He also served as a member of the Board of Directors of Hunt Building Corporation. Prior to his three years with Hunt Building Corporation, Mr. Rodriguez spent 20 years in the electric utility industry at El Paso Electric Company, a publicly traded, investor-owned utility, where he served in various senior-level executive positions, including General Counsel, Senior Vice President for Customer and Corporate Services, Executive Vice President and as Chief Operating Officer. Mr. Rodriguez is a licensed attorney in the states of Texas and New Mexico and is admitted to the United States District Court for the Western District of Texas.

Skills and Qualifications:

Mr. Rodriguez has had extensive senior management, operational, entrepreneurial and legal experience in a variety of industries as a result of his service at Strategic Communications Consulting Group, Hunt Building Corporation and El Paso Electric Company. Mr. Rodriguez has engaged in the practice of law for more than 30 years. In addition to his extensive legal experience, Mr. Rodriguez’s senior management positions have included responsibility for strategic planning, corporate governance and regulatory compliance. In these positions, he has demonstrated a strong track record of achievement and sound judgment. Mr. Rodriguez has also demonstrated leadership and has been effective in his role as a past chair of our Audit Committee. Mr. Rodriguez is currently vice chair of our Executive Compensation and Corporate Governance Committees. In light of Mr. Rodriguez’s extensive legal and business experience and knowledge, our Board of Directors has concluded that Mr. Rodriguez should continue as a member of our Board.

Terry K. Spencer Age 58 Director since 2014 Non-Independent (Chief Executive Officer)

Mr. Spencer became our Chief Executive Officer and the Chief Executive Officer of ONEOK Partners GP, L.L.C., the sole general partner of ONEOK Partners, L.P., and a member of our Board of Directors, effective January 31, 2014. Mr. Spencer is also our President. He was also a member of the Board of Directors of ONEOK Partners GP, L.L.C., the sole general partner of ONEOK Partners, L.P. from 2010 until the consummation of the merger transaction with us in June, 2017. Mr. Spencer joined our company in 2001 as director, project development, of natural gas gathering and processing. Later, he served as Vice President of natural gas supply and project development in the natural gas gathering and processing segment. In 2005, Mr. Spencer became Senior Vice President of our natural gas liquids business following the asset acquisition from Koch. He became President of natural gas liquids in 2006. From 2007 to 2009, he was Executive Vice President of our company, with responsibilities for ONEOK Partners, L.P.’s natural gas liquids gathering and fractionation, and pipeline segments, as well as the company’s energy services segment. He served as Chief Operating Officer of ONEOK Partners GP, L.L.C. and was responsible for the partnership’s three operating segments—natural gas gathering and processing, natural gas liquids and natural gas pipelines. Mr. Spencer is a member of the Gas Processors Association Board of Directors and its executive and finance committee. He earned a Bachelor of Science degree in petroleum engineering in 1981 from the University of Alabama in Tuscaloosa.

Skills and Qualifications:

Mr. Spencer has served in a variety of roles of continually increasing responsibility at ONEOK since 2001. In these roles, Mr. Spencer has had direct responsibility for and extensive experience in strategic and financial planning, acquisitions and divestitures, operations, management supervision and development, and compliance. Mr. Spencer has significant experience in assessing acquisition opportunities and in structuring, financing and completing merger and acquisition transactions. In addition, during the course of his lengthy career in a variety of sectors of the oil and gas industry, Mr. Spencer has gained extensive management and operational experience and has demonstrated a strong track record of leadership, strategic vision and risk management. In light of Mr. Spencer’s role as Chief Executive Officer of our company and his extensive industry and managerial experience and knowledge, our Board of Directors has concluded that Mr. Spencer should continue as a member of our Board.

2018 Proxy Statement	35

Proposal 2 - Ratify the Selection of PricewaterhouseCoopers LLP as our Independent Registered Public Accounting Firm for the Year Ending December 31, 2018

RATIFICATION OF SELECTION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2018

The Audit Committee has the sole authority and responsibility to evaluate, hire and, where appropriate, replace the company’s independent auditor and, in its capacity as a committee of our Board of Directors, is directly responsible for the appointment, compensation and general oversight of the work of the independent auditor. The Audit Committee is also responsible for approving the audit and permissible non-audit services provided by the independent auditor and the associated fees.

The Audit Committee evaluates the performance of our independent auditor, including the senior audit engagement team, each year and determines whether to re-engage the current independent auditor or consider other audit firms. In doing so, the Audit Committee considers the quality and efficiency of the services provided by the auditors, the auditors’ capabilities, the auditors’ technical expertise and knowledge of our operations and industry and the impact to the company in changing auditors. In connection with the mandated rotation of the independent auditor’s lead engagement partner, the Audit Committee and its chairperson are directly involved in the selection of the new lead engagement partner.

Based on this evaluation, the Audit Committee has appointed PricewaterhouseCoopers LLP to serve as our independent auditor for the fiscal year ending December 31, 2018. PricewaterhouseCoopers LLP has served as our independent auditor for 11 years and is considered by management to be well qualified. Further, the Audit Committee and the Board of Directors believe that the continued retention of PricewaterhouseCoopers LLP to serve as our independent auditor is in the best interests of the company and its shareholders.

Our Board of Directors has ratified the selection by our Audit Committee of PricewaterhouseCoopers LLP to serve as our independent

(consistent with Securities and Exchange Commission and NYSE policies regarding independence) registered public accounting firm for 2018. As a matter of good corporate governance, the Audit Committee submits its selection of our independent auditor to our shareholders for ratification. If the shareholders should not ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee will reconsider the appointment.

In carrying out its duties in connection with the 2017 audit, PricewaterhouseCoopers LLP had unrestricted access to our Audit Committee to discuss audit findings and other financial matters. Representatives of PricewaterhouseCoopers LLP will be present at the annual meeting to answer questions. They also will have the opportunity to make a statement if they desire to do so.

Approval of this proposal to ratify the selection of Pricewaterhouse- Coopers LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the voting power of the shareholders present in person or by proxy and entitled to vote on this proposal at the meeting. Abstentions will have the effect of a vote against the proposal.

Your Board unanimously recommends a vote FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm  for 2018.

AUDIT AND NON-AUDIT FEES

Audit services provided by PricewaterhouseCoopers LLP during the 2017 and 2016 fiscal years included an integrated audit of our consolidated financial statements and internal control over financial reporting, review of our unaudited quarterly financial statements, consents and review of documents filed with the Securities and Exchange Commission, and performance of certain agreed-upon procedures.

36

2018 Report of the Audit Committee

The following table presents fees billed for services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2017 and 2016.

	(Thousands of Dollars)
	2017	2016
Audit fees	$2,326	$2,101
Audit related fees	—	—
Tax fees	945	930
All other fees	48	8

Total	$3,320	$3,039

PricewaterhouseCoopers LLP was also the independent auditor for ONEOK Partners, prior to completion of the merger transaction with us in June 2017. The fees reflected in the table include fees billed by PricewaterhouseCoopers LLP to both ONEOK and ONEOK Partners for services rendered during the years presented.

AUDIT COMMITTEE POLICY ON SERVICES PROVIDED BY THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Consistent with Securities and Exchange Commission and NYSE policies regarding auditor independence, the Audit Committee has the responsibility for appointing, setting compensation and overseeing the work of our independent auditor. In furtherance of this responsibility, the Audit Committee has established a policy with respect to the pre-approval of audit and permissible non-audit services provided by our independent auditor. All of the 2017 and 2016 audit and non-audit services provided by PricewaterhouseCoopers LLP were pre-approved by the Audit Committee in accordance with this policy.

Prior to engagement of PricewaterhouseCoopers LLP as our independent auditor for the 2018 audit, a plan was submitted to and approved by the Audit Committee setting forth the audit services expected to be rendered during 2018, which are comprised of work performed in the audit of our financial statements and to attest and report on our internal controls over financial reporting, as well as work that only the independent auditor can reasonably be expected to provide, including quarterly review of our unaudited financial statements, comfort letters, statutory audits, attest services, consents and assistance with the review of documents filed with the Securities and Exchange Commission.

The Audit Committee has adopted a policy that provides that fees for audit, audit related and tax services that are not included in the independent auditor’s annual services plan, and for services for which fees are not determinable on an annual basis, are pre-approved if the fees for such services will not exceed $75,000. In addition, the policy provides that the Audit Committee may delegate pre-approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

2018 REPORT OF THE AUDIT COMMITTEE

The purpose of the Audit Committee is to assist the Board of Directors with the oversight of the integrity of the company’s financial statements and internal control over financial reporting, the company’s compliance with legal and regulatory requirements, the independence, qualifications and performance of the company’s independent auditor and the performance of the company’s internal audit function. The Audit Committee’s function is more fully described in its charter, which the Board reviews and approves on an annual basis. The charter is on and may be printed from the company’s website at www.oneok.com and is also available from the company’s corporate secretary upon request. The Board of Directors annually reviews the definition of “independence” for audit committee members contained in the listing standards for the NYSE and applicable rules of the Securities and Exchange Commission, as well as our director independence guidelines, and has determined that each member of the Audit Committee is independent under those standards.

Management is responsible for the preparation, presentation and integrity of the company’s financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. The company’s independent auditor, PricewaterhouseCoopers LLP, is responsible for performing an independent audit of the company’s consolidated financial statements and the company’s internal control over financial reporting and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles and on the effectiveness of the company’s internal control over financial reporting.

In this context, the Audit Committee has met and held discussions with management and the company’s independent auditor, PricewaterhouseCoopers LLP, regarding the fair and complete presentation of the company’s financial results and management’s report on its assessment of the company’s internal control over financial reporting. The Audit Committee has discussed the significant accounting policies applied by the company in its financial statements, as well as alternative treatments. Management has represented to the Audit Committee that the company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the company’s independent auditor.

The Audit Committee has also reviewed and discussed with both management and the independent auditor management’s

2018 Proxy Statement	37

2018 Report of the Audit Committee

assessment of the company’s internal control over financial reporting. In addition, the Audit Committee has discussed the independent auditor’s report on the company’s internal control over financial reporting. The Audit Committee has also discussed with the company’s independent auditors the matters required to be discussed by Public Company Accounting Oversight Board (United States) Auditing Standard No. 1301, Communications with Audit Committees, and Rule 2-07 of the Securities and Exchange Commission’s Regulation S-X (“Communication with Audit Committees”).

In addition, the Audit Committee has discussed with the independent auditor the firm’s independence from the company and its management, including the matters in the written disclosures and the letter received from PricewaterhouseCoopers LLP as required by the applicable requirements of the Public Company Accounting Oversight Board (United States) regarding the independent auditor’s communications with the Audit Committee concerning independence. While non-audit services provided by PricewaterhouseCoopers LLP did not impact the Audit Committee’s determination of PricewaterhouseCoopers LLP’s independence in 2016 or 2017, the Audit Committee will also consider in the future whether the provision of non-audit services to the company by PricewaterhouseCoopers LLP is compatible with maintaining that firm’s independence. The Audit Committee has concluded that PricewaterhouseCoopers LLP is independent from the company and its management.

The Audit Committee discussed with the company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with both the internal and independent auditors, with and without management present, to discuss the results of their examinations, the assessments of the company’s internal control over financial reporting and the overall quality of the company’s financial reporting. Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the audited financial statements of the company as of and for the year ended December 31, 2017, in the company’s Annual Report on Form 10-K for the year ended December 31, 2017, for filing with the Securities and Exchange Commission.

Respectfully submitted by the members of the Audit Committee of the Board of Directors as of February 21, 2018:

Julie H. Edwards, Chair

Gary D. Parker, Vice Chair

Brian L. Derksen, Member

Randall J. Larson, Member

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Proposal 3 - Approval of the ONEOK, Inc.

Equity Incentive Plan

INTRODUCTION

We are asking shareholders to approve a new executive compensation plan. On February 21, 2018, the Board of Directors adopted the ONEOK, Inc. Equity Incentive Plan, subject to shareholder approval at our 2018 annual meeting. If approved by a majority of votes cast at the annual meeting, the plan will become effective as of May 23, 2018. The summary and discussion below refers to the ONEOK, Inc. Equity Incentive Plan that you are being asked to approve at the 2018 annual meeting as the “2018 EIP.”

Shareholder approval of the 2018 EIP is required under the rules of the NYSE.

The 2018 EIP is intended to replace the ONEOK, Inc. Equity Compensation Plan, the ONEOK, Inc. Long Term Incentive Plan, and the ONEOK, Inc. Stock Compensation Plan for Non-Employee Directors (collectively, the “Prior Plans”). Upon the effective date of the 2018 EIP, no new awards will be granted under any of the Prior Plans. By its terms, the ONEOK, Inc. Equity Compensation Plan does not allow for any new grants after February 21, 2018, but it was used for the 2018 equity awards granted February 21, 2018. The Long-Term Incentive Plan and the Stock Compensation Plan for Non-Employee Directors will be terminated effective upon shareholder approval of the 2018 EIP, provided, however, that outstanding awards under the Prior Plans will remain in full force and effect and all shares issuable upon vesting of such awards will be issued from the Prior Plans in accordance with their terms and the terms of the Prior Plans. Any shares that are still available under the Prior Plans after approval of the 2018 EIP will not be used for future awards and will be cancelled. Additional information relating to the Prior Plans is provided in the “Information About Prior Plans” section below.

The 2018 EIP will allow us to continue granting long-term equity incentive awards to employees and equity awards to non-employee directors of the Company. Eligible participants under the 2018 EIP will include our non-employee directors, executives and senior management, and key professional and technical employees who are responsible for our day-to-day operations. In 2017, more than 78 percent of ONEOK’s equity awards were granted to employees other than the named executive officers. Recipients in 2017 included our 2017 named executive officers, 40 officers other than our 2017 named executive officers, nine non-employee directors, and 373 non-officer employees. Equity awards were issued to 453 individuals from our Equity Compensation Plan on February 21, 2018. The closing price of a share of our common stock on February 21, 2018 was $56.10. We do not currently anticipate any material changes to our historic equity grant practices under the 2018 EIP, including the types of awards, the size of the awards or the number of award recipients.

The 2018 EIP will not be implemented unless approved by shareholders. If the 2018 EIP is not approved by shareholders, we will be unable to grant further long-term equity incentive awards to our employees or equity awards to our non-employee directors because the NYSE rules generally require shareholder approval to issue shares of common stock for compensatory purposes. The alternative to using equity awards for retention and incentive purposes would be to increase cash compensation. We do not believe increasing cash compensation to make up for any shortfall in equity awards would be practicable or advisable because we believe that a combination of equity awards and cash compensation provides a more effective compensation vehicle than cash alone for attracting, retaining and motivating employees and aligning employee and shareholder interests.

The Executive Compensation Committee and the Board of Directors believe they have followed sound corporate governance practices and have delivered on their commitment to provide shareholder value. Without approval of the 2018 EIP, our ability to continue to attract and retain executives and key employees will be impaired. Shareholder approval of the 2018 EIP is important in order to enable the company to continue to retain and attract the most qualified talent in the industry.

2018 Proxy Statement	39

Shares to be Authorized Under the Plan

IMPORTANT GOVERNANCE FEATURES AND PRACTICES

The 2018 EIP includes numerous provisions that the Executive Compensation Committee and Board of Directors believe promote best practices by reinforcing the alignment between equity compensation arrangements for non-employee directors, officers, and employees and shareholders’ interests. Those provisions include, but are not limited to, the following:

Feature/Practice	Description
No Discounted Options or Stock Appreciation Rights (“SAR”)	Stock options and SARs may not be granted with an exercise price lower than the market value of the underlying shares on the grant date.
No Repricing or Cash Buyouts Without Shareholder Approval	The purchase price of an option or SAR may not be reduced without shareholder approval, and underwater options or SARs may not be exchanged, surrendered, or cancelled and regranted for awards with a lower exercise price or cash without shareholder approval, except in connection with a change in our capitalization.
No Liberal Share Recycling	We do not allow the reuse for future awards of shares used to pay the exercise price or withholding taxes for an outstanding award, unissued shares resulting from the net settlement of an outstanding option or SAR, or shares purchased in the open market using proceeds of an option exercise.
Minimum Vesting Requirement	The 2018 EIP will require that at least 95 percent of the shares underlying awards granted under the 2018 EIP be scheduled to vest on or after the first anniversary of the grant date, regardless of award type, subject to the Committee’s authority under the 2018 EIP to vest awards earlier, as the Committee deems appropriate.
Double Trigger Change in Control Vesting	In general, a change in control will not automatically trigger vesting unless the successor does not assume or replace the outstanding awards. Rather, participants must experience a termination of employment without cause or resign for good reason within two years following a change in control for an award to vest in connection with a change in control. The Committee, however, retains discretion to provide otherwise in an award agreement or before a change in control.
Clawback	Awards will be subject to the company’s clawback policy as in effect from time to time.
No Dividends on Unvested Awards	If dividend equivalents are credited or payable in connection with an award, the dividend equivalents must be subject to the same restrictions and risk of forfeiture as the underlying award and may not be paid unless the underlying award vests.
Individual Limits on Awards, Including Non-Employee Director Awards	The 2018 EIP limits the number of shares underlying awards that we may grant to a participant in a calendar year. There are further limits on the number of shares that we may grant to a non-employee director and total compensation that may be paid to a non-employee director.
No Tax Gross-Ups	The 2018 EIP does not provide for any tax gross-ups.
Material Amendments Require Shareholder Approval	We must obtain shareholder approval for material plan changes, including increasing the number of shares authorized for issuance, materially modifying participation requirements, and changing the restrictions on repricing.
Independent Administration	The 2018 EIP is administered by the Executive Compensation Committee, which is composed entirely of “independent directors” within the meaning of NYSE requirements and “non-employee directors” as defined in Rule 16b-3 under the Securities Exchange Act of 1934 (the “Exchange Act”).
No Evergreen Provision	The 2018 EIP does not contain an “evergreen” feature that automatically replenishes the shares available for future grants under the plan.
No Automatic Grants or Reload Grants	The 2018 EIP does not provide for “reload” or other automatic grants to any participant.

SHARES TO BE AUTHORIZED UNDER THE PLAN

Upon approval of the 2018 EIP, 8,500,000 shares of common stock will become available for issuance to eligible employees and non-employee directors. The company believes that approval of the 2018 EIP, including the number of shares requested, will give the company flexibility to continue to make stock-based grants and other awards for approximately 10 years in amounts determined appropriate by the Executive Compensation Committee based on our historical share utilization grant practices. This time period is an estimate used to determine the number of shares of common stock requested under the 2018 EIP. Our equity grant practices may change based on future circumstances including, for example, the future price of our common stock, award levels and amounts provided by the company’s competitors and our hiring activity, and these changes could affect the time period covered by the requested number of authorized shares.

40

Summary of the ONEOK, Inc. Equity Incentive Plan

In recommending the number of shares to be reserved for issuance under the 2018 EIP to the Board of Directors, the Executive Compensation Committee considered the company’s historical grant practices, 2018 grant levels, projected duration of share pool levels at different share prices, proxy advisory firm tolerances and anticipated shareholder reaction.

The following table provides additional information detailing our historical burn rate, overhang and dilution under the Prior Plans.

	2017	2016	2015
Burn Rate[1]	0.3%	0.8%	0.4%
Overhang[2]	1.8%	3.4%	3.5%
Dilution[3]	1.0%	1.7%	1.3%

1  Burn rate measures our usage of shares for our equity incentive plans as a percentage of our outstanding common stock. Burn rate was calculated by dividing the number of shares subject to equity awards (time-based restricted stock units and performance units) granted during the year by the weighted-average number of shares outstanding at year end. The three-year average is 0.5% percent.

2  Overhang measures the potential dilution to which our existing shareholders are exposed due to outstanding equity awards and available but unissued shares under our equity incentive plans. Calculated by dividing (a) the sum of (i) the number of shares subject to equity awards (time-based restricted stock units and performance units) outstanding on December 31, 2017 and (ii) the number of shares available for future grants under the Prior Plans on the same date by (b) the sum of (i) the number of shares outstanding on the same date and (ii) the shares subject to equity awards outstanding on the same date. Overhang for 2017 was calculated based on available but unissued shares under the Prior Plans and does not include the number of shares for which shareholder approval is being requested with respect to the 2018 EIP.

3  Dilution does not take into account shares available for future grants under our equity incentive plans. Calculated by dividing the number of shares subject to equity awards (time-based restricted stock units and performance units) outstanding on December 31, 2017 by the sum of (i) the number of shares outstanding on the same date and (ii) the shares subject to equity awards outstanding on the same date.

The Executive Compensation Committee also considered:

Prior Plans. If the 2018 EIP is approved by shareholders, the 2018 EIP will be the sole active plan for granting equity awards to eligible employees and non-employee directors. No further awards will be granted under the Prior Plans and no shares will be carried over from the Prior Plans to the 2018 EIP if the 2018 EIP is approved by shareholders. If the 2018 EIP is approved, our overhang will be 3.6 percent, or an additional 1.8 percent over our 2017 overhang.

Compensation Consultant. The Executive Compensation Committee and the Board of Directors also considered the advice of Meridian Compensation Partners, the Committee’s independent compensation consultant.

SUMMARY OF THE PLAN

The following is a summary of the material features of the 2018 EIP. This summary is qualified in its entirety by reference to the plan document, a copy of which is attached to this Proxy Statement as Appendix A and incorporated herein by reference.

Purposes. The purposes of the 2018 EIP will be to attract, retain, motivate and reward key employees and non-employee directors of the company, to compensate them for their contributions to the growth and profitability of the company, to encourage ownership of common stock of the company in order to align their interests with those of the shareholders and to promote the sustained long-term performance of the company and the creation of shareholder value.

Plan Term and Eligibility. The 2018 EIP term will begin upon the date of shareholder approval and will terminate on May 22, 2028, unless terminated earlier by the Board of Directors. All of the officers, employees and non-employee directors of the company and its subsidiaries are eligible to be selected to receive awards under the 2018 EIP. Non-employee directors are not eligible to receive incentive stock options, performance units or performance shares.

Administration. The 2018 EIP will be administered by the Committee. The Committee is composed solely of directors who are: (a) “non-employee directors” as defined in Rule 16b-3 under the Exchange Act; and (b) “independent directors” within the meaning of the NYSE requirements.

The Committee’s discretionary authority will include the power, subject to the terms and limitations expressly provided in the 2018 EIP, to: grant awards; determine the size and types of awards; establish terms and conditions for each award; accelerate the exercisability or vesting of all or part of any award; interpret the 2018 EIP and any agreement or instrument entered into pursuant to the 2018 EIP; establish, amend or waive the 2018 EIP administration rules; amend the terms and conditions of any outstanding award; delay issuance of common stock or suspend a participant’s right to exercise an award to comply with applicable laws; determine the duration and purposes of leaves of absence that may be granted to a participant without constituting termination of his or her employment or service for 2018 EIP purposes; authorize any person to execute, on behalf of the company, any instrument required to carry out the 2018 EIP’s purposes; correct any defect, supply any omission, or reconcile any inconsistency in the 2018 EIP or any award; make determinations that it deems necessary or advisable for the 2018 EIP administration; and address participants’ claims, including resolving disputed issues of fact.

The 2018 EIP will permit the Committee, in its sole discretion, to delegate any or all of its authority to administer the plan to the company’s Benefit Plan Administration Committee or its authorized representative; provided, however, that (1) any delegation will only be permitted to the extent permissible under NYSE rules and applicable securities and other laws, and (2) the Committee will not delegate the authority to grant awards to Section 16 persons.

Shares Authorized. 8,500,000 shares will be available under the 2018 EIP, subject to the adjustments provision in the 2018 EIP. No shares will be carried over from the Prior Plans.

2018 Proxy Statement	41

Summary of the ONEOK, Inc. Equity Incentive Plan

Share Counting. If an award granted under the 2018 EIP is cancelled or forfeited, expires, terminates or is settled in cash, the shares underlying such award will again be available under the 2018 EIP. The following shares underlying awards granted under the 2018 EIP will not again be available: (1) the shares that are not issued upon the net settlement of stock-settled stock appreciation rights (“SARs”) or net exercise of an option; (2) shares that are delivered to or withheld by the company to pay the exercise price or the withholding taxes due with respect to an option or SAR; (3) shares delivered to or withheld by the company to pay withholding taxes related to awards other than options and SARs; and (4) shares that are purchased on the open market with the proceeds of an option exercise.

Grant of Awards. The 2018 EIP will provide for awards in the form of restricted stock units (RSUs), restricted stock awards, performance units, performance shares, nonqualified and incentive options (NQSOs and ISOs respectively), SARs, other awards and director stock awards. Award agreements provided with respect to any award under the 2018 EIP will describe the specific terms of the award, including vesting schedules and applicable performance goals, if any. The following is a brief description of the various types of awards that may be issued under the 2018 EIP:

•	RSUs and Restricted Stock. RSUs represent the future right to receive common stock, an equivalent cash value, or a combination of common stock and cash. A restricted stock award represents a current award of common stock. Each RSU or restricted stock award will be subject to certain restrictions and risk of forfeiture according to terms set by the Committee in the award agreement. The Committee may permit a participant to defer payment of common stock related to an RSU so long as such deferral is pursuant to a deferred compensation plan offered by the company and satisfies the requirements of Section 409A of the Internal Revenue of 1986, as amended (the “Tax Code”).
•	Performance Shares and Performance Units. Performance shares and performance units represent the future right to earn common stock, an equivalent cash value, or a combination of common stock and cash based on achieving performance goals over a specified performance period, both as set by the Committee in the award agreement. Actual payments to participants may be more or less than the specified target number of shares depending on the achievement of the performance goals during the performance period. The Committee may permit a participant to defer payment of common stock related to a performance share or performance unit so long as such deferral is pursuant to a deferred compensation plan offered by the company and satisfies the requirements of Section 409A of the Tax Code.
•	Stock Options and Stock Appreciation Rights. An option is the right to purchase common stock at a specified price during a specified time period. The Committee may grant either ISOs or

NQSOs. A SAR entitles the participant to receive an amount equal to the excess, if any, of the fair market value of one share of common stock on the date of exercise over the base price of the SAR. The exercise price of an option or the base price of a SAR may not be less than the fair market value of the common stock on the grant date. At the discretion of the Committee, payment upon the exercise of a SAR may be in cash, in shares of common stock of equivalent value, or in a combination thereof. Option and SAR awards will have a maximum term of 10 years. Each option and SAR granted under the 2018 EIP will become exercisable in accordance with the specific terms and conditions of the award agreement, as determined by the Committee.

•	Other Awards. The Committee may also grant other awards not described above that may be payable in cash or shares of common stock, based in whole or in part on the value of the company’s common stock. The Committee may also grant shares as a bonus and grant other awards in lieu of obligations under other company compensatory arrangements, including cash payments based on attaining performance goals or other criteria. The terms and conditions applicable to such other awards will be determined by the Committee and set forth in an award agreement.
•	Director Stock Awards. Non-employee directors receive a portion of their annual director fees in shares of our common stock. The remainder of the annual director fees are payable in cash or in shares as elected by the non-employee director. If a non-employee director elects to receive some or all of his or her annual cash retainer in shares, the shares received will be treated as a director stock award and will count against the 2018 EIP overall share limit. The number of shares to be paid and distributed to a non-employee director as a director stock award will be determined by dividing the dollar amount of the director fees to be paid in shares (which the Board of Directors has established and/or the non-employee director has elected) by the market value of a share on the payment date.

Substitute Awards. The 2018 EIP will permit the Committee to grant awards in substitution for any award previously granted by a company or other entity in connection with a corporate transaction, such as a merger or consolidation with another entity or acquisition of property or stock of another entity. Substitute awards will not count against the 2018 EIP overall share limit or any other limit in the 2018 EIP. Substitute awards that are options or SARs may have an exercise price that is less than fair market value of a share on the date of substitution if such substitution complies with the requirements of Section 409A of the Tax Code, NYSE rules, and other applicable laws.

Dividend Equivalents. The recipient of an award (other than options and SARs) may be entitled to receive dividend equivalents,

42

Summary of the ONEOK, Inc. Equity Incentive Plan

provided that the dividend equivalents will only become payable if and to the extent the underlying award vests, regardless of whether vesting is contingent upon continued employment, the achievement of performance goals, or both.

Performance-Based Awards. The 2018 EIP will permit the Committee to grant awards of either common stock or cash that only become payable upon the achievement of performance goals. The performance goals will be selected by the Committee and set forth in the award agreement.

Performance goals for any such awards may be based on one or more performance objectives, including but not limited to the following:

2018 EIP Performance Objectives
Net income measures, including without limitation, margins, earnings before interest and taxes (EBIT), earnings before interest, taxes, depreciation and amortization (EBITDA), income after capital costs, and income before or after taxes	Revenue measures
Expense measures, including but not limited to, operating and maintenance expenses, overhead costs, and general and administrative expense	Stock price measures, including without limitation, growth measures, value per share and total shareholder return
Operating measures, including without limitation, sales volumes, gathered natural gas volumes, processed natural gas volumes, fractionated NGL volumes, natural gas and NGL transportation volumes and production efficiency	Return measures, including without limitation, return on equity, return on average assets, return on assets, return on capital, risk adjusted return on capital, return on invested capital and return on average equity
Total market value	Dividends, dividend growth and dividend coverage ratio
Cash flow measures, including without limitation, net cash flow, net cash flow before financing activities, distributable cash flow	Corporate value criteria or standards including, without limitation, ethics, environmental and safety metrics
Business unit objectives	Synergies
Performance against business plan	Satisfactory completion of a major project or organizational initiative
Individual goals that pertain to individual effort or achievement	Other criteria selected by the Committee from time to time

The performance goals may be described in terms of objectives that are related to the individual participant or objectives that are company-wide or related to a subsidiary, business unit, division, segment, work location, geographic region, product line, or function or any combination thereof. Performance goals may be measured on an absolute or cumulative basis or on the basis of percentage of improvement over time. Further, performance goals may be measured in terms of company performance (or performance of the applicable subsidiary, business unit, division, segment, product line, or function or combination thereof) or measured relative to a market index, selected peer companies or one or more operating units, divisions, acquired businesses, minority investments, partnerships or joint ventures.

Each performance-based award will be earned, vested and payable only upon the Committee’s certification of the achievement of the performance goals set forth in the award agreement, along with the satisfaction of any other term or condition, such as continued employment, as the Committee deems appropriate. The 2018 EIP will not permit the Committee to waive the requirement to achieve the applicable performance goals, except in the case of the participant’s death or disability, or under such other conditions as the Committee deems appropriate. The Committee may retain discretion to increase or decrease the amount payable pursuant to a performance-based award. The Committee may adjust the method of calculating the attainment of the performance goals to take into account events that occur during a performance period including, but not limited to: (1) asset write-downs; (2) litigation or claim judgments or settlements; (3) the effect of changes in or provisions under tax law, accounting principles or other laws or provisions affecting reported results; (4) charges for any reorganization and restructuring programs; (5) any extraordinary, unusual, or other infrequently occurring items as described in Accounting Standards Codification 225-20-20 (as amended by Accounting Standards Update No. 2015-01) or in the management’s discussion and analysis of financial condition and results of continuing operations appearing in the company’s annual report to shareholders for the applicable year; (6) the impact of mergers, acquisitions or divestitures; (7) foreign exchange gains and losses; and (8) gains or losses on asset sales.

Limits on Employee Awards. Subject to adjustment for changes in the company’s capitalization: (1) the maximum number of shares subject to RSUs, restricted stock awards, performance units and performance shares to be settled in shares and share-denominated other awards that may be granted during any calendar year to any employee is 750,000; (2) the maximum value of RSUs, restricted stock awards, performance units, and performance shares to be settled in cash and other cash-denominated awards that may be granted during any calendar year to any employee is $20,000,000; (3) the maximum number of shares with respect to which options or SARs may be granted during any calendar year to any employee is 750,000; and (4) the maximum number of shares that may be issued through the granting of ISOs during the term of the 2018 EIP is 8,500,000.

2018 Proxy Statement	43

Summary of the ONEOK, Inc. Equity Incentive Plan

Limit on Non-Employee Director Compensation. The maximum number of shares that may be granted under the 2018 EIP or otherwise during any calendar year to a non-employee director, taken together with any cash fees paid by the company to such non-employee director during such year for service on our Board of Directors, will not exceed $800,000 in total value. Additional information about Director Stock Awards is provided in the “Director Stock Awards” section above.

Termination of Employment or Service. The Committee will specify, at or after the time of grant of an award, the effect, if any, that a participant’s termination of service or the participant’s death or disability will have on the vesting, exercisability, or payout applicable to an award. Such provisions will be determined by the Committee in its discretion, will be included in the applicable award agreement and need not be uniform among all awards or among all participants.

Minimum Vesting Requirement. The 2018 EIP will require that at least 95 percent of the shares underlying awards granted under the 2018 EIP be scheduled to vest on or after the first anniversary of the grant date, regardless of award type, subject to the Committee’s authority under the 2018 EIP to vest awards earlier, as the Committee deems appropriate.

Change in Control. Unless the Committee provides otherwise prior to a change in control or in an award agreement, if there is a change in control of the company in which outstanding awards are assumed or replaced by the successor and the participant is terminated without cause (as defined in the 2018 EIP) or the participant resigns for good reason (as defined in the 2018 EIP), in each case within the two years following the change in control: (1) restrictions imposed on RSUs and restricted stock awards granted prior to the change in control will expire; (2) with respect to unvested performance units and performance shares granted prior to the change in control, the participant will receive the greater of (a) the payout at the target number of performance units or performance shares granted, or (b) the payout based upon the actual performance level attained as of the most recent date prior to the participant’s termination date that the attainment of the performance goal could be calculated, in either case, prorated based on the number of months within the performance period that elapsed as of the participant’s termination date; (3) all vested performance units and performance shares will be immediately paid out; and (4) all outstanding options and SARs granted prior to the change in control will become immediately exercisable for a limited period.

Unless the Committee provides otherwise prior to a change in control or in an award agreement, for awards that will not be assumed or continued by the successor, the following will occur as a result of the change in control: (1) restrictions imposed on RSUs and restricted stock awards will lapse; (2) with respect to unvested performance units and performance shares, the participant will receive the greater of (a) the payout at the target number of performance units and performance shares granted and (b) the payout based upon the actual performance level attained as of the change in control date, in either case, prorated based on the number of months within the performance period that elapsed as of the date of the change in control; (3) all earned performance units and performance shares will be immediately paid out; and (4) all outstanding options and SARs will become immediately exercisable and the Committee may, in its discretion, for options and SARS relating to shares with a value greater than the exercise price, cancel the award in exchange for cash.

Adjustments. The existence of the 2018 EIP and any award agreement will not affect or restrict the right of the company to effect corporate changes or acts. In the event of any change in the outstanding common stock by reason of any merger, amalgamation, reorganization, consolidation, recapitalization, reclassification, stock dividend, bonus issues, extraordinary cash dividend, stock split, reverse stock split, share consolidation or subdivision, spin-off, split-off or similar transaction or other change in corporate structure affecting the common stock, the Committee may make such adjustments and substitutions as it deems equitable or appropriate. Such adjustments may include, without limitation, adjustments in: the aggregate number, class and kind of securities that may be delivered, in the aggregate or to any one participant; and in the number, class, kind and option or exercise price of securities subject to outstanding awards.

Restrictions on Transferability. In general, awards will not be assignable or transferable other than by will or by the laws of descent and distribution.

Prohibition on Repricing and Cash Buyouts. The 2018 EIP will not permit repricing of options or SARs or the cancellation, exchange or surrender of underwater options or SARs for cash or other awards without shareholder approval, except in connection with a change in our capitalization.

Recoupment. All awards granted under the 2018 EIP, any payment made under the 2018 EIP and any gains realized upon exercise or settlement of an award will be subject to any applicable compensation recoupment (“clawback”) policy maintained by us.

Claims Procedure. The 2018 EIP sets forth mandatory claims procedures that are intended to reduce the likelihood of disputes between a participant and the company in connection with the 2018 EIP and, to the extent a dispute arises, to lessen the time, expense, complexity and uncertainty associated with resolving the dispute. The claims procedures include the following: a one-year limit on a participant’s right to bring a claim; requirements as to the form of claim; a requirement that any dispute based on a denied claim be resolved by binding arbitration; a six-month limit on a participant’s right to request arbitration of a denied claim; specific rules for arbi-

44

U.S. Federal Income Tax Consequences

tration; deference given to administrative decisions unless they are arbitrary, capricious, or unlawful; and provisions related to venue, arbitration costs and attorneys’ fees.

Amendment and Termination of the Plan. The Board of Directors may amend, modify or terminate the 2018 EIP at any time. However, shareholder approval must be obtained for any amendment or modification if such approval is required by law or regulation or under the NYSE rules. No such amendment, modification or termination may materially affect in an adverse way any award then outstanding under the 2018 EIP without the affected participant’s written consent, unless otherwise provided in the 2018 EIP or required by law.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is only a general summary of the U.S. federal income tax consequences related to certain awards that may be granted under the 2018 EIP based on the tax laws in effect on the date of this proxy statement. The federal tax laws may change, and the federal, state and local tax consequences for any participant will depend on his or her individual circumstances. The summary does not address all potential tax consequences related to awards, such as estate and gift laws, foreign taxes, and state and local taxes.

Restricted Stock, RSUs, Performance Share and Performance Units. A participant who has been granted a restricted stock award, RSUs, performance shares and performance units under the 2018 EIP will generally recognize as taxable income the fair market value of restricted stock, RSUs, performance shares and performance units on the date the restricted or performance period ends over the amount, if any, paid for the shares. The company is generally entitled to a corresponding tax deduction at the same time. A participant may elect to include the value of a restricted stock award as income at the time it is granted under Section 83(b) of the Tax Code, and the company will generally be eligible for a corresponding tax deduction for the same amount.

Nonqualified Options and SARs. A participant will not recognize taxable income upon the grant of a NQSO or SAR. The participant generally will recognize ordinary income upon exercise, in an amount equal to the difference between the exercise price or base price of the shares and the fair market value of the shares received at the time of exercise (including any shares withheld by the company to satisfy the tax withholding obligations). The company will generally be entitled to a corresponding tax deduction for the same amount.

Incentive Options. A participant will not recognize taxable income when an ISO is granted or exercised. Similarly, the company is not entitled to any tax deduction at the time of grant or at the time of exercise. However, the excess of the fair market value of the covered shares over the exercise price on the date of exercise is an item of tax preference for alternative minimum tax purposes. If the participant exercises the option and holds the acquired shares for more than two years following the date of option grant and more than one year after the date of exercise, the difference between the sale price and exercise price will be taxed as long-term capital gain or loss. Under such circumstances, the company will not be entitled to any tax deduction. If the participant sells the acquired shares before the end of the two-year and one-year holding periods, the participant generally will recognize ordinary income at the time of sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option. Any additional gain will be capital gain, long-term if the shares have been held for more than one year. Under such circumstances, the company generally will be entitled to a corresponding tax deduction equal to the amount of ordinary income recognized by the Participant.

Tax Code Section 409A. Certain awards under the 2018 EIP, depending in part on the specific terms and conditions of such awards, may be considered “nonqualified deferred compensation” subject to the requirements of Section 409A of the Tax Code, which regulates deferred compensation arrangements. If the terms and/or administration of such awards do not meet the requirements of Section 409A of the Tax Code, then the violation may result in an additional 20% federal tax obligation, plus penalties and interest, for the participant. The 2018 EIP is designed such that any award subject to the requirement of Section 409A is intended to be administered accordingly, but there is no guarantee that all awards will ultimately be viewed as compliant by the Internal Revenue Service.

Tax Effect for the Company; Tax Code Section 162(m). The company generally will receive a tax deduction for any ordinary income recognized by a participant with respect to an award. However, Section 162(m) of the Tax Code may limit the deductibility of compensation paid to our named executive officers. Under Section 162(m) of the Tax Code, as recently amended by the Tax Cuts and Jobs Act of 2017, the annual compensation paid to these executive officers for any year will not be deductible to the extent it exceeds $1 million. Thus, to the extent that a named executive officer’s compensation in any year from 2018 EIP awards, together with his or her other compensation in that year, exceeds $1 million, the company will not receive a federal income tax deduction for such excess. However, nothing in this proposal precludes us or the Committee from granting awards that may not qualify for tax deductibility under Section 162(m) of the Tax Code, nor is there any guarantee that awards intended to qualify for tax deductibility under Section 162(m) of the Tax Code will ultimately be viewed as so qualifying by the Internal Revenue Service.

2018 Proxy Statement	45

Information About Prior Plans

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information concerning our equity compensation plans as of December 31, 2017.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)[3]	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities in Column (a)) (c)
Equity compensation plans approved by security holders[1]	2,797,342	$40.45	3,647,321
Equity compensation plans not approved by security holders[2]	297,952	$53.45	1,007,204
Total	3,095,294	$41.70	4,654,525

1  Includes shares of common stock granted under our Employee Stock Purchase Plan and Employee Stock Award Program, and restricted stock units and performance unit awards granted under our LTI Plan and Equity Compensation Plan, including equity deferrals under the Equity Compensation Plan. For a brief description of the material features of these plans, see Note K of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the Securities and Exchange Commission on February 27, 2018. The weighted average price in column (b) does not take into account restricted stock unit and performance unit awards granted under the LTI Plan and Equity Compensation Plan. Column (c) includes 1,549,010, 149,650, 1,948,661 and zero shares available for future issuance under our Employee Stock Purchase Plan, Employee Stock Award Program, Equity Compensation Plan and LTI Plan, respectively.

2  Includes shares of common stock deferred under our Deferred Compensation Plan for Non-Employee Directors that are distributable under the 2018 EIP if approved by our shareholders along with shares of common stock issued under our Stock Compensation Plan for Non-Employee Directors. For a brief description of the material features of these plans, see Note K of the Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2017, filed with the Securities and Exchange Commission on February 27, 2018.

3  Compensation deferred in the form of our common stock under our Equity Compensation Plan and Deferred Compensation Plan for Non-Employee Directors is distributed to participants at fair market value on the date of distribution. The price used for these plans to calculate the weighted-average exercise price in the table is $53.45, which represents the year-end closing price for our common stock on the NYSE.

INFORMATION ABOUT PRIOR PLANS

The following table sets forth certain information regarding our Prior Plans. The information below is as of February 21, 2018, and takes into account grants under our Equity Compensation Plan on February 21, 2018.

		Equity Compensation Plan	Long Term Incentive Plan	Stock Compensation Plan for Non-Employee Directors
Shares available under Prior Plans that will no longer be available if the 2018 EIP is approved by shareholders[1]		2,546,581	—	1,007,204
Unvested full value awards outstanding[2]		1,204,713	1,030,927	—
Outstanding stock options[3]		—	—	—
Weighted average exercise price of outstanding options[3]		—	—	—
Weighted average remaining term of outstanding options[3]		—	—	—
Value of earned performance contingent awards[4]		$22,000,400	—	—
Value of unearned performance contingent awards[5]		$67,584,399	—	—
Total shares outstanding[6]	413,662,508

1  Reflects the total number of authorized plan shares, less (a) the number of shares previously distributed from the plan, and (b) the shares issuable under outstanding and unvested plan restricted stock unit awards and performance unit awards (based on target performance level). In addition to the Prior Plans, we maintain an Employee Stock Award Program under which 149,650 shares are available for future issuance. See Note F to Note 4 of the Summary Compensation Table for Fiscal 2017 at page 65.

2  Reflects outstanding unvested restricted stock unit awards and performance unit awards. Does not include vested awards, with respect to which the plan participant has deferred receipt of the shares. There are no awards outstanding under the Stock Compensation Plan for Non-Employee Directors.

3  We have not granted stock options since 2007 and no stock options are outstanding.

4  Reflects the value of vested plan performance unit awards with respect to which plan participants have deferred receipt of shares using the closing price of our common stock on the NYSE of $56.10.

5  Reflects the value of unvested plan performance unit awards (based on target performance level) using the closing price of our common stock on the NYSE of $56.10.

6  Reflects our issued and outstanding shares at February 21, 2018, together with shares issuable under outstanding and unvested plan restricted stock unit awards and performance unit awards (based on target performance level) and shares issuable under vested plan awards with respect to which the plan participant has deferred receipt.

46

Vote Required and Board Recommendation

OTHER INFORMATION

New Plan Benefits Resulting from Approval of Plan. Any awards granted pursuant to the 2018 EIP will be granted at the discretion of the Committee. It is not possible at present to determine the amount or form of any award to be granted to any individual during the term of the 2018 EIP.

VOTE REQUIRED AND BOARD RECOMMENDATION

In accordance with our By-laws, approval of this proposal requires the affirmative vote of a majority of the voting power of the shareholders present in person or by proxy and entitled to vote on this proposal at the meeting. Abstentions will have the same effect as votes against this proposal and broker non-votes do not count as entitled to vote for purposes of determining the outcome of the vote on this proposal.

Your Board unanimously recommends a

vote FOR the approval of the ONEOK, Inc. Equity Incentive Plan.

2018 Proxy Statement	47

Stock Ownership

HOLDINGS OF MAJOR SHAREHOLDERS

The following table sets forth the beneficial owners of 5 percent or more of our common stock known to us at December 31, 2017.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock	The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	40,959,494[1]	10.7%[1]
Common Stock	BlackRock, Inc. 55 East 52nd Street New York, NY 10055	29,802,604[2]	7.8%[2]
Common Stock	State Street Corporation State Street Financial Ctr. One Lincoln Street Boston, MA 02111	19,435,989[3]	5.1%[3]

1 Based upon an amendment to Schedule 13G filed with the Securities and Exchange Commission on February 9, 2018, in which The Vanguard Group, Inc. reported that, as of December 31, 2017, The Vanguard Group, Inc. directly and through its wholly-owned subsidiaries, Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd., beneficially owned in the aggregate 40,959,494 shares of our common stock. Of such shares, The Vanguard Group, Inc. reported it had sole dispositive power with respect to 40,270,997 shares, shared dispositive power with respect to 688,497 shares, sole voting power with respect to 591,914 shares, and shared voting power with respect to 162,081 shares.

2 Based upon an amendment to Schedule 13G filed with the Securities and Exchange Commission on February 8, 2018, in which BlackRock, Inc. reported that, as of December 31, 2017, BlackRock, Inc. through certain of its subsidiaries, beneficially owned in the aggregate 29,802,604 shares of our common stock with respect to which BlackRock, Inc. had sole voting power with respect to 26,641,552 shares, and sole dispositive power with respect to 29,802,604 shares.

3 Based upon a Schedule 13G filed with the Securities and Exchange Commission on February 14, 2018, in which State Street Corporation reported that, as of December 31, 2017, State Street Corporation, through certain of its direct or indirect subsidiaries, beneficially owned in the aggregate 19,435,989 shares of our common stock and with respect to all of such shares State Street Corporation had shared dispositive and shared voting power.

48

Holdings of Officers and Directors

HOLDINGS OF OFFICERS AND DIRECTORS

The following table sets forth the number of shares of our common stock beneficially owned as of March 1, 2018, by (1) each director and nominee for director, (2) each of the executive officers named in the Summary Compensation Table for Fiscal 2017 under the caption “Executive Compensation Discussion and Analysis” in this proxy statement, and (3) all directors and executive officers as a group.

Name of Beneficial Owner	Shares of ONEOK Common Stock Beneficially Owned[1]	ONEOK Directors’ Deferred Compensation Plan Phantom Stock[2]	Total Shares of ONEOK Common Stock Beneficially Owned Plus ONEOK Directors’ Deferred Compensation Plan Phantom Stock	ONEOK Percent of Class[3]
Kevin L. Burdick	37,415	—	37,415	*
Wesley J. Christensen [4]	43,502	—	43,502	*
Brian L. Derksen	3,600	8,802	12,402	*
Julie H. Edwards	45,933	2,840	48,773	*
John W. Gibson	1,202,513	13,060	1,215,573	*
Walter S. Hulse III	33,629	—	33,629	*
Randall J. Larson	10,875	—	10,875	*
Steven J. Malcolm	18,948	—	18,948	*
Robert F. Martinovich [5]	201,826	—	201,826	*
Jim W. Mogg	1,970	66,331	68,301	*
Pattye L. Moore	3,379	113,659	117,038	*
Gary D. Parker [6]	38,347	90,806	129,153	*
Derek S. Reiners [7]	57,664	—	57,664	*
Eduardo A. Rodriguez	18,125	6,445	24,570	*
Terry K. Spencer	363,491	—	363,491	*
All directors and executive officers as a group	2,162,035	301,943	2,463,978	*
* Less than 1 percent.

1  Includes shares of common stock held by members of the family of the director or executive officer for which the director or executive officer has sole or shared voting or investment power, shares of common stock held in our Direct Stock Purchase and Dividend Reinvestment Plan, shares held through our 401(k) Plan, and shares held through our Profit Sharing Plan.

2018 Proxy Statement	49

Section 16(A) Beneficial Ownership Reporting Compliance

(footnotes continued)

   The following table sets forth for the persons indicated the number of shares of our common stock that are held on the person’s behalf by the trustee of our 401(k) Plan and our Profit Sharing Plan as of March 1, 2018.

Name of Beneficial Owner	Stock Held by 401(k) Plan	Stock Held by Profit Sharing Plan
Kevin L. Burdick	—	—
Wesley J. Christensen	—	—
Brian L. Derksen	—	—
Julie H. Edwards	—	—
John W. Gibson	—	—
Walter S. Hulse III	—	—
Randall J. Larson	—	—
Steven J. Malcolm	—	—
Robert F. Martinovich	14,551	—
Jim W. Mogg	—	—
Pattye L. Moore	—	—
Gary D. Parker	—	—
Derek S. Reiners	1,907	612
Eduardo A. Rodriguez	—	—
Terry K. Spencer	26,275	—
All directors and executive officers as a group	58,068	2,461

2  Represents shares of phantom stock credited to a director’s account under our Deferred Compensation Plan for Non-Employee Directors. Each share of phantom stock is equal to one share of our common stock. Phantom stock has no voting or other shareholder rights, except that dividend equivalents are paid on phantom stock and reinvested in additional shares of phantom stock based on the average of the high and low trading prices of our common stock on the NYSE on the date the dividend equivalent was paid. Shares of phantom stock do not give the holder beneficial ownership of any shares of our common stock because they do not give such holder the power to vote or dispose of any shares of our common stock.

3 The percent of our voting securities owned is based on our outstanding shares of common stock on March 1, 2018.

4  Excludes 4,755 shares, the receipt of which was deferred by Mr. Christensen upon vesting in January 2009, 4,229 shares, the receipt of which was deferred by Mr. Christensen upon vesting in January 2010, and 4,443 shares, the receipt of which was deferred by Mr. Christensen upon vesting in January 2011, in each case under the deferral provisions of our Equity Compensation Plan (“ECP”), which shares will be issued to Mr. Christensen upon his separation of service from our company.

5  Excludes 11,418 shares, the receipt of which was deferred by Mr. Martinovich upon vesting in January 2011, under the deferral provisions of our ECP, which shares will be issued to Mr. Martinovich upon the later of July 1, 2018 or his separation of service from our company.

6 Includes 1,880 shares held by Mrs. Gary D. Parker. Mr. Parker disclaims beneficial ownership of these shares.

7  Excludes 6,537 shares, the receipt of which was deferred by Mr. Reiners upon vesting in February 2015, under the deferral provisions of our ECP, which shares will be issued to Mr. Reiners upon his separation of service from our company.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and beneficial owners of 10 percent or more of our common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock. Based solely on a review of the copies of reports furnished to us and representations that no other reports were required, we believe that all of our directors, executive officers, and holders of 10 percent or more of our outstanding shares during the fiscal year ended December 31, 2017, complied on a timely basis with all applicable filing requirements under Section 16(a) of the Exchange Act, except for a Form 4 filing for Kevin S. McCarthy, a former director, with respect to the conversion of his phantom shares to shares of our common stock under our Deferred Compensation Plan for Non-Employee Directors upon Mr. McCarthy’s resignation as a director on May 2, 2017, which was filed late.

50

Executive Compensation

Discussion and Analysis

EXECUTIVE SUMMARY

Our Business

We are a corporation incorporated under the laws of the state of Oklahoma, and our common stock is listed on the NYSE under the trading symbol “OKE.” We are a leading midstream service provider and own one of the nation’s premier NGL systems, connecting NGL supply in the Mid-Continent, Permian and Rocky Mountain regions with key market centers, and an extensive network of natural gas gathering, processing, storage and transportation assets. We apply our core capabilities of gathering, processing, fractionating, transporting, storing and marketing natural gas and NGLs through vertical integration across the midstream value chain to provide our customers with premium services while generating consistent and sustainable earnings growth.

Business Highlights

•	Merger Transaction. On June 30, 2017, we completed the acquisition of all of the outstanding common units of ONEOK Partners that we did not already own at a fixed exchange ratio of 0.985 of a share of our common stock for each ONEOK Partners common unit. We issued 168.9 million shares of our common stock to third-party common unitholders of ONEOK Partners in exchange for all of the 171.5 million outstanding common units of ONEOK Partners that we previously did not own. As a result of the completion of this merger transaction, common units of ONEOK Partners are no longer publicly traded.

•	Business Update and Market Conditions. We operate primarily fee-based businesses in each of our three reportable segments. Our consolidated earnings were approximately 90 percent fee-based in 2017, and we expect the same in 2018. In 2017, our Natural Gas Gathering and Processing segment’s fee revenues averaged 86 cents per MMBtu, compared with an average of 76 cents and 44 cents per MMBtu in 2016 and 2015, respectively, due to our contract restructuring efforts to mitigate commodity price risk and increasing volumes on those contracts with higher contracted fees. Volumes gathered and processed increased across our asset footprint in our Natural Gas Gathering and Processing segment in 2017, compared with 2016, as producers experienced improved drilling economics, continued improvements in production due to enhanced completion techniques and more efficient drilling rigs. We connected six third-party natural gas processing plants in our Natural Gas Liquids segment in 2017, which, along with increased supply and ethane recovery, contributed to higher gathered NGL volumes in 2017 compared with 2016. We expect additional NGL volume growth as these plants continue to increase production and recently announced plant connections come online. Our fee-based transportation services in our Natural Gas Pipelines segment increased in 2017, compared with 2016, due primarily to higher firm transportation capacity contracted from our WesTex pipeline expansion.

We continue to expect demand for our midstream services and infrastructure development to be primarily driven by oil and natural gas producers who need to connect production with end-use markets where current infrastructure is insufficient. We are responding to this demand by constructing assets, such as our recently announced Elk Creek pipeline, Arbuckle II pipeline, Mont Belvieu 4 fractionator, Demicks Lake natural gas processing plant and other projects to meet the needs of producers. We also expect additional demand for our services to support increased demand for NGL products from the petrochemical industry and NGL exporters, and increased demand for natural gas from exporters and power plants, some of which were previously fueled by coal.

We are connected to supply in growing oil and natural gas basins and have significant basin diversification across our asset footprint, including the Williston, Denver-Julesburg (DJ), Permian and Powder River Basins and the STACK and SCOOP areas of the Anadarko Basin in Oklahoma. In addition, we are connected to major market centers for natural gas and NGL products.

•	Financial Performance. Our 2017 consolidated operating income was approximately $1.4 billion, compared with approximately $1.3 billion in 2016. 2017 income from continuing operations was $388 million, which included a one-time non-cash charge of $141.3 million resulting from the enactment of the Tax Cuts and Jobs Act. 2016 income from continuing operations was $354.1 million.

•	Dividend Increase. During 2017, we paid total cash dividends of $2.72 per share, an increase of 10.6 percent compared with the $2.46 per share paid during 2016. In February 2018, we paid a quarterly dividend of $0.77 per share ($3.08 per share on an annualized basis), a 25.2 percent increase compared to the quarterly dividend paid in February 2017.

2017 Executive Compensation Highlights

Due to a disciplined effort to achieve our strategic, operating and financial goals, management has strengthened the company’s position in the current uncertain and volatile industry climate. We attribute a meaningful portion of this success to our incentive compensation program that is designed to pay for performance and to closely align our executives’ interests with those of our shareholders.

2018 Proxy Statement	51

Executive Summary

Our named executive officers for 2017 were Terry K. Spencer, Walter S. Hulse III, Derek S. Reiners, Robert F. Martinovich, Kevin L. Burdick, Wesley J. Christensen and Stephen W. Lake (referred to throughout as our “named executive officers”). The Committee’s primary actions regarding 2017 compensation of our named executive officers included:

•	Increasing Mr. Spencer’s base salary by $40,000 and his long-term incentive target by $650,000 to more competitively align him with our energy peers.
•	Increasing Mr. Burdick’s base salary by $90,000, his short-term incentive target by 5 percent and his long-term incentive target by $250,000 to account for the additional responsibilities he assumed in his new role as Executive Vice President and Chief Commercial Officer, which was his position prior to his appointment as Executive Vice President and Chief Operating Officer in May 2017.
•	Increasing Mr. Reiners’ base salary by $10,000 to more competitively align him with our Energy Peers.
•	Making no changes to the 2017 compensation of Messrs. Hulse, Martinovich, Christensen and Lake.
•	Maintaining the metrics under our short-term cash incentive plan for 2017 to include two financial metrics—distributable cash flow per share and return on invested capital—and two operational metrics—Total Reportable Incident Rate (TRIR) and Agency Reportable Environmental Event Rate (AREER).
•	Approving long-term equity incentive grants to our named executive officers consisting of approximately 80 percent of the value in performance units and 20 percent of the value in restricted stock units.
•	Certifying, based on our total shareholder return performance relative to our peers, an 80 percent of target payout to our named executive officers with respect to performance units granted in 2014 that vested in February 2017. This level of payout resulted because our relative total shareholder return was at the 40th percentile of the total shareholder return of the specified peer group of energy companies.
•	Ratifying in February 2018 the company’s level of achievement with respect to the financial and operating goals under our 2017 short-term incentive plan resulting in a corporate performance payout factor of 96.4 percent of target for our named executive officers.

Specific Compensation Program Features

Our compensation philosophy and related governance features are complemented by several specific elements that are designed to align our executive compensation with long-term shareholder interests.

•	The components of our executive compensation program have remained substantially the same for several years. We believe our program is designed effectively, well aligned with the interests of our shareholders, strongly performance-based and instrumental to achieving our business goals.
•	The main objectives of our compensation program are to pay for performance, to align our executive officers’ interests with those of our shareholders and to attract and retain qualified executives.
•	All compensation decisions regarding our named executive officers are made by the Committee and are then submitted to the full Board of Directors for ratification.
•	The Committee is composed solely of persons who qualify as independent directors under the listing standards of the NYSE.
•	We provide the following primary elements of compensation for our executive officers, including the named executive officers: base salary, annual short-term cash incentive awards and long-term equity incentive awards.
•	The Committee references the median level of the market when determining all elements of compensation, including when considering the possibility of above-market short-term incentive and long-term incentive payments for executive and company performance that exceeds our expectations.
•	We implement our pay-for-performance philosophy with a short-term incentive program providing for cash payments based on achievement of financial and operational goals established annually by the Committee and long-term, performance-based equity incentive awards providing for vesting levels based on our total shareholder return over the vesting period as compared to the total shareholder return of a specified peer group of energy companies.
•	We encourage alignment of our named executive officers’ interests with those of our shareholders through the award of long-term incentive equity grants, of which approximately 80 percent are performance-vesting stock units and 20 percent are time-vesting restricted stock units.
•	Our executive officers, including the named executive officers, receive no significant recurring perquisites or other personal benefits.
•	We have market competitive stock ownership guidelines for our executive officers, including the named executive officers, and members of our Board of Directors.
•

We have adopted clawback provisions permitting the Committee to use appropriate discretion to seek recoupment of grants of performance units (including any shares earned and the proceeds from any sale of such shares) and short-term cash incentive awards paid to employees in the event of any fraud, negligence or intentional misconduct by such employees that is determined to be a contributing factor to our having to restate all or a portion of our financial statements. We expect to adopt a general clawback policy covering our annual and long-term incentive award plans and arrangements once the Securities and Exchange Commis-

52

Executive Compensation Philosophy

sion adopts final clawback rules pursuant to The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (known as the “Dodd-Frank Act”).
•	Our Board of Directors has adopted a policy prohibiting officers, members of our Board of Directors and certain employees designated as insiders under our Securities/Insider Trading Policy from engaging in short sales, derivative or speculative transactions in our securities, or purchasing or using, directly or indirectly through family members or other persons or entities, financial instruments (including puts or calls, prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of our securities. This policy was adopted as a sound governance practice, and we are not aware of any non-compliance of this policy by any of our officers, directors or employees designated as insiders.
•	Our Board of Directors has adopted a policy prohibiting officers and directors from holding our securities in a margin account or pledging our securities as collateral for a loan. An exception to this prohibition may be granted by the Chief Executive Officer if an officer or director wishes to pledge shares of our stock as collateral for a loan (but not including a margin account), the officer or director clearly demonstrates the financial capacity to repay the loan without resort to the pledged securities, and the terms of the loan prohibit the sale of any of our stock held as collateral when the officer or director is not permitted to trade in our stock. We are not aware of any officer or member of our Board of Directors who has pledged any of his or her shares of our common stock.
•	The Committee engages an independent executive compensation consultant which the Committee has determined to be independent under the Securities and Exchange Commission rules and NYSE listing standards to provide advice and expertise on the design and implementation of our executive and director compensation programs.

The Committee will continue to monitor executive compensation trends and developments to ensure that we provide the appropriate types and levels of incentives in order to remain competitively positioned to attract and retain the executive talent necessary to achieve our strategic, financial and operational goals.

Specific Corporate Governance Features Related to Compensation

We seek to maintain good governance standards, including standards applicable to the oversight of our executive compensation policies and practices. The following policies and practices were in effect during 2017.

•	The Committee is composed solely of independent directors.
•	The Committee’s independent executive compensation consultant, Meridian Compensation Partners, is retained directly by the Committee and performs no other services for the company.
•	The Committee regularly meets in executive session without management as well as with and without the representatives of Meridian Compensation Partners.
•	The Committee conducts an annual review and approval of our compensation program to ensure that the risks arising from the program are not reasonably likely to have a material adverse effect on our company.

EXECUTIVE COMPENSATION PHILOSOPHY

Our executive compensation philosophy is based on the following core elements: paying for performance and providing a competitive compensation package to attract and retain qualified executives while ensuring our compensation program does not provide incentives for excessive risk taking.

Pay-for-Performance

We structure our compensation program to align the interests of our named executive officers with the interests of our shareholders. We believe a named executive officer’s compensation should be tied directly to the achievement of our strategic, financial and operating goals, all of which are designed to deliver value to our shareholders. Therefore, a significant part of each named executive officer’s pay is “at-risk,” in the form of an annual, short-term, cash incentive award and long-term, equity-based incentive awards. The amount of the annual short-term incentive award paid depends on our company’s performance measured against financial and operating objectives, as well as the named executive officer meeting key leadership and development standards. The portion of our named executive officers’ compensation in the form of equity awards ties their compensation directly to creating shareholder value over the long-term. We believe this combination of annual short-term incentive awards and long-term equity awards aligns the incentives of our named executive officers with our shareholders.

Competitive Pay

We believe a competitive compensation program is an important tool to help us attract and retain talented executives capable of leading our company in the competitive business environment in which we operate. We seek to establish total compensation opportunities for our named executive officers that are within a competitive range of the median of compensation opportunities awarded at our peer companies as further discussed below. Eventual earned compensation from these opportunities can vary based on the company and individual performance. In certain circumstances, we may target pay above or below the competitive median. For example, to recognize an individual’s unique qualifications or performance, we may choose

2018 Proxy Statement	53

Executive Compensation Methodology

to set their expected pay level above the median. However, if the executive is new to the role, we may set his or her expected pay below the median level.

Our compensation program is designed with the following principles in mind:

•	pay our executives equitably and fairly relative to one another and industry peers based on their responsibilities, the capabilities and experience they possess, the performance they demonstrate and market conditions;
•	motivate our executives to perform with the highest integrity for the benefit of our shareholders;
•	motivate our executives to conduct our business and manage our assets in a safe and environmentally responsible manner;
•	promote a non-discriminatory work environment that enables us to benefit from the diversity of thought that comes with a diverse and inclusive workforce; and
•	continue our focus on sound governance practices by implementing executive compensation best practices and policies.

Risk Assessment

The Committee believes our compensation program does not provide incentives for excessive risk-taking, and therefore does not produce risks that are reasonably likely to have a material adverse effect on the company for the following reasons:

•	Broad-based Compensation Program. The primary components of our compensation program, including short-term incentive criteria, are the same for all officers and employees across all of our business units;
•	Fixed Pay Component. The base salary component of compensation is market-based and does not encourage risk-taking because it is a fixed amount; and
•	Prudent Risk Management. Our current short- and long-term incentive plan awards have the following risk-limiting characteristics:

•	under our short-term incentive plan, awards to officers are subject to fixed maximums established by the Committee; provided that, our Chief Executive Officer may recommend to the Committee adjustments to the individual performance multiplier in excess of 125 percent in certain limited cases of exceptional performance;
•	awards are made based on the review and approval by the Committee of a variety of indicators of performance (rather than a single indicator of performance);
•	short- and long-term incentive awards are not tied to formulas that could focus executives on specific short-term outcomes;
•	the Committee approves the final short- and long-term incentive plan award payouts after the review and confirmation of individual executive, operating and financial performance;
•	short-term cash and long-term equity incentive awards are subject to clawback provisions;
•	for executive officers, a significant portion of incentive award value is granted in the form of restricted and performance units that vest over multiple years, which aligns the interests of executive officers to long-term shareholder interests; and
•	executive officers are subject to share-ownership guidelines.

EXECUTIVE COMPENSATION METHODOLOGY

The Executive Compensation Committee

The Committee has the responsibility for reviewing, approving and recommending our executive compensation program to the full Board of Directors for approval. The Committee is composed entirely of individuals who qualify as independent directors under the listing standards of the NYSE. The role of the Committee is to oversee our compensation and benefit plans and policies, direct the administration of these plans and review and approve annually all compensation decisions relating to our executive officers, including compensation decisions for our named executive officers.

The Committee’s practice is to review our executive officer compensation program and make specific decisions in February of each year, including review and approval of base salaries; review and approval of the achievement of short-term cash incentive goals for the prior year; review and approval of short-term cash incentive program thresholds, targets and maximums for the upcoming fiscal year; review and approval of the level of vesting of long-term incentive grants, which were eligible to vest during the year; and review and approval of new long-term incentive grants. This review coincides with our Board of Directors’ review of our financial and operating results for the most recently completed year and allows the Committee to consider those results, as well as our financial and operating plan for the upcoming year, as it makes compensation decisions. The Committee submits its decisions regarding compensation of our Chief Executive Officer, our other named executive officers and our non-management directors to the Board of Directors for approval.

The Committee recognizes the importance of maintaining sound basic principles for the development and administration of our compensation and benefit programs. The Committee has adopted practices to enhance the Committee’s ability to carry out effectively its responsibilities, as well as to ensure we maintain strong links between executive pay and performance. Examples of practices the Committee has adopted include:

•	holding executive sessions without company management present at every in-person meeting of the Committee;
•	reviewing total compensation tally sheets for the named executive officers on an annual basis;

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Executive Compensation Methodology

•	engaging an independent executive compensation consultant to advise the Committee on executive compensation issues;
•	meeting with the independent executive compensation consultant in executive session without management present at each regularly scheduled in-person meeting of the Committee to discuss our compensation program and actions on a confidential basis;
•	evaluating the performance of the Committee each year; and
•	assessing the performance of the Committee’s independent executive compensation consultant each year.

Following our 2017 annual meeting of shareholders, the Committee took into account the affirmative vote by 96.5 percent of our shareholders who voted on our executive compensation at our 2017 annual meeting of shareholders and determined to continue to apply the same principles the Committee has used historically in determining the nature and amount of executive compensation.

The Role of Executive Management in the Executive Compensation Process

Each year, our executive management presents our annual strategic and financial plan to our Board of Directors for approval. The presentation includes a review of the expected financial and operating performance of each of our business segments, the expected financial performance of the company on a consolidated basis and the capital expenditure plan, as well as a consolidated five-year strategic and financial outlook. The criteria and targets for our annual short-term cash incentive awards are recommended by executive management to the Committee based on our Board-approved strategic and financial plan. Upon the completion of each fiscal year, and following finalization of the year’s financial and operating results, executive management reviews our actual performance relative to the short-term incentive plan criteria and targets established by the Committee for the performance year in order to determine the short-term cash incentive awards to be presented to the Committee for each named executive officer.

In making individual compensation decisions, the Committee reviews the recommendations from the Chief Executive Officer with respect to all named executive officers other than himself. The Committee reviews and discusses these recommendations in executive session and reaches its own decision with respect to the compensation of the named executive officers, including the Chief Executive Officer. In turn, the Committee presents its compensation decisions with respect to the Chief Executive Officer and the other named executive officers to our full Board of Directors for approval.

The executive compensation group in our human resources department supports both the Committee and executive management in establishing management’s recommendations regarding annual performance metrics and targets and providing periodic analyses and reports regarding our executive compensation program.

The Role of the Independent Executive Compensation Consultant

The Committee has the authority under its charter to engage the services of outside advisors, experts and others to assist the Committee in the performance of its duties. During 2017, the Committee continued the engagement of Meridian Compensation Partners to serve as the Committee’s independent executive compensation consultant on matters related to executive and director compensation. The independent executive compensation consultant reports directly to the Committee and provides no other services to us.

The Committee annually reviews and establishes the scope of the engagement of the Committee’s executive compensation consultant, which is reflected in an annual engagement letter between the consultant and the Committee. During 2017, the scope of the assignment and the material instructions regarding the services of the executive compensation consultant were:

•	provide input to the Committee’s decision making with respect to executive compensation matters in light of the company’s business strategy, pay philosophy, prevailing market practices, shareholder interests and relevant regulatory mandates;
•	provide advice on our executive pay philosophy;
•	provide advice on the composition of our compensation peer group for competitive bench marking;
•	provide comprehensive competitive market studies as background against which the Committee can consider the company’s Chief Executive Officer and senior management base salaries, annual bonus opportunities, long-term incentive awards, benefits, perquisites and severance protections;
•	provide competitive annual salary adjustment budgets as reported in the competitive marketplace;
•	provide incentive plan design advice for both annual and various long-term incentive vehicles and other compensation and benefit programs that meet company objectives;
•	advise the Committee regarding the design of our proposed Equity Incentive Plan, including share pool modeling, shareholder voting analysis and proxy statement disclosure;
•	apprise the Committee about emerging best practices and changes in the regulatory and corporate governance environment;
•	provide consulting and competitive market data on director compensation matters;
•	conduct periodic meetings with our management as required from time to time to discuss executive compensation issues and prepare for Committee meetings;
•	assist with preparation of the proxy statement “Compensation Discussion and Analysis”;
•	assist with developing tally sheets for our Chief Executive Officer and other senior officers; and
•	periodically review the Committee’s charter.

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Executive Compensation Methodology

In addition, the engagement letter provides for the consultant to be available to assist the Committee with respect to other executive compensation matters that may arise throughout the year.

The executive compensation consultant attended each regularly scheduled in-person meeting of the Committee in 2017. During a portion of each regular, in-person meeting, the executive compensation consultant met with the Committee in executive session without members of management present. The executive compensation consultant also communicated with members of the Committee outside of the Committee’s meetings as desired by the Committee members. The executive compensation consultant reviewed briefing materials, including those with respect to individual compensation matters prepared by management for the Committee, reviewed recommendations and proposals being submitted to the Committee and provided perspective, advice and recommendations to the Committee regarding the recommendations of management. The executive compensation consultant also gathered and provided competitive market data and other background information for consideration by the Committee.

It is the Committee’s view that its executive compensation consultant should be able to render candid and direct advice independent of management’s influence and numerous steps have been taken to satisfy this objective. The executive compensation consultant is engaged by and reports directly to the Committee on matters related to compensation. As noted above, representatives of the executive compensation consultant meet separately with the Committee members outside the presence of management at each regular, in-person meeting and also speak separately with the Committee chair and vice-chair and other Committee members between meetings, as necessary or desired. The executive compensation consultant interacts from time to time directly with our Executive Vice President and Chief Administrative Officer, Vice President—Human Resources and our Vice President, Associate General Counsel and Secretary as necessary to support the work of the executive compensation consultant on behalf of the Committee. These interactions are limited to those that are on the Committee’s behalf or related to matters that will be presented to the Committee for review and approval.

At least annually, the Committee conducts a review of the executive compensation consultant’s performance and independence. This review includes an evaluation of the services that the executive compensation consultant has provided to the Committee, the related fees and the procedures implemented by the executive compensation consultant with respect to maintaining its independence. During 2017, Meridian Compensation Partners did not advise us or deliver any services other than the referenced compensation consulting services provided to the Committee. We paid fees to Meridian Compensation Partners of approximately $273,358 for services to the Committee in 2017.

In February 2017, the Committee considered the independence of Meridian Compensation Partners in light of Securities and Exchange

Commission rules and NYSE listing standards regarding the independence of consultants to compensation committees. The Committee requested and received a letter from Meridian Compensation Partners addressing the consulting firm’s independence, including the following factors: (1) other services provided to us by the consultant; (2) fees paid by us as a percentage of the consulting firm’s total revenue; (3) policies or procedures maintained by the consulting firm that are designed to prevent a conflict of interest; (4) any business or personal relationships between the individual consultants involved in the engagement and any member of the Committee; (5) any company stock owned by the individual consultants involved in the engagement; and (6) any business or personal relationships between our executive officers and the consulting firm or the individual consultants involved in the engagement. The Committee discussed these considerations and concluded that the work of the consultant did not raise any conflict of interest and that the consultant was independent of the Committee and our company.

Competitive Assessment

For 2017 compensation decisions, the Committee asked Meridian Compensation Partners to assist it with the annual competitive assessment of our executive compensation program. The Committee reviewed independent executive compensation data compiled by Meridian Compensation Partners to assess competitive executive compensation levels for our executive officers.

The Committee considers a number of factors in structuring our compensation program and making compensation decisions, including the compensation practices of selected peer companies in the energy industry, which we refer to as our “Energy Peers.” The Committee’s independent consultant annually reviews the peer group with the Committee to assess its continued appropriateness and applicability to our company. The 2017 Energy Peers were recommended by Meridian Compensation Partners and management, and were selected because they have significant lines of business in the energy industry that are similar to our businesses and because the size of their operations (e.g., enterprise value, market value, and earnings before interest, taxes, depreciation and amortization) and the skills and experience required of their senior management to effectively operate their businesses are also similar to our businesses. The Committee made certain changes to our 2017 Energy Peers to narrow the focus on companies operating solely or primarily in the midstream energy business while maintaining the reasonable consistency and statistical validity of the competitive compensation assessment. Seven companies were removed from the peer group, and two companies were added. The compensation paid by the removed companies did not skew the peer group analysis up or down as their benchmark compensation spanned all ranges among the peer group. The Committee believes that reference to the Energy Peers is appropriate when reviewing our compensation program because we compete with these companies for executive talent.

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Executive Compensation Methodology

Our Energy Peers for 2017 were:

Boardwalk Pipeline Partners, LP	Magellan Midstream Partners, L.P.
Buckeye Partners, L.P.	NuStar Energy L.P.
Columbia Pipeline Group	Spectra Energy Corp.
Enable Midstream Partners LP	Sunoco Logistics Partners LP
EnLink Midstream Partners LP	Targa Resources Corp.
EQT Corporation	The Williams Companies, Inc.

The Committee attempts to set the compensation opportunities of our executive officers at levels that are competitive with those of the Energy Peers and uses market comparison data from each company’s proxy statement regarding these companies as a guide. The Committee reviews the median salary, annual short-term cash target incentive and long-term target equity compensation (and the total of these elements) of persons holding the same or similar positions as our named executive officers at the Energy Peers, based on the most recent market data available. The Committee then generally seeks to set the compensation of our named executive officers for each of these elements within a competitive range of the Energy Peers median level for such element, assuming payout of performance-based compensation at target. The use of market comparison data, however, is just one of the tools the Committee uses to determine executive compensation, and the Committee retains the flexibility to set target compensation opportunities at levels it deems appropriate for an individual or for a specific element of compensation. An executive’s actual compensation may vary from the target amount set by the Committee based on individual and the company performance, as well as changes in our stock price.

To assess the relative competitiveness of compensation for each named executive officer, the Committee’s established practice is to review the Energy Peers base salary, short-term incentives, long-term incentives and total target compensation opportunities for the 25th, 50th and 75th percentiles. 2017 base salary and annual short-term incentive and long-term incentive target amounts established by the Committee for the named executive officers were between the 25th and 75th percentiles, and therefore the Committee determined that 2017 compensation levels fell within the Committee’s established parameters.

Tally Sheets

To better understand the total executive compensation package, and provide further perspective when making pay decisions, the Committee reviewed compensation tally sheets with respect to our named executive officers. Each of these tally sheets presented the dollar amount of each component of the named executive officer’s compensation, including current cash compensation (base salary and any annual short-term cash incentive payment), accumulated deferred compensation balances, outstanding long-term equity awards, retirement benefits, incidental or one-time perquisites and any other compensation. These tally sheets also reflected potential payments under certain termination of employment and change-in-control scenarios.

Compensation Mix and At-Risk Pay

In determining the overall mix of 2017 compensation for our named executive officers, the Committee considered the competitive market data assembled by its executive compensation consultant in order to assess an appropriate allocation between cash and non-cash compensation.

A significant portion of total executive compensation is variable and “at-risk” based on both the annual and long-term performance of our company, which aligns the interests of our executives with the interests of our shareholders. In 2017, consistent with our pay-for-performance philosophy, we granted to our named executive officers performance-vesting stock units (having a value equal to approximately 80 percent of the aggregate equity grant value) and time-vesting restricted stock units (having a value equal to approximately 20 percent of the aggregate equity grant value). In addition, the payment of long-term incentive compensation in the form of our common stock helps to align the interests of our executive officers with the interests of our shareholders and assists our executives in establishing a meaningful ownership position in our company and in meeting our share-ownership guidelines.

Personal Performance

Executive compensation decisions include an assessment of individual performance, including the named executive officer’s contribution to our overall performance for the applicable performance period. Individual performance criteria include:

•	business results achieved;
•	problem analysis;
•	directing business activities;
•	utilization of human, capital and material resources;
•	initiation of and response to change;
•	leadership, planning and organizational abilities;
•	decision making;
•	time management;
•	communication and employee relations;
•	safety and environmental performance;
•	regulatory compliance; and
•	customer satisfaction.

The Committee, in consultation with our Corporate Governance Committee, completes an individual performance assessment of the Chief Executive Officer each year. This performance assessment is summarized and presented to the Chief Executive Officer for discussion and is reviewed by the Committee in executive session

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Components of compensation

when evaluating the compensation of the Chief Executive Officer. The other named executive officers are also evaluated each year through our performance appraisal process by the Chief Executive Officer. These performance assessments are considered each year in connection with the overall compensation review process for our executives.

There are no differences in the Committee’s compensation policies and practices for determining the compensation awarded to the Chief Executive Officer and the other named executive officers other than as described in the paragraph above. Differences in levels of compensation are attributable to differences in roles and responsibilities, individual performance and the Committee’s practice of setting pay levels to reflect competitive market conditions on a position by position basis.

COMPONENTS OF COMPENSATION

Total Compensation

The Committee strives to provide a comprehensive executive compensation program that is competitive and performance-based. To that end, executive compensation is tied directly to our operating and financial performance. In structuring executive compensation, the Committee considers long- and short-term financial performance, shareholder return, business unit performance, safety, environmental and regulatory compliance, and the previously referenced individual performance criteria.

We believe our executive compensation program must also be internally consistent and equitable in order for the company to achieve its corporate objectives. In setting the elements and amounts of compensation, the Committee generally does not consider amounts of compensation realizable from prior years’ compensation. However, when making grants of long-term, equity-based incentive grants each year, the Committee considers, among other factors it deems relevant, the size of grants of long-term, equity-based compensation made in prior years.

Annual Cash Compensation

As in prior years, annual cash compensation in 2017 for the named executive officers consists of two components: base salary and a variable, at-risk, annual short-term cash incentive award that is earned based on both the company’s financial and operating performance and the executive officer’s individual performance.

•	Base Salary. Annual base salary is designed to compensate executives for their level of responsibility, experience, tenure, sustained individual performance and contribution to our company. Salaries are reviewed annually. While the Committee considers our overall financial performance in establishing levels of executive compensation each year, there are no specific, objective financial results that are quantified by the Committee in establishing or changing the base salaries of our named executive officers.
•	Annual Short-Term Cash Incentive Awards. Variable, at-risk, annual short-term cash incentive awards are made under our Annual Officer Incentive Plan and are designed to communicate collective annual corporate goals, to provide our named executive officers with a direct financial interest in our performance and profitability and to reward performance. The 2017 performance goals established under the Annual Officer Incentive Plan and the company’s performance relative to such goals are described under “2017 Annual Short-Term Incentive Awards.”

Long-Term Equity Incentive Awards

Annual grants of long-term equity incentive awards were made under our Long-Term Incentive Plan (“LTI Plan”) and our ECP through February 21, 2018. Since 2004, grants under these plans have consisted of restricted stock units and performance units. These annual grants are designed to provide a meaningful incentive to enhance long-term shareholder value. A higher ratio of performance units to restricted stock units is granted to higher-level officers and those with more direct ability to impact the performance of the company.

Retirement Benefits

We have a defined contribution 401(k) retirement plan covering all of our employees, including our named executive officers, and we match contributions of our employees under this plan up to six percent of eligible compensation. We also maintain a defined benefit pension plan covering Messrs. Spencer, Christensen and certain other employees hired prior to January 1, 2005, and a Profit Sharing Plan covering Messrs. Hulse, Reiners, Martinovich, Burdick, and other employees hired after December 31, 2004. Under the Profit Sharing Plan, we made a contribution each calendar quarter during 2017 equal to one percent of the participant’s eligible compensation for that quarter. We also made an additional discretionary contribution to the participant’s account at year end equal to three percent of the participant’s eligible 2017 compensation. The Profit Sharing Plan does not permit any contributions to be made by plan participants.

In addition, we maintain a supplemental executive retirement plan for the benefit of certain officers. Of our named executive officers, only Messrs. Spencer and Christensen are participants in the Supplemental Executive Retirement Plan. No new participants in our Supplemental Executive Retirement Plan have been approved since 2005 and the plan was closed to new participants in 2013. Additional details regarding our defined benefit pension plan and Supplemental Executive Retirement Plan are provided under “Pension Benefits.”

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2017 Annual Short-Term Incentive Awards

We also sponsor employee health and welfare plans that provide post-retirement medical and life insurance benefits to full-time employees (including our named executive officers) hired prior to January 1, 2017, who retire from our company. The pre-Medicare post-retirement plans are contributory, with retiree contributions adjusted periodically, and contain other cost-sharing features such as deductibles and co-insurance. The retiree medical plan for Medicare-eligible retirees is an account-based plan pursuant to which certain employee groups are eligible for company contributions that can be applied toward the purchase of Medicare supplement policies through a private exchange.

Nonqualified Deferred Compensation Plan

Our nonqualified deferred compensation plan (NQDC Plan) is available to a select group of management and highly compensated employees, including our named executive officers. The NQDC Plan permits participants to defer receipt of a portion of their compensation paid during the following year until a later date permitted under the NQDC Plan and provides notional employer contributions to compensate participants who are subject to certain limits established by the Tax Code, with respect to their qualified benefit plan contributions. Because these arrangements are, by their nature, tied to cash compensation and qualified plan benefits, they are not considered by the Committee when establishing salary and short-term and long-term incentive measures and amounts. Officers also are eligible to defer the receipt of their long-term equity incentive awards granted under our ECP.

Perquisites and Other Benefits

The company provides only minimal perquisites to the named executive officers, which are not taken into account by the Committee when establishing salary and short- and long-term incentive compensation.

2017 COMPENSATION DECISIONS

For each of our named executive officers, 2017 base salary and short- and long-term incentive targets were determined following consideration of the business and economic environment, market data for the Energy Peers compiled and furnished by the executive compensation consultant to the Committee, internal equity considerations and a subjective determination of the officer’s individual performance using the performance criteria referenced above. The Committee does not use objective targets when evaluating performance with respect to those individual performance criteria, and does not have a specific weighting for any of the individual performance factors. The final determination is based upon all of the individual performance criteria, considered in the aggregate and in light of the surrounding circumstances, but such determination and the assessment of each individual factor is entirely subjective. The

Committee includes and reviews those subjective factors to ensure that it undertakes a comprehensive review of individual performance when setting compensation.

For 2017, the Committee took the following actions regarding the compensation of our named executive officers:

•	Increasing Mr. Spencer’s base salary by $40,000 and his long-term incentive target by $650,000 to more competitively align him with our Energy Peers.
•	Increasing Mr. Burdick’s base salary by $90,000, his short-term incentive target by 5 percent and his long-term incentive target by $250,000 to account for the additional responsibilities he assumed in his new role as Executive Vice President and Chief Commercial Officer, which was his position prior to his appointment as our Executive Vice President and Chief Operating Officer in May 2017.
•	Increasing Mr. Reiners’ base salary by $10,000 to more competitively align him with our Energy Peers.
•	Making no changes to the 2017 compensation of Messrs. Hulse, Martinovich, Christensen and Lake as their compensation was within the desired competitive range.

2017 ANNUAL SHORT-TERM INCENTIVE AWARDS

The purpose of our Annual Officer Incentive Plan is to align the named executive officers’ interests with shareholders’ interests by providing them with a financial incentive tied directly to key measures of our financial and operational performance.

Financial Measures

The 2017 Annual Officer Incentive Plan included the measurement of financial results that take into account the impact of anticipated market conditions (commodity prices, natural gas liquids price differentials and natural gas and natural gas liquids volumes). The financial measures included in the 2017 Annual Officer Incentive Plan were:

•

Distributable cash flow (DCF) per share which measures the quantity of our cash flow. DCF per share is defined as Adjusted EBITDA (as defined below) less interest expense, budgeted maintenance capital expenditures and equity earnings from investments, adjusted for net cash distributions received from unconsolidated affiliates and certain other non-cash items and less distributions to the public holders of ONEOK Partners’ common units prior to the completion of the ONEOK Partners merger transaction, divided by the weighted-average number of shares of common stock outstanding at the end of the fiscal year. Adjusted EBITDA is defined as net income adjusted for interest expense, depreciation and amortization, income taxes, allowance for equity funds used during construction and certain other items. DCF per

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2017 Annual Short-Term Incentive Awards

share measures the amount of cash we generate that is available to pay out in the form of dividends to our shareholders.
•	Return on invested capital (ROIC) which measures the quality and efficiency of our earnings and capital investments. ROIC is earnings before interest and taxes (EBIT), divided by invested capital, where invested capital is the daily average for the fiscal year of short-term debt, less cash, long-term debt and equity, excluding accumulated other comprehensive income. ROIC is a critical indicator of how effectively we use our capital invested in our operations and is an important measurement for judging how much value we are creating for our shareholders.
•	DCF per share, Adjusted EBITDA and EBIT do not include the cumulative effects of accounting changes.

Operational Measures

The operational measures included in the 2017 Annual Officer Incentive Plan were:

•	Total Recordable Incident Rate (TRIR). TRIR is the number of Occupational Safety and Health Administration incidents per 200,000 work-hours. The inclusion of this metric is designed to emphasize our commitment to the safe operation of our business and to reward safe behavior throughout our company. The 2017 target for TRIR represented a 45 percent improvement over the previous year’s target results.
•	Agency Reportable Environmental Event Rate (AREER). AREER is defined as the total number of releases and excess emission events that trigger a federal, state or local environmental reporting requirement (with some exceptions to account for events outside our control, planned maintenance and disparities in reporting requirements across our operations) per 200,000 work-hours. The 2017 AREER target represented a 15 percent improvement from 2016 AREER.

Goal Setting

The Committee also approved a threshold, target and maximum level for each financial and operational measure. These levels were based on the expectation that there was: a high likelihood the threshold will be achieved; a reasonable likelihood the target will be achieved; and a low likelihood the maximum will be achieved.

Based upon the company’s performance against these measures, targeted annual short-term cash incentive awards for 2017 company performance could range from zero to a maximum of 200 percent of target. In determining the actual annual short-term incentive award to be paid to each named executive officer, assuming the company’s performance measures are met, the award is adjusted based on individual performance, which is measured based on the individual’s contributions to achieving our corporate goals. As in past years, tying the annual short-term cash incentive award to individual performance raises the level of personal accountability for each named executive officer.

The 2017 annual short-term cash incentive plan measures and weighting were developed and recommended to the Committee by executive management, were reviewed and approved by the Committee, and were approved by our Board of Directors in February 2017 and included the two financial measures of ONEOK Partners, L.P. DCF per unit and ONEOK Partners, L.P. ROIC. Following completion of the merger transaction between the company and ONEOK Partners which resulted in ONEOK Partners becoming our wholly owned subsidiary in June 2017, the Committee and the Board approved at their July meetings two revised financial measures of ONEOK, Inc. DCF per share and ONEOK, Inc. ROIC.

The 2017 metrics and targets are summarized as follows:

ONEOK, Inc. Corporate Criteria 2017 Fiscal Year	Threshold (Pays 0%)	Target (Pays 100%)	Maximum (Pays 200%)	Weighting	Target Payout	Maximum Payout
Distributable Cash Flow Per Share	$3.00	$3.50	$3.99	40%	40%	80%
Return On Invested Capital	9.85%	10.92%	12.00%	40%	40%	80%
Total Recordable Incident Rate (TRIR)	0.70	0.58	0.46	10%	10%	20%
Agency Reportable Environmental Event Rate (AREER)	1.28	1.11	0.94	10%	10%	20%
				Total	100%	200%

For each performance measure in the table above, no incentive amount would be paid for that measure if the company’s actual result was lower than the threshold level. If our actual result was between the stated performance levels, the percentage payable was interpolated between the stated payout percentages. Maximum corporate payout percentages were set for each performance level.

The cumulative maximum corporate payout percentage was 200 percent of target for 2017.

In addition to taking into account the established corporate criteria, annual short-term cash incentive awards to the named executive officers are subject to further adjustment through the application of an individual performance multiplier ranging from zero to

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Long-Term Incentive Awards

125 percent (a greater percentage may be applied if approved by our Chief Executive Officer). The individual performance multiplier is set by the Committee annually, taking into consideration management’s recommendation regarding individual performance and contribution.

2017 Results

The following table sets forth the 2017 target and maximum award opportunity for each of the named executive officers expressed as a percentage of his base salary.

	2017
Name	Target Award as Percentage of Base Pay	Maximum Award as a Percentage of Base Pay
Terry K. Spencer	100%	250%
Walter S. Hulse III	70%	175%
Kevin L. Burdick	70%	175%
Robert F. Martinovich	70%	175%
Derek S. Reiners	65%	163%
Wesley J. Christensen	70%	175%
Stephen W. Lake	65%	163%

At the regular meeting of the Committee held in February 2018, the Committee determined that payouts under the 2017 Annual Officer Incentive Plan would be based on a 96.4 percent corporate multiplier. This determination was made following the calculation of the year-end results of the company’s achievement with respect to the four objective performance criteria referenced above. The percentage multiplier was calculated based on a sum of the following determinations:

•	the 2017 DCF per share was $3.62 which was greater than the target but less than the maximum. As a result, the weighted average percentage of 49.8 percent was earned toward the overall corporate multiplier;
•	the 2017 ROIC was 11.02 percent, which was greater than the target but less than the maximum. As a result, the weighted average percentage of 43.7 percent was earned toward the overall corporate multiplier;
•	the 2017 TRIR performance measure was 0.78, which was worse than the threshold. As a result, the weighted average percentage of zero percent was earned toward the overall corporate multiplier; and
•	the 2017 AREER was 1.23, which was better than the threshold but worse than the target. As a result, the weighted average percentage of 2.9 percent was earned toward the overall corporate multiplier.

These performance measure percentages were added together to arrive at the 96.4 percent corporate multiplier.

While our safety and environmental results improved over 2016, we fell short of 2017’s challenging but achievable targets, which were based on our historical performance. The 2017 TRIR result was a 26 percent reduction from 2016 and represents the second best annual result since the TRIR measure was first included in our 2009 short-term incentive plan. The 2017 AREER result was a 5 percent reduction from 2016 and represents the best annual result since the AREER measure was first included in our 2014 short-term incentive plan. The continued safe, reliable and environmentally sustainable operation of our network of integrated natural gas and natural gas liquids assets is essential to our business success.

To determine the short-term awards payable to each of our named executive officers with respect to 2017, the company’s 96.4 percent multiplier was multiplied by the named executive officer’s base salary, times his target short-term incentive percentage as set forth in the table above, and times his individual performance multiplier as described above. The annual calculation for our named executive officers may be stated as follows:

The Committee did not exercise its discretion to adjust the amount of the 2017 corporate multiplier for extraordinary circumstances.

The “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table for Fiscal 2017 on page 65 contains the annual short-term incentive awards under the Annual Officer Incentive Plan earned by each of the named executive officers for 2017 and paid in 2018.

LONG-TERM INCENTIVE AWARDS

Overview

We historically have maintained the LTI Plan and the ECP, pursuant to which various types of long-term equity incentives were granted through February 21, 2018, including restricted stock units and performance units. We have not granted stock options since 2007, and no options are held by our named executive officers. Participation in the LTI Plan and the ECP was limited to those officers and employees who were in a position to contribute significantly to our long-term growth and profitability. These plans are administered by the Committee, and the Committee is authorized to make all grants of long-term incentive awards under the plans, as well as to make all decisions and interpretations required to administer the

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Long-Term Incentive Awards

plans. Subject to shareholder approval, future equity awards will be issued under the 2018 EIP.

Equity-based long-term incentive awards are approved and granted on an annual cycle, typically in the first quarter of each year. Awards made by the Committee in 2017 were based upon competitive market data provided to the Committee by the Committee’s executive compensation consultant, as well as the Committee’s assessment of our overall performance and the individual executive’s performance and contribution. The Committee also considered the size of equity grants made in prior years to each executive.

The ECP historically provided that the Committee could approve the deferral by officers, for income-tax-planning purposes, of the receipt of shares otherwise issuable to participants upon vesting of performance units granted to them under the plan. Future deferrals of awards granted after June 1, 2018 will occur under our NQDC Plan. With respect to any such deferrals, the issuance of shares is deferred until the date indicated in the participant’s election. Dividend equivalents are earned on the deferred awards during the deferral period and are deemed to be reinvested in our common stock. At the distribution date, the remaining state and federal taxes are due, and the shares deferred are distributed to participants net of a number of shares having a value equal to the federal and state taxes calculated based on the fair market value of our common stock price on that date.

2017 Awards

In 2017, restricted stock units were granted pursuant to the LTI Plan and performance units were granted pursuant to the ECP. With respect to awards to our named executive officers in 2017, approximately 80 percent were performance-vested stock unit awards and 20 percent were time-vested restricted stock unit awards, reflecting our practice to grant more potential value to our named executive officers in the form of performance vesting rather than time vesting awards. The aggregate grant date fair value of the restricted stock units and performance units granted under the LTI Plan and the ECP to the named executive officers in 2017, as determined in accordance with ASC Topic 718, is shown in the “Stock Awards” column of the Summary Compensation Table for Fiscal 2017 on page 65.

2017 Restricted Units. Restricted stock units granted under the LTI Plan in 2017 vest three years from the date of grant, at which time the holder is entitled to one share of our common stock for each restricted stock unit held. If a holder of restricted stock units retires, becomes disabled or dies prior to vesting, the restricted stock units will vest immediately on a prorated basis based on the number of full months elapsed from the date of grant and the date of such holder’s retirement, disability or death. In cases of termination of employment for any reason other than (i) retirement, disability, death, or (ii) an involuntary termination without cause, restricted stock units are forfeited. In the event of a change in control of the company, restricted stock unit awards vest as of the effective date of the change in control. Dividend equivalents are accrued with respect to these restricted stock units over the term of the vesting period.

2017 Performance Units. Performance units granted under the ECP in 2017 vest three years from the date of grant, at which time the holder is entitled to receive a percentage of the performance units granted in shares of our common stock. The number of shares of common stock to be issued upon vesting will range from zero to 200 percent of the number of units granted based on our total shareholder return (“TSR”) over the performance period beginning on February 22, 2017, and ending on February 22, 2020, compared with the TSR of the peer group established for 2017 performance units. TSR includes both the change in market price of the stock and the value of dividends paid and reinvested in the stock during the three-year performance period. Peer companies that are no longer publicly traded on the closing date of the performance period as a result of an acquisition will not be considered in the performance calculation and any peer company that files for bankruptcy protection will be deemed to have a TSR of 100 percent.

The following table reflects the percentage of units that will be earned at the end of the performance period based on our TSR performance during such period as compared with our peer group:

PERFORMANCE UNITS VESTING CRITERIA FEBRUARY 2017—FEBRUARY 2020 PERFORMANCE PERIOD
ONEOK TSR Ranking vs. ONEOK Peer Group	Percentage of Performance Units Earned
90th percentile and above	200%
75th percentile	150%
50th percentile	100%
25th percentile	50%
Below the 25th percentile	0%

If our TSR ranking at the end of the performance period is between the stated percentage levels set forth in the table above, the percentages of performance units earned will be interpolated between the earnings levels.

If a holder of performance units retires, becomes disabled, dies or is terminated without cause prior to vesting, the performance units will vest based on the performance results at the end of the performance period on a prorated basis based on the number of full months elapsed from the date of grant through the date of such holder’s retirement, disability, death or involuntary termination without cause. In cases of termination of employment for any reason other than retirement, disability, death or involuntary

62

Share Ownership Guidelines

termination without cause, performance units are forfeited. Outstanding performance units that vest in connection with a change of control will vest in an amount based on the TSR performance results over the period from the date of grant through the effective date of the change of control. Dividend equivalents are accrued with respect to these performance units over the term of the vesting period.

CLAWBACK PROVISIONS

Our Board of Directors believes that employees who are responsible for material noncompliance with applicable financial reporting requirements resulting in accounting errors leading to a financial statement restatement should not benefit monetarily from such noncompliance. We maintain clawback provisions to permit our Board or a committee of our Board to use appropriate discretion to recapture grants of performance units and short-term cash incentive awards paid to employees who bear responsibility for such noncompliance. We believe that these clawbacks discourage employees from taking actions that could result in material excessive risk to us.

Our outstanding performance unit grants contain provisions that allow the Committee, in its sole discretion, to seek recoupment of the unvested performance units, any resulting shares earned and the gross proceeds from the sale of such shares in the event of fraud, negligence or intentional misconduct by the holder of the performance units that is determined to be a contributing factor to our having to restate all or a portion of our financial statements.

In addition, our Annual Officer Incentive Plan provides that the Committee, in its sole discretion, may call for repayment of all or a portion of a short-term cash incentive award to a participant in the event of fraud, negligence or intentional misconduct by the participant that is determined to be a contributing factor to our having to restate all or a portion of our financial statements.

In fiscal year 2017, we had no financial statement corrections requiring a restatement, and the Board of Directors has not needed to consider taking any action under these clawback provisions.

On July 1, 2015, the Securities and Exchange Commission issued a proposed rule and rule amendments to implement the provisions of Section 954 of the Dodd-Frank Act, which added Section 10D to the Exchange Act. The proposed rule and rule amendments would direct the national securities exchanges and national securities associations to establish listing standards that would require each issuer to develop and implement a policy providing for the recovery, under certain circumstances, of incentive-based compensation that is received by current or former executive officers, and require the disclosure of the policy. A listed issuer would be required to file the policy as an exhibit to its annual report. Publication of the final rule and rule amendments has not yet occurred. We expect to revise our clawback provisions to conform to the new rules once the new rules have been adopted.

SECURITIES TRADING POLICY

We have a policy that employees, including our officers and directors, may not purchase or sell our stock when they are in possession of material non-public information. This policy also provides that officers, directors and employees in certain designated work groups may trade in our securities only during “open window” periods (beginning on the third day after our release of quarterly or annual earnings and continuing until the first day of the following calendar quarter) and must pre-clear all purchases and sales of our securities with our senior management. This policy also prohibits officers, members of our Board of Directors and employees in certain designated work groups from engaging in short sales, derivative or speculative transactions in our securities, or purchasing or using, directly or indirectly through family members or other persons or entities, financial instruments (including puts or calls, prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of our securities.

The policy also prohibits officers and directors from holding our securities in a margin account or pledging our securities as collateral for a loan. An exception to this prohibition may be granted by the Chief Executive Officer when an officer or director wishes to pledge shares of our stock as collateral for a loan (but not including a margin account), the officer or director clearly demonstrates the financial capacity to repay the loan without resorting to the pledged securities, and the terms of the loan prohibit the sale of any of our stock held as collateral when the officer or director is not permitted to trade in our stock.

No named executive officer or member of our Board of Directors has pledged any of their shares of our common stock.

SHARE OWNERSHIP GUIDELINES

Our Board of Directors strongly advocates executive share ownership as a means to align executive interests with those of our shareholders and has adopted share-ownership guidelines for our Chief Executive Officer and all other officers of the company. These guidelines generally must be achieved by each officer over the course of five years after becoming an officer or over the course of five years following promotion to a new office with a higher ownership guideline. The ownership guideline for the Chief Executive Officer is a share ownership position with a value of six times base salary. The ownership guidelines for our other officers provide for share ownership positions ranging from two to five times base salary, depending on the office held.

Our Board of Directors has also established minimum share-ownership guidelines for our directors that provide that, within five years after joining the Board, each non-management director will own shares of our common stock having a minimum value of five times the annual cash retainer paid for service on our Board.

2018 Proxy Statement	63

Executive Compensation Committee Report

Our share-ownership guidelines provide that an officer or director may not sell shares of his or her stock unless such officer or director holds shares that meet the minimum ownership guideline after giving effect to such sale.

CHANGE-IN-CONTROL PAYMENTS

Our executive management and other employees have built our company into the successful enterprise that it is today, and we believe that it is important to protect their interests in the event of a change in control of our company. Further, it is our belief that the interests of our shareholders will be best served if the interests of our senior management are aligned with our shareholders, and that providing change in control benefits should mitigate the reluctance of executive management to pursue potential change-in-control transactions that may be in the best interests of our shareholders.

We have a Change-in-Control Severance Plan that provides for certain payments (comprised of a single lump sum cash payment that may be up to three times the sum of a participant’s base salary and target short-term incentive bonus, plus reimbursement of COBRA healthcare premiums for up to 18 months) in the event of termination of employment of an executive officer of our company (including the named executive officers) following a change in control. The plan does not provide for additional pension benefits upon a change in control. In addition, the plan does not provide a tax gross-up feature but provides plan participants a “net best” approach to excise taxes in determining the benefit payable to a participant under the plan. This approach provides a participant his “net best benefit,” which is the greater of (i) the full benefit payable to a participant plus the applicable federal excise tax, if any, or (ii) the benefit reduced to a level that would not trigger the payment of federal excise tax. To determine the levels of benefits to be paid to the named executive officers under the plan when the plan was adopted, the Committee consulted with Meridian Compensation Partners, its independent executive compensation consultant, to determine competitive practices in our industry with respect to change in control arrangements. The Committee determined that the levels of benefits provided under the plan, including the payment of various multiples of salary and target short-term incentive compensation, accomplished our objective of providing competitive benefits and that these benefits are consistent with the general practice among our peers. The Committee annually reviews the eligible participants and benefit levels under the plan. Under this plan, all change-in-control benefits are “double trigger” and are payable only if the officer’s employment is terminated without cause or by the officer for good reason at any time during the two years following a change in control.

For additional information on this plan, see “Potential Post-Employment Payments and Payments upon a Change in Control” below.

INTERNAL REVENUE SERVICE LIMITATIONS ON DEDUCTIBILITY OF EXECUTIVE COMPENSATION

Under Section 162(m) of the Tax Code, the company will generally not be entitled to a tax deduction for individual compensation over $1 million that is paid to certain executive officers. As in effect prior to its recent amendment by the Tax Cuts and Jobs Act of 2017, Section 162(m) provided an exception to the deductibility limitations for performance-based compensation that met certain requirements. In 2017, the Committee compensated executive officers in a manner designed to promote varying corporate goals in the best interest of the company. While considering the impact of Section 162(m) and awarding certain elements of compensation that, at the time, were intended to qualify as “performance-based” compensation, the Committee did not adopt a policy requiring all compensation to be fully deductible under Section 162(m). As Section 162(m) has been amended, effective for taxable years beginning after December 31, 2017, the “performance-based” compensation exception was eliminated from Section 162(m), except for certain grandfathered arrangements under the transition rules. In light of this amendment, the Committee will continue to consider the potential impact of the application of Section 162(m) on compensation for its executive officers and reserves the right to provide compensation to executive officers that may not be tax-deductible, as well as the right to modify compensation that was initially intended to qualify as “performance-based” compensation if it believes that taking any such action is in the best interests of the company and its stockholders.

EXECUTIVE COMPENSATION COMMITTEE REPORT

The Executive Compensation Committee of the Board of Directors has the responsibility for reviewing and recommending to the full Board of Directors the company’s executive compensation program. The Committee is composed entirely of persons who qualify as independent directors under the listing standards of the NYSE.

In this context, the Committee has met, reviewed and discussed with management the Executive Compensation Discussion and Analysis contained in this proxy statement. Based on this review and discussion, the Committee recommended to the Board of Directors, and the Board of Directors approved, the inclusion of the Executive Compensation Discussion and Analysis in this proxy statement.

Respectfully submitted by the members of the Executive Compensation Committee of the Board of Directors as of February 21, 2018:

Steven J. Malcolm, Chair

Pattye L. Moore, Vice Chair

Eduardo A. Rodriguez, Member

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Named Executive Officer Compensation

NAMED EXECUTIVE OFFICER COMPENSATION

The following table reflects the compensation paid to the named executive officers in respect of our 2017 fiscal year.

SUMMARY COMPENSATION TABLE FOR FISCAL 2017
Name and Principal Position	Year	Salary	Stock Awards[1]	Non-Equity Incentive Plan Compensation[2]	Change in Pension Value and Nonqualified Deferred Compensation Earnings[3]	All Other Compensation[4]	Total
Terry K. Spencer President and Chief Executive Officer	2017	$740,000	$3,505,479	$642,000	$562,586	$158,880	$5,608,945
	2016	$700,000	$2,714,247	$624,000	$570,405	$82,140	$4,690,792
	2015	$700,000	$2,275,277	$255,000	$172,387	$77,752	$3,480,416
Walter S. Hulse III[5] Chief Financial Officer and Executive Vice President, Strategic Planning and Corporate Affairs	2017	$500,000	$905,856	$350,900	$—	$89,740	$1,846,496
	2016	$500,000	$904,521	$277,000	$—	$285,083	$1,966,604
	2015	$431,250	$853,156	$138,000	$—	$189,334	$1,611,740
Kevin L. Burdick Executive Vice President, and Chief Operating Officer	2017	$400,000	$905,856	$283,400	$—	$66,940	$1,656,196
	2016	$310,000	$603,014	$210,000	$—	$40,410	$1,163,424
	2015	$288,125	$281,701	$57,000	$—	$32,288	$659,114
Robert F. Martinovich Executive Vice President and Chief Administrative Officer	2017	$500,000	$905,856	$337,400	$—	$118,440	$1,861,696
	2016	$500,000	$904,521	$330,000	$—	$89,780	$1,824,301
	2015	$500,000	$853,156	$134,000	$—	$74,749	$1,561,905
Derek S. Reiners[6] Senior Vice President, Finance and Treasurer	2017	$385,000	$905,856	$241,200	$—	$59,290	$1,591,346
	2016	$375,000	$904,521	$169,000	$—	$55,820	$1,504,341
	2015	$375,000	$853,156	$98,000	$—	$51,325	$1,377,481
Wesley J. Christensen Senior Vice President, Operations	2017	$400,000	$905,856	$283,400	$251,267	$39,940	$1,880,463
	2016	$400,000	$904,521	$235,000	$258,351	$32,860	$1,830,732
	2015	$400,000	$853,156	$117,000	$167,120	$37,164	$1,574,440
Stephen W. Lake[7] Former Senior Vice President, General Counsel	2017	$252,273	$905,856	$155,300	$—	$946,458	$2,259,887
	2016	$450,000	$904,521	$145,000	$—	$64,692	$1,564,213
	2015	$450,000	$853,156	$112,000	$—	$61,226	$1,476,382

1  The amounts included in the table relate to restricted stock units and performance units granted under our LTI Plan and our ECP, respectively, and reflect the aggregate grant date fair value calculated pursuant to ASC Topic 718. Material assumptions used in the calculation of the value of these equity grants are included in Note J to our audited financial statements for the year ended December 31, 2017, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2018.

    The aggregate grant date fair value of restricted stock units for purposes of ASC Topic 718 was determined based on the closing price of our common stock on the grant date, adjusted for the current dividend yield. With respect to the performance units, the aggregate grant date fair value for purposes of ASC Topic 718 was determined using the probable outcome of the performance conditions as of the grant date based on a valuation model that considers the market condition (TSR) and using assumptions developed from historical information of the company and each of the referenced peer companies. The value included for the performance units is based on 100 percent of the performance units vesting at the end of the three-year performance period. Using the maximum number of shares issuable upon vesting of the performance units (200 percent of the units granted), the aggregate grant date fair value of the performance units would be as follows:

NAME	2017	2016	2015
Terry K. Spencer	$5,852,250	$4,528,871	$3,750,102
Walter S. Hulse III	$1,512,000	$1,509,168	$1,407,348
Kevin L. Burdick	$1,512,000	$1,006,112	$ 438,030
Robert F. Martinovich	$1,512,000	$1,509,168	$1,407,348
Derek S. Reiners	$1,512,000	$1,509,168	$1,407,348
Wesley J. Christensen	$1,512,000	$1,509,168	$1,407,348
Stephen W. Lake	$1,512,000	$1,509,168	$1,407,348

2  Reflects short-term cash incentives earned in 2015, 2016 and 2017 and paid in 2016, 2017 and 2018, respectively, under our annual short-term incentive plan. For a discussion of the performance criteria established by the Committee for awards under the 2017 annual short-term incentive plan, see “2017 Annual Short-Term Incentive Awards” above.

2018 Proxy Statement	65

Named Executive Officer Compensation

(footnotes continued) SUMMARY COMPENSATION TABLE FOR FISCAL 2017

3  The amounts reflected represent the aggregate change during 2017 in the actuarial present value of the named executive officers’ accumulated benefits under our qualified Retirement Plan and our Supplemental Executive Retirement Plan. For a description of these plans, see “Pension Benefits” below. The change in the present value of the accrued pension benefit is impacted by variables such as additional years of service, age and the discount rate used to calculate the present value of the change. For 2017, the change in pension value reflects an increase due to additional service for the year, as well as an increase in present value due to the lower discount rate (of 3.75 percent for 2017, down from 4.50 percent in 2016). The Retirement Plan was closed to new participants as of December 31, 2004, and the only named executive officers who participate in the plan are Messrs. Spencer and Christensen. Messrs. Spencer and Christensen are the only named executive officers who participate in our Supplemental Executive Retirement Plan. This plan has not accepted any new participants since 2005.

4  Reflects (i) the amounts paid as our dollar-for-dollar match of contributions made by the named executive officer under our Nonqualified Deferred Compensation Plan and our 401(k) Plan as well as quarterly and annual Company contributions to our Profit Sharing Plan and corresponding excess contributions to our Nonqualified Deferred Compensation Plan, (ii) amounts paid for length of service awards, and annual holiday gifts, (iii) incremental cost for personal use of our corporate aircraft, (iv) relocation expenses, (v) commuting expenses, (vi) the value of shares received under our Employee Stock Award Program as of the date of issuance; and (vii) charitable contributions made on behalf of the named executive officer as follows:

Name	Year	Match Under Nonqualified Deferred Compensation Plan a	Match Under 401(K) Plan b	Company Contribution to Profit Sharing Plan c	Service Award/ Holiday Gift	Personal Use of Company Aircraft d	Relocation Expenses e	Commuting Expenses e	Stock Award f	Charitable Contributions g
Terry K. Spencer	2017	$65,640	$16,200	$—	$40	$—	$—	$—	$—	$77,000
	2016	$41,400	$15,900	$—	$640	$—	$—	$—	$—	$24,200
	2015	$38,662	$15,900	$—	$40	$—	$—	$—	$—	$23,150
Walter S. Hulse III	2017	$50,700	$16,200	$10,800	$40	$—	$—	$—	$—	$12,000
	2016	$41,030	$15,900	$13,250	$40	$—	$204,863	$—	$—	$10,000
	2015	$14,254	$15,900	$7,950	$40	$583	$129,285	$16,322	$—	$5,000
Kevin L. Burdick	2017	$34,000	$16,200	$10,800	$440	$—	$—	$—	$—	$5,500
	2016	$11,220	$15,900	$13,250	$40	$—	$—	$—	$—	$—
	2015	$8,398	$15,900	$7,950	$40	$—	$—	$—	$—	$—
Robert F. Martinovich	2017	$56,000	$16,200	$10,800	$440	$—	$—	$—	$—	$35,000
	2016	$40,590	$15,900	$13,250	$40	$—	$—	$—	$—	$20,000
	2015	$38,259	$15,900	$7,950	$40	$—	$—	$—	$—	$12,600
Derek S. Reiners	2017	$28,400	$16,200	$10,800	$40	$—	$—	$—	$—	$3,850
	2016	$22,880	$15,900	$13,250	$40	$—	$—	$—	$—	$3,750
	2015	$22,185	$15,900	$7,950	$40	$—	$—	$—	$—	$5,250
Wesley J. Christensen	2017	$21,900	$16,200	$—	$40	$—	$—	$—	$—	$1,800
	2016	$15,120	$15,900	$—	$40	$—	$—	$—	$—	$1,800
	2015	$18,024	$15,900	$—	$1,440	$—	$—	$—	$—	$1,800
Stephen W. Lake	2017	$12,727	$16,200	$10,800	$—	$—	$—	$—	$—	$5,000
	2016	$32,670	$15,900	$13,250	$240	$—	$—	$—	$—	$2,632
	2015	$31,914	$15,900	$7,950	$40	$—	$—	$—	$—	$5,422

a  For additional information on our Nonqualified Deferred Compensation Plan, see “Pension Benefits—Nonqualified Deferred Compensation Plan” below.

b  Our 401(k) Plan is a tax-qualified plan that covers substantially all of our employees. Employee contributions are discretionary. Subject to certain limits, we match 100 percent of employee contributions to the plan up to a maximum of 6 percent of eligible compensation.

c  At December 31, 2017, our Profit Sharing Plan covered all full-time employees hired after December 31, 2004, and employees who accepted a one-time opportunity to opt out of our Retirement Plan. We made a contribution to the Profit Sharing Plan each quarter equal to 1 percent of each participant’s eligible compensation during the quarter. Additional discretionary employer contributions were made at the end of each year. Employee contributions are not allowed under the plan.

d  Reflects incremental costs incurred by our company for personal use of our corporate aircraft by Mr. Hulse that relates to one segment of a flight whose primary purpose was to conduct company business. The incremental cost of personal use of our company aircraft is calculated based on the cost of fuel, crew travel, on-board catering, trip-related maintenance, landing fees and trip-related hangar and parking costs and other similar variable costs. Fixed costs that do not change based on usage, such as pilot salaries, home hangar expenses and general taxes and insurance are excluded from the incremental cost calculation. If our aircraft flies empty before picking up or dropping off a passenger flying for personal reasons, this “deadhead” segment is included in the incremental cost of the personal use.

e  Mr. Hulse joined our company as Executive Vice President, Strategic Planning and Corporate Affairs in February 2015. The relocation and commuting expenses reflected in the table relate to the expenses incurred in relocating Mr. Hulse and his family from their home in New Jersey to our headquarters in Tulsa, Oklahoma. Mr. Hulse’s relocation expenses were grossed up for tax purposes and the amounts in the table reflect $67,761 and $46,242 in taxes for 2016 and 2015, respectively, for his relocation allowance. In addition, Mr. Hulse was reimbursed for travel expenses in the amount of $4,227 incurred in 2015 under a consulting arrangement with the company which terminated upon his becoming an executive officer of our company.

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Named Executive Officer Compensation

(footnotes continued) SUMMARY COMPENSATION TABLE FOR FISCAL 2017

f  Under our Employee Stock Award Program, we have issued one share of our common stock to all eligible employees (full-time employees and employees on short-term disability), including our named executive officers for no additional cash consideration, when the per-share closing price of our common stock on the NYSE was above $13 (taking into account our two-for-one split in 2012) per share for the first time. We have issued and will continue to issue, for no additional cash consideration, one additional share of our common stock to all eligible employees when the closing price on the NYSE is, for the first time, at or above each one dollar increment above $13 per share.

g  Reflects charitable contributions made by our company or the ONEOK Foundation, Inc. on behalf of the named executive officer consisting of (i) matching contributions up to $5,000 per year made to non-profit organizations of the officer’s choice under our matching grant program, (ii) matching contributions to the United Way pursuant to our annual United Way contribution program, and (iii) 2-for-1 matching contributions for Hurricane Harvey relief.

5  Mr. Hulse commenced employment with the company in February 2015. Mr. Hulse’s annual salary and non-equity incentive plan compensation for 2015 reflect the prorated amounts for his service from February through December 2015.

6  Mr. Reiners served as Senior Vice President, Chief Financial Officer and Treasurer from January 1, 2013 to May 25, 2017.

7  Mr. Lake retired from the company effective July 21, 2017. The amount reflected in the “All Other Compensation” column for Mr. Lake includes a payment of $900,000 to him upon his retirement.

2018 Proxy Statement	67

2017 Grants of Plan-Based Awards

2017 GRANTS OF PLAN-BASED AWARDS

The following table reflects the grants of plan-based awards to the named executive officers during 2017.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR 2017

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards[1]			Estimated Future Payouts Under Equity Incentive Plan Awards[2]			All Other Stock Awards: Number of Shares of Stock or Units[3]	Grant Date Fair Value of Stock Awards[4]
		Threshold	Target	Maximum	Threshold	Target	Maximum
Terry K. Spencer
Restricted Units	2/22/2017							10,825	$579,354
Performance Units	2/22/2017				—	43,350	86,700		$2,926,125
Short-Term Incentive	2/22/2017	$—	$740,000	$1,850,000
Walter S. Hulse III
Restricted Units	2/22/2017							2,800	$149,856
Performance Units	2/22/2017				—	11,200	22,400		$756,000
Short-Term Incentive	2/22/2017	$—	$350,000	$875,000
Kevin L. Burdick
Restricted Units	2/22/2017							2,800	$149,856
Performance Units	2/22/2017				—	11,200	22,400		$756,000
Short-Term Incentive	2/22/2017	$—	$280,000	$700,000
Robert F. Martinovich
Restricted Units	2/22/2017							2,800	$149,856
Performance Units	2/22/2017				—	11,200	22,400		$756,000
Short-Term Incentive	2/22/2017	$—	$350,000	$875,000
Derek S. Reiners
Restricted Units	2/22/2017							2,800	$149,856
Performance Units	2/22/2017				—	11,200	22,400		$756,000
Short-Term Incentive	2/22/2017	$—	$250,250	$625,625
Wesley J. Christensen
Restricted Units	2/22/2017							2,800	$149,856
Performance Units	2/22/2017				—	11,200	22,400		$756,000
Short-Term Incentive	2/22/2017	$—	$280,000	$700,000
Stephen W. Lake[5]
Restricted Units	2/22/2017							2,800	$149,856
Performance Units	2/22/2017				—	11,200	22,400		$756,000
Short-Term Incentive	2/22/2017	$—	$292,500	$731,250

1  Reflects estimated payments that could have been made under our 2017 annual short-term cash incentive plan. The plan provides that our officers may receive annual short-term incentive cash awards based on the performance and profitability of the company, the performance of particular business units of the company and individual performance during the relevant fiscal year. The corporate and business-unit criteria and individual performance criteria are established annually by the Committee. The Committee also establishes annual target awards for each officer expressed as a percentage of their base salaries. The actual amounts earned by the named executive officers in 2017 under the plan and paid in 2018 are set forth under the “Non-Equity Incentive Plan Compensation” columns in the Summary Compensation Table for Fiscal 2017 above.

2  Reflects the performance units that could be earned pursuant to awards granted under our ECP that are earned three years from the date of grant, at which time the holder is entitled to receive a percentage (0 to 200 percent) of the performance-units granted based on our TSR over the period of February 22, 2017, to February 22, 2020, compared with the TSR of the referenced peer group. One share of our common stock is payable in respect of each performance unit that vests. Performance units are also subject to accelerated vesting upon a change in control based on actual TSR performance relative to the designated peer group as of the effective date of the change in control.

3 Reflects restricted stock units granted under our LTI Plan that vest three years from the date of grant, at which time the grantee is entitled to receive the grant in shares of our common stock.

4  With respect to the performance units, the aggregate grant date fair value for purposes of ASC Topic 718 was determined using the probable outcome of the performance conditions as of the grant date based on a valuation model that considers market conditions (such as TSR) and using assumptions developed from historical information of the company and each of the peer companies referenced under “Long-Term Incentive Awards—2017 Awards” above. This amount is consistent with the estimate of aggregate compensation cost to be recognized over the performance period determined as of the grant date under ASC Topic 718. The value presented is based on 100 percent of the performance units vesting at the end of the three-year performance period.

5 Mr. Lake retired from the company effective July 21, 2017.

68

Outstanding Equity Awards

OUTSTANDING EQUITY AWARDS

The following table shows the outstanding equity awards held by the named executive officers as of December 31, 2017.

OUTSTANDING EQUITY AWARDS AT 2017 FISCAL YEAR-END
	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested[1] [3]	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested2 3	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Terry K. Spencer	43,845	$2,343,521	183,136	$9,788,637
Walter S. Hulse III	14,170	$757,405	59,161	$3,162,163
Kevin L. Burdick	9,506	$508,092	38,297	$2,046,944
Robert F. Martinovich	14,170	$757,405	59,161	$3,162,163
Derek S. Reiners	14,170	$757,405	59,161	$3,162,163
Wesley J. Christensen	14,170	$757,405	59,161	$3,162,163
Stephen W. Lake [4]	14,170	$757,405	59,161	$3,162,163

1  Represents restricted stock units, including accrued dividend equivalents, that have not yet vested. Restricted stock units vest three years from the date of grant at which time the grantee is entitled to receive one share of our common stock for each vested restricted stock unit (and any accrued dividend equivalent rights associated with such restricted stock unit). The following table reflects the vesting schedule for our outstanding restricted stock units.

RESTRICTED STOCK UNIT VESTING SCHEDULE
Name	Number of Restricted Units	Vest Date
Terry K. Spencer	9,879	on February 18, 2018
	22,698	on February 17, 2019
	11,268	on February 22, 2020
Walter S. Hulse III	3,690	on February 18, 2018
	7,566	on February 17, 2019
	2,915	on February 22, 2020
Kevin L. Burdick	1,547	on February 18, 2018
	5,044	on February 17, 2019
	2,915	on February 22, 2020
Robert F. Martinovich	3,690	on February 18, 2018
	7,566	on February 17, 2019
	2,915	on February 22, 2020
Derek S. Reiners	3,690	on February 18, 2018
	7,566	on February 17, 2019
	2,915	on February 22, 2020
Wesley J. Christensen	3,690	on February 18, 2018
	7,566	on February 17, 2019
	2,915	on February 22, 2020
Stephen W. Lake	3,690	on February 18, 2018
	7,566	on February 17, 2019
	2,915	on February 22, 2020

2  Represents performance units, including accrued dividend equivalents, that have not yet vested. Performance units vest three years from the date of grant, at which time the holder is entitled to receive a percentage (0 to 200 percent) of the performance-units granted (and any accrued dividend equivalent rights associated with such performance units) based on our TSR over the three-year performance period, compared with the TSR of the referenced peer group. One share of our common stock is payable in respect of each performance unit granted that becomes vested. The following table reflects the projected vesting level of our outstanding performance units assuming our TSR is at the 50th percentile of the referenced peer group resulting in the performance units vesting at 100%. Based on our TSR compared with the TSR of the referenced peer group at December 31, 2017, our outstanding performance units due to vest on February 18, 2018, February 17, 2019 and February 22, 2020 would each vest at 153%, 183% and 200% percent, respectively.

2018 Proxy Statement	69

Stock Vested

(footnotes continued) PERFORMANCE UNIT VESTING SCHEDULE

Name	Number of Performance Units	Vest Date
Terry K. Spencer	38,695	on February 18, 2018
	97,788	on February 17, 2019
	46,654	on February 22, 2020
Walter S. Hulse III	14,521	on February 18, 2018
	32,586	on February 17, 2019
	12,054	on February 22, 2020
Kevin L. Burdick	4,520	on February 18, 2018
	21,724	on February 17, 2019
	12,054	on February 22, 2020
Robert F. Martinovich	14,521	on February 18, 2018
	32,586	on February 17, 2019
	12,054	on February 22, 2020
Derek S. Reiners	14,521	on February 18, 2018
	32,586	on February 17, 2019
	12,054	on February 22, 2020
Wesley J. Christensen	14,521	on February 18, 2018
	32,586	on February 17, 2019
	12,054	on February 22, 2020
Stephen W. Lake	14,521	on February 18, 2018
	32,586	on February 17, 2019
	12,054	on February 22, 2020

3  The terms of our restricted stock units provide that any such unvested units will vest upon a change in control. Our performance units will vest upon a change in control based on our TSR relative to the designated peer group over the period from the date of grant through the effective date of the change in control. See “Post-Employment Payments and Payments upon a Change in Control.”

4 Mr. Lake retired from the company effective July 21, 2017.

STOCK VESTED

The following table sets forth stock awards held by the named executive officers that vested during 2017, including restricted stock units and performance units that were granted in 2014. No named executive officer exercised any options during 2017, and no named executive officer or any other employee currently holds any unexercised options.

STOCK VESTED IN FISCAL YEAR 2017
	Stock Awards[1]
Name	Number of Shares Acquired on Vesting[2]	Value Realized on Vesting[3]
Terry K. Spencer	29,993	$1,609,113
Walter S. Hulse III [4]	—	$—
Kevin L. Burdick	3,812	$204,511
Robert F. Martinovich	11,248	$603,451
Derek S. Reiners	11,248	$603,451
Wesley J. Christensen	11,248	$603,451
Stephen W. Lake [5]	11,248	$603,451

70

Pension Benefits

(footnotes continued) STOCK VESTED IN FISCAL YEAR 2017

1  All of the named executive officers elected to have vested shares withheld to cover applicable state and federal taxes incurred upon vesting. As a result, the net shares received upon the vesting and the related net value realized are as follows:

Name	Net Shares Acquired on Vesting	Net Value Realized on Vesting
Terry K. Spencer	15,883	$852,141
Walter S. Hulse III	—	$—
Kevin S. Burdick	1,945	$104,420
Robert F. Martinovich	5,914	$317,323
Derek S. Reiners	5,898	$316,478
Wesley J. Christensen	5,902	$316,665
Stephen W. Lake	5,908	$316,983

2  Includes restricted stock units granted in 2014 that vested in 2017 and were paid in shares of our common stock and performance units granted in 2014 which vested in 2017 at 80 percent of target and were paid in shares of our common stock.

3  The value received on vesting represents the market value of the shares received based on the average of the high and low prices of our common stock on the NYSE on the date of vesting.

4  Mr. Hulse joined the company in 2015 and his first equity based grants will vest in 2018.

5  Mr. Lake retired from the company effective July 21, 2017.

PENSION BENEFITS

The following table sets forth the estimated present value of accumulated benefits as of December 31, 2017, and payments made during 2017, in respect of each named executive officer under each of the referenced retirement plans.

PENSION BENEFITS AS OF DECEMBER 31, 2017[1]
Name	Plan Name [1]	Number of Years Credited Service	Present Value of Accumulated Benefit [2]	Payments During Last Fiscal Year
Terry K. Spencer	Supplemental Executive Retirement Plan	16.25	$2,430,638	$—
	Qualified Pension Plan	16.25	$951,300	$—
Walter S. Hulse III	Supplemental Executive Retirement Plan	—	$—	$—
	Qualified Pension Plan	—	$—	$—
Kevin L. Burdick	Supplemental Executive Retirement Plan	—	$—	$—
	Qualified Pension Plan	—	$—	$—
Robert F. Martinovich	Supplemental Executive Retirement Plan	—	$—	$—
	Qualified Pension Plan	—	$—	$—
Derek S. Reiners	Supplemental Executive Retirement Plan	—	$—	$—
	Qualified Pension Plan	—	$—	$—
Wesley J. Christensen	Supplemental Executive Retirement Plan	13.00	$890,277	$—
	Qualified Pension Plan	13.00	$828,366	$—
Stephen W. Lake [3]	Supplemental Executive Retirement Plan	—	$—	$—
	Qualified Pension Plan	—	$—	$—

1  No new participants have been added to our Supplemental Executive Retirement Plan since 2005, and, in November 2013, our Board of Directors approved an amendment to the Supplemental Executive Retirement Plan that closed this plan to any additional participants as of January 1, 2014. The Retirement Plan, a qualified defined benefit pension plan, was closed to new participants as of December 31, 2004. Messrs. Spencer and Christensen are the only named executive officers who participate in the Retirement Plan and the Supplemental Executive Retirement Plan.

2  A participating executive officer’s benefit is determined as of age 62 when an unreduced benefit can be received under the plans. The present value of the unreduced benefit is determined using the assumptions from the pension plan measurement date of December 31, 2017. Material assumptions used in the calculation of the present value of accumulated benefits are included in Note K to our audited financial statements for the year ended December 31, 2017, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 27, 2018.

3 Mr. Lake retired from the company effective July 21, 2017.

2018 Proxy Statement	71

Pension Benefits

Retirement Plan

The ONEOK, Inc. Retirement Plan is a defined benefit pension plan qualified under the Tax Code and is subject to the Employee Retirement Income Security Act of 1974, as amended. At December 31, 2017, the plan covered full-time employees hired prior to January 1, 2005. Employees hired after January 1, 2005, and employees who accepted a one-time opportunity to opt out of our Retirement Plan in 2004 are now covered by our Profit Sharing Plan.

Benefits under our Retirement Plan generally become vested and non-forfeitable after completion of five years of continuous employment. Under the plan, a vested participant receives a monthly retirement benefit at normal retirement age, unless an early retirement benefit is elected under the plan, in which case the retirement benefit may be actuarially reduced for early commencement. Generally, participants retiring on or after age 62 through normal retirement age receive 100 percent of their accrued monthly benefit which may be reduced depending on the optional form of payment elected at retirement. Accrued monthly benefits are calculated at the participant’s retirement date based on the participant’s credited service, limited to a maximum of 35 years, multiplied by a percentage of their final average earnings. The earnings utilized in the Retirement Plan benefit formula for employees include the base salary and short-term incentive compensation paid to an employee during the period of the employee’s final average earnings, less any amounts deferred under our non-qualified deferred compensation plan. The period of final average earnings used to calculate the accrued monthly benefit is the employee’s highest earnings during any 60 consecutive months during the last 120 months of employment. The amount of eligible compensation that may be considered in calculating retirement benefits is also subject to limitations in the Tax Code.

Supplemental Executive Retirement Plan

We maintain a Supplemental Executive Retirement Plan (“SERP”), a nonqualified supplemental retirement benefit plan for certain officers. The SERP provides that officers may be selected for participation in a supplemental retirement benefit or an excess retirement benefit, or both. If a participant is eligible for both the supplemental retirement benefit and the excess retirement benefit, the excess retirement benefit and benefits payable under our Retirement Plan are treated as an offset that reduces the supplemental retirement benefit.

Participation in the SERP for officers other than our Chief Executive Officer is permitted by our Chief Executive Officer or, in the case of our Chief Executive Officer, by our Board of Directors. Our Board of Directors may amend or terminate the SERP at any time, provided that accrued benefits to current participants may not be reduced.

No new participants have been added to our SERP since 2005, and, in November 2013, our Board of Directors approved an amendment to the SERP that closed the SERP to any additional participants as of January 1, 2014.

Supplemental benefits payable to participating employees in the SERP are based upon a specified percentage (reduced for early retirement and commencement of payment of benefits under the SERP) of the highest 60 consecutive months’ compensation of the employee’s last 120 months of service. The excess retirement benefit under the SERP pays a benefit equal at least to the benefit that would be payable to the participant under our Retirement Plan if limitations imposed by the Tax Code were not applicable, less the benefit payable under our Retirement Plan with such limitations. Benefits under the SERP are offset by the payment of benefits under our Retirement Plan that were or would have been paid if Retirement Plan benefits were commenced at the same time as the SERP benefits. Although the SERP is an unfunded arrangement for purposes of ERISA and the Tax Code, assets have been set aside in a rabbi trust funded with corporate owned insurance policies to offset the associated SERP liabilities.

72

Pension Benefits

Nonqualified Deferred Compensation Plan

The following table sets forth certain information regarding the participation by the named executive officers in our Nonqualified Deferred Compensation Plan.

NONQUALIFIED DEFERRED COMPENSATION IN FISCAL YEAR 2017
Name	Year	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year [1]	Aggregate Earnings in Last Fiscal Year [2]	Aggregate Withdrawals / Distributions	Aggregate Balance at Last Fiscal Year End [3]
Terry K. Spencer	2017	$332,000	$65,640	$584,757	$—	$3,691,274
	2016	$212,500	$41,400	$297,346	$—	$2,708,877
	2015	$275,700	$38,662	$8,443	$—	$2,157,631
Walter S. Hulse III	2017	$71,320	$50,700	$35,607	$—	$290,440
	2016	$59,080	$41,030	$10,290	$—	$132,813
	2015	$7,875	$14,254	$284	$—	$22,413
Kevin L. Burdick	2017	$43,000	$34,000	$48,909	$—	$423,508
	2016	$18,700	$11,220	$17,357	$—	$297,599
	2015	$19,813	$8,398	$(799)	$—	$250,322
Robert F. Martinovich	2017	$107,800	$56,000	$256,676	$—	$2,713,651
	2016	$30,040	$40,590	$625,456	$—	$2,293,176
	2015	$35,450	$38,259	$(300,543)	$—	$1,597,090
Derek S. Reiners	2017	$15,240	$28,400	$105,385	$—	$1,030,988
	2016	$10,380	$22,880	$297,668	$—	$881,963
	2015	$13,500	$22,185	$162,403	$—	$551,035
Wesley J. Christensen	2017	$59,800	$21,900	$67,845	$—	$1,959,989
	2016	$23,360	$15,120	$668,406	$—	$1,810,444
	2015	$29,600	$18,024	$(375,582)	$—	$1,103,559
Stephen W. Lake [4]	2017	$5,836	$12,727	$80,287	$—	$574,575
	2016	$15,720	$32,670	$29,114	$—	$475,724
	2015	$20,400	$31,914	$(1,540)	$—	$398,221

1  The “All Other Compensation” column of the Summary Compensation Table for Fiscal Year 2017 at page 65 includes these amounts paid under our Nonqualified Deferred Compensation Plan as our excess matching contributions with respect to our 401(k) Plan and excess quarterly and annual company contributions, if applicable, with respect to our Profit Sharing Plan.

2  There were no above-market earnings in 2017, 2016, or 2015.

3  Includes amounts previously reported in the Summary Compensation Table in the previous years when earned, if that officer’s compensation was required to be disclosed in a previous year. Amounts reported in such years include previously earned, but deferred, salary and annual incentive awards; Company matching quarterly and annual contributions; and shares that were deferred upon vesting of long-term incentive grants and the dividend equivalents accumulated on these deferrals.

4  Mr. Lake retired from the company effective July 21, 2017.

We maintain a Nonqualified Deferred Compensation Plan (“NQDC Plan”) to provide select management and highly compensated employees with the option to defer portions of their compensation and provide notional employer contributions that are not otherwise available due to limitations on employer and employee contributions to qualified defined contribution plans under the federal tax laws. We match contributions for the benefit of plan participants to replace any company contributions a participant may lose because of limits imposed under the federal tax laws on contributions by a participant in the 401(k) Plan and limits on our contributions to our Profit Sharing Plan, as well as benefits limited by federal tax laws for participants in the ONEOK, Inc. Retirement Plan who do not participate in the SERP.

The NQDC Plan also allows for supplemental credit amounts, which are amounts that can be contributed at the discretion of the Committee. Under the NQDC Plan, participants have the option to defer a portion of their salary and/or short-term incentive compensation to a short-term deferral account, which pays out a minimum of five years from the date of election to defer compensation into the short-term deferral account, or to a long-term deferral account, which pays out at retirement or termination of the participant’s employment. Participants are immediately 100 percent vested. Short-term deferral accounts are credited with a notional investment return based on the five-year United States Treasury bond rate as of the first business day of January each year which was 1.94 percent for 2017. Long-term

2018 Proxy Statement	73

Potential Post-Employment Payments and Payments Upon a Change in Control

deferral accounts are credited with a notional investment return based on the amount of gains, losses and earnings for each of the investment options selected by the participant. For the year ended December 31, 2017, the notional investment return for the investment options for long-term investment accounts were as follows:

Fund Name	Plan Level Returns
Fidelity Balanced Fund—Class K	16.60%
Moody’s Corporate Bond Long-Term Yield AAA	4.94%
Vanguard Institutional Index	21.79%
Dodge & Cox International Stock Fund	23.94%
American Beacon Funds Large Cap Value	17.08%
Vanguard PRIMECAP	29.51%
Schwab Mgd Retirement Trust Class IV	7.46%
Schwab Mgd Retirement Trust 2010 Class IV	9.90%
Schwab Mgd Retirement Trust 2015 Class IV	10.38%
Schwab Mgd Retirement Trust 2020 Class IV	12.43%
Schwab Mgd Retirement Trust 2025 Class IV	14.81%
Schwab Mgd Retirement Trust 2030 Class IV	16.63%
Schwab Mgd Retirement Trust 2035 Class IV	18.02%
Schwab Mgd Retirement Trust 2040 Class IV	19.43%
Schwab Mgd Retirement Trust 2045 Class IV	20.40%
Schwab Mgd Retirement Trust 2050 Class IV	20.94%
Schwab Mgd Retirement Trust 2055 Class IV	21.46%
JPMorgan Small Cap Equity (VSEIX)	15.59%
JPMorgan Large Cap Growth Fund—Class R6	38.37%
PIMCO Total Return Administration Fund	5.13%
Money Market Federated Government Obligations	.68%
TCW Total Return Bond	3.44%
ClearBridge Mid Cap	13.21%
American Century Emerging Markets	46.36%

At the distribution date, cash is distributed to participants based on the fair market value of the deemed investment of the participant’s accounts at that date. Although the NQDC Plan is an unfunded arrangement for purposes of ERISA and the Tax Code, assets have been set aside in a rabbi trust funded with corporate owned insurance policies to offset the associated NQDC Plan liabilities.

POTENTIAL POST-EMPLOYMENT PAYMENTS AND PAYMENTS UPON A CHANGE IN CONTROL

Described below are the post-employment compensation and benefits that we provide to our named executive officers. The objectives of the post-employment compensation and benefits that we provide are to:

•	assist in recruiting and retaining talented executives in a competitive market;
•	provide security for any compensation or benefits that have been earned;
•	permit executives to focus on our business;
•	eliminate any potential personal bias of an executive against a transaction that is in the best interest of our shareholders;
•	avoid the costs associated with separately negotiating executive severance benefits; and
•	provide us with the flexibility needed to react to a continually changing business environment.

We do not enter into individual employment agreements with our executive officers. Instead, in general, the rights of our executives with respect to specific events are covered by our compensation and benefit plans. Under this approach, post-employment compensation and benefits are established separately from the other compensation elements of our executives.

The use of a “plan approach” instead of individual employment agreements serves several objectives. First, the plan approach provides us with more flexibility to change the terms of severance benefits from time to time if necessary. Second, the plan approach is more transparent, both internally and externally. Internal transparency eliminates the need to negotiate separation benefits on a case-by-case basis and assures an executive that his or her severance benefits are comparable with those of his or her peers. Finally, the plan approach is easier for us to administer, as it requires less time and expense.

Payments Made upon Any Termination

Regardless of the manner in which a named executive officer’s employment terminates, he or she is entitled to receive amounts earned during his or her term of employment. These amounts include:

•	accrued but unpaid salary;
•	amounts contributed under our 401(k) Plan, Profit Sharing Plan and Deferred Compensation Plan;
•	amounts accrued and vested through our Retirement Plan and SERP; and
•	unused prorated vacation (except in the case of death, in which case unused vacation is paid in full).

74

Potential Post-Employment Payments and Payments Upon a Change in Control

Payments Made upon Retirement or Disability

In the event of the retirement of a named executive officer, in addition to the items identified above, such named executive officer will be entitled to:

•	receive a prorated portion of each outstanding performance unit award granted under our ECP upon completion of the performance period;
•	receive a prorated portion of each outstanding restricted stock unit award granted under our LTI Plan; and
•	participate in retiree health and life benefits for himself and qualifying dependents.

Payments Made upon Death

In the event of the death of a named executive officer, in addition to the benefits listed under the headings “Payments Made Upon Any Termination” and “Payments Made Upon Retirement” above, the named executive officer will receive applicable payments under our life insurance plan.

Payments Made upon or Following a Change in Control

We believe that the possibility of a change in control creates uncertainty for executive officers because such transactions frequently result in changes in senior management. Our Board of Directors has adopted a Change-in-Control Severance Plan that covers all of our executive officers, including the named executive officers. Subject to certain exceptions, the Change-in-Control Severance Plan will provide our officers with severance benefits if they are terminated by us without cause (as defined in the Change-in-Control Severance Plan and discussed in greater detail below) or if they resign for good reason (as defined in the Change-in-Control Severance Plan), in each case within two years following a change in control of us. All Change-in-Control Severance Plan benefits are “double trigger,” meaning that payments and benefits under the plan are payable only if the officer’s employment is terminated by us without “cause” or by the officer for a “good reason” at any time during the two years following a change in control. Severance payments under the plan consist of a single lump sum cash payment that may be up to three times the participant’s base salary and target short-term incentive bonus, plus reimbursement of COBRA healthcare premiums for up to 18 months. Our Board of Directors, upon the recommendation of the Committee, established a severance multiplier of two times the sum of annual salary plus target annual bonus for each of our named executive officers except for Mr. Spencer, whose multiplier is three times.

The Change-in-Control Severance Plan does not provide for additional pension benefits upon a change in control. In addition, the Change-in-Control Severance Plan does not contain an excise tax gross-up for any participant. Rather, severance payments and benefits under the Change-in-Control Severance Plan will be reduced if, as a result of such reduction, the officer would receive a greater total payment after taking taxes, including excise taxes, into account.

Relative to the overall value of our company, we believe the potential benefits payable upon a change in control under the Change-in-Control Severance Plan are comparatively minor, and we believe that the level of benefits is consistent with the general practice among our peers.

For the purposes of the Change-in-Control Severance Plan, a “change in control” generally means any of the following events:

•	an acquisition of our voting securities by any person that results in the person having beneficial ownership of 20 percent or more of the combined voting power of our outstanding voting securities, other than an acquisition directly from us;
•	the current members of our Board of Directors, and any new director approved by a vote of at least two-thirds of our Board, cease for any reason to constitute at least a majority of our Board, other than in connection with an actual or threatened proxy contest (collectively, the “Incumbent Board”);
•	a merger, consolidation or reorganization with us or in which we issue securities, unless (a) our shareholders immediately before the transaction, as a result of the transaction, own, directly or indirectly, at least 50 percent of the combined voting power of the voting securities of the company resulting from the transaction, (b) the members of our Incumbent Board after the execution of the transaction agreement constitute at least a majority of the members of the Board of the company resulting from the transaction, or (c) no person other than persons who, immediately before the transaction owned 20 percent or more of our outstanding voting securities, has beneficial ownership of 20 percent or more of the outstanding voting securities of the company resulting from the transaction; or
•	our complete liquidation or dissolution or the sale or other disposition of all or substantially all of our assets.

For the purposes of the Change-in-Control Severance Plan, termination for “cause” means a termination of employment of a participant in the Change-in-Control Severance Plan by reason of:

•	a participant’s indictment for or conviction in a court of law of a felony or any crime or offense involving misuse or misappropriation of money or property;

2018 Proxy Statement	75

Potential Post-Employment Payments and Payments Upon a Change in Control

•	a participant’s violation of any covenant, agreement or obligation not to disclose confidential information regarding the business of the company (or a division or subsidiary) or a participant’s violation of any covenant, agreement or obligation not to compete with the company (or a division or subsidiary);
•	any act of dishonesty by a participant that adversely affects the business of the company (or a division or subsidiary) or any willful or intentional act of a participant that adversely affects the business, or reflects unfavorably on the reputation, of the company (or a division or subsidiary);
•	a participant’s material violation of any written policy of the company (or a division or subsidiary); or
•	a participant’s failure or refusal to perform the specific directives of the Board or its officers, which are consistent with the scope and nature of the participant’s duties and responsibilities, to be determined in the Board’s sole discretion.

For the purposes of the Change-in-Control Severance Plan, “good reason” means:

•	a participant’s demotion or material reduction of the participant’s significant authority or responsibility with respect to employment with the company from that in effect on the date the change in control occurred;
•	a material reduction in the participant’s base salary from that in effect immediately prior to the change in control;
•	a material reduction in short-term and/or long-term incentive targets from those applicable to the participant immediately prior to the change in control;
•	the relocation to a new principal place of employment of the participant’s employment by the company, which is more than 35 miles farther from the participant’s principal place of employment prior to such change; and
•	the failure of a successor company to explicitly assume the Change-in-Control Severance Plan.

Post-Employment Payments Tables

The following tables reflect estimates of the incremental amount of compensation due to each named executive officer in the event of such executive’s termination of employment by reason of death, disability or retirement, termination of employment without cause, or termination of employment without cause or with good reason within two years following a change in control. The amounts shown assume that such termination was effective as of December 31, 2017, and are estimates of the amounts that would be paid to the executives upon such termination, including, with respect to performance units, the performance factor calculated as if the performance period ended on December 31, 2017. The amounts reflected in the “Qualifying Termination Following a Change in Control” column of the tables that follow are the amounts that would be paid pursuant to our Change-in-Control Severance Plan and, with respect to outstanding performance units, assume a change in control effective December 31, 2017 and a performance factor based on our total shareholder return relative to the designated peer group on that date.

Terry K. Spencer	Termination upon Death	Termination Without Cause or Upon Disability or Retirement	Qualifying Termination Following a Change in Control
Cash Severance	$—	$—	$4,440,000
Health and Welfare Benefits	$76,846	$20,872	$42,188
Equity
Restricted Units	$1,407,399	$1,407,399	$2,343,521
Performance Units	$10,219,216	$10,219,216	$17,716,654
Total	$11,626,615	$11,626,615	$20,060,175
Total	$11,703,461	$11,647,487	$24,542,363

Walter S. Hulse III	Termination upon Death	Termination Without Cause or Upon Disability or Retirement	Qualifying Termination Following a Change in Control
Cash Severance	$—	$—	$1,700,000
Health and Welfare Benefits	$48,077	$44,872	$76,983
Equity
Restricted Units	$476,668	$476,668	$757,405
Performance Units	$3,427,325	$3,427,325	$5,663,431
Total	$3,903,993	$3,903,993	$6,420,836
Total	$3,952,070	$3,948,865	$8,197,819

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Potential Post-Employment Payments and Payments Upon a Change in Control

Kevin L. Burdick	Termination upon Death	Termination Without Cause or Upon Disability or Retirement	Qualifying Termination Following a Change in Control
Cash Severance	$—	$—	$1,360,000
Health and Welfare Benefits	$46,154	$10,897	$43,009
Equity
Restricted Units	$286,139	$286,139	$508,092
Performance Units	$2,005,561	$2,005,561	$3,783,050
Total	$2,291,700	$2,291,700	$4,291,142
Total	$2,337,854	$2,302,597	$5,694,151

Robert F. Martinovich	Termination upon Death	Termination Without Cause or Upon Disability or Retirement	Qualifying Termination Following a Change in Control
Cash Severance	$—	$—	$1,700,000
Health and Welfare Benefits	$55,769	$27,724	$49,040
Equity
Restricted Units	$476,668	$476,668	$757,405
Performance Units	$3,427,325	$3,427,325	$5,663,431
Total	$3,903,993	$3,903,993	$6,420,836
Total	$3,959,762	$3,931,717	$8,169,876

Derek S. Reiners	Termination upon Death	Termination Without Cause or Upon Disability or Retirement	Qualifying Termination Following a Change in Control
Cash Severance	$—	$—	$1,270,500
Health and Welfare Benefits	$25,173	$3,579	$35,690
Equity
Restricted Units	$476,668	$476,668	$757,405
Performance Units	$3,427,325	$3,427,325	$5,663,431
Total	$3,903,993	$3,903,993	$6,420,836
Total	$3,929,166	$3,907,572	$7,727,026

Wesley J. Christensen	Termination upon Death	Termination Without Cause or Upon Disability or Retirement	Qualifying Termination Following a Change in Control
Cash Severance	$—	$—	$1,360,000
Health and Welfare Benefits	$33,846	$21,026	$42,342
Equity
Restricted Units	$476,668	$476,668	$757,405
Performance Units	$3,427,325	$3,427,325	$5,663,431
Total	$3,903,993	$3,903,993	$6,420,836
Total	$3,937,839	$3,925,019	$7,823,178

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Potential Post-Employment Payments and Payments Upon a Change in Control

Stephen W. Lake[1]	Termination Upon Death	Termination Without Cause or Upon Disability or Retirement	Qualifying Termination Following a Change in Control
Cash Severance	$—	$—	$1,485,000
Health and Welfare Benefits	$33,750	$12,115	$44,227
Equity
Restricted Units	$476,668	$476,668	$757,405
Performance Units	$3,427,325	$3,427,325	$5,663,431
Total	$3,903,993	$3,903,993	$6,420,836
Total	$3,937,743	$3,916,108	$7,950,063
1 Mr. Lake retired from the company effective July 21, 2017.

2017 CEO Pay Ratio

Final Securities and Exchange Commission rules implementing the Dodd-Frank Act now require public companies to disclose the ratio of CEO annual total compensation to median employee annual total compensation. Using the methodology described below, (a) the annual total compensation for our CEO in 2017 was $5,608,945; (b) the annual total compensation for our median employee in 2017 was $105,847; and (c) the resulting ratio of our CEO’s compensation to median employee compensation in 2017 was 53 to 1.

Our median employee was determined by ranking the gross wage income (excluding one-time and non-recurring items) of all active employees, excluding our CEO, as of December 31, 2017. No employees were excluded from this ranking. After identifying the median employee, we calculated annual total compensation for the median employee according to the same methodology used to calculate total compensation for our CEO in the Summary Compensation Table. Under the Summary Compensation Table methodology, annual total compensation includes base salary, cash incentive plan compensation, stock awards, benefit accruals under the ONEOK Retirement Plan, and all other compensation (including overtime pay, service awards, and ONEOK matching contributions to the ONEOK 401(k) Plan, the ONEOK Profit Sharing Plan and the ONEOK Nonqualified Deferred Compensation Plan).

We believe the foregoing pay ratio disclosure, including but not limited to any assumptions, estimates, adjustments, methodologies and existing internal records used to identify our median employee, is a reasonable estimate calculated in a manner consistent with Securities and Exchange Commission Item 402(u) of Regulation S-K. The Securities and Exchange Commission rules for identifying the median employee and calculating that employee’s annual total compensation allow companies to make reasonable assumptions and estimates, and to apply a variety of methodologies and exclusions that reflect their compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different compensation practices, and may utilize different assumptions, estimates, methodologies and exclusions in calculating their own pay ratios.

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Proposal 4 - Advisory Vote on Executive Compensation

INTRODUCTION

The Dodd-Frank Act added provisions to Section 14A of the Exchange Act to provide that a public company’s proxy statement in connection with the company’s annual meeting of shareholders must, at least once every three years, allow shareholders to cast a non-binding advisory “say-on-pay” vote regarding the compensation of the company’s named executive officers as disclosed pursuant to Item 402 of Securities and Exchange Commission Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion. Section 14A of the Exchange Act, as amended by the Dodd-Frank Act, also requires us, not less frequently than once every six years, to provide our shareholders the opportunity to vote, on a non-binding advisory basis, on the frequency with which we will submit to shareholders a “say-on-pay” advisory vote.

At our 2017 annual meeting of shareholders, a substantial majority of our shareholders voted for an annual say-on-pay vote. Based on these results, we will continue to provide our shareholders with an annual, non-binding advisory say-on-pay vote on executive compensation.

Our shareholders will again have an opportunity to cast a non-binding vote for their preference concerning the frequency of our advisory vote on executive compensation at our 2023 annual meeting of shareholders.

OUR EXECUTIVE COMPENSATION PROGRAM

As described in the Compensation Discussion and Analysis section of this proxy statement and the compensation tables and narrative discussion set forth above, our executive compensation program is based on our pay-for-performance philosophy and is designed with the following goals in mind:

•	Pay for performance: to align the interests of our executive officers with the interests of our shareholders;
•	Compensation aligned with business strategies: to attract, retain and motivate highly talented and diverse executives who are critical to the successful implementation of our strategic plan;
•	Pay equity: to pay our executives fairly relative to one another and our industry peers based on their responsibilities, experience and performance; and
•	Compensation governance best practices: to implement sound governance practices by implementing executive compensation best practices and policies.

Our Executive Compensation Committee regularly reviews the compensation program for our named executive officers to assess its effectiveness in delivering these goals.

Examples of how the various elements of our compensation program for our named executive officers are linked to company performance and are designed to achieve the goals set forth above include:

•	At-risk pay: a substantial portion of our named executive officers’ compensation is “variable” or “at-risk” incentive compensation, meaning that it is tied to our performance relative to various short-term and long-term objectives, which are based on a number of financial and operational goals;
•	Awards are capped: awards to each named executive officer are subject to fixed maximums established by our Executive Compensation Committee; provided that, our Chief Executive Officer may recommend to the Committee adjustments to the individual performance multiplier in excess of 125% in certain limited cases with regard to awards under our annual short-term incentive plan;
•	Multiple performance measures: short-term incentive awards are based on a review of a variety of indicators of performance, rather than any single indicator of performance;
•	Prudent risk management: short-term and long-term incentive awards are not tied to formulas that could focus our named executive officers on specific short-term outcomes;
•	Executive Compensation Committee Assessment: the Executive Compensation Committee approves the final annual incentive plan awards after the review and confirmation of executive and operating and financial performance;
•	Clawbacks: short-term cash and long-term performance-unit incentive awards are subject to clawback provisions;
•	Long-term performance period: for named executive officers, a significant portion of incentive award value is delivered in the form of our stock-based compensation that vests over multiple years;
•	Majority performance-based equity: for executive officers, approximately 80 percent of the long-term, stock-based incentive amounts are in the form of performance units; and
•	Robust share ownership guidelines: executive officers are subject to our share-ownership guidelines.

For additional information on the compensation program for our named executive officers, including specific information about compensation in fiscal year 2017, please read the “Executive Compensation Discussion and Analysis,” along with the subsequent tables and narrative descriptions, beginning on page 51.

2018 Proxy Statement	79

Proposal 4-Advisory Vote on Executive Compensation

Following our 2017 annual meeting of shareholders, the Executive Compensation Committee took into account the affirmative vote by 96.5 percent of our shareholders who voted on our executive compensation at our 2017 annual meeting of shareholders and determined to continue to apply the same principles applied in recent years in determining the nature and amount of executive compensation.

For the reasons discussed above, the Board of Directors recommends that shareholders vote in favor of the following resolution:

“RESOLVED, that the shareholders hereby approve, on an advisory basis, the compensation paid to the named executive officers, as disclosed in the company’s Proxy Statement for the 2018 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

VOTE REQUIRED AND BOARD RECOMMENDATION

This vote is advisory and will not be binding on the company, our Board of Directors or our Executive Compensation Committee. Our Board and our Executive Compensation Committee value the opinions of our shareholders and, to the extent there is any significant vote against the named executive officer compensation as disclosed in this proxy statement, we will consider our shareholders’ concerns, and the Executive Compensation Committee will evaluate whether any actions are necessary to address those concerns.

In accordance with our By-laws, approval of this proposal requires the affirmative vote of a majority of the voting power of the shareholders present in person or by proxy and entitled to vote on this proposal at the meeting. Abstentions will have the same effect as votes against this proposal and broker non-votes do not count as entitled to vote for purposes of determining the outcome of the vote on this proposal.

Your Board of Directors unanimously recommends a vote FOR the approval of the compensation of our named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and the related narrative discussion.

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Related-Person Transactions

Our Board of Directors recognizes that transactions in which we participate and in which a related person (executive officer, director, director nominee, five percent or greater shareholder and their immediate family members) has a direct or indirect material interest can present potential or actual conflicts of interest and create the appearance that company decisions are based on considerations other than the best interests of the company and its shareholders.

Accordingly, as a general matter, it is our preference to avoid related-person transactions. Nevertheless, we recognize that there are situations where related-person transactions may be in, or may not be inconsistent with, the best interests of the company and its shareholders including, but not limited to, situations where we provide products or services to related persons on an arm’s length basis and on terms comparable with those provided to unrelated third parties.

In the event we enter into a transaction in which an executive officer (other than an employment relationship), director (other than compensation arrangements for service on our Board provided to each director), director nominee, five percent or greater shareholder, or a member of their immediate family has a direct or indirect material interest, the transaction is presented to our Audit Committee and, if warranted, our Board, for review to determine if the transaction creates a conflict of interest and is otherwise fair to the company. In determining whether a particular transaction creates a conflict of interest and, if so, is fair to the company, our Audit Committee and, if warranted, our Board of Directors, consider the specific facts and circumstances applicable to each such transaction, including: the parties to the transaction, their relationship to the company and nature of their interest in the transaction; the nature of the transaction; the aggregate value of the transaction; the length of the transaction; whether the transaction occurs in the normal course of our business; the benefits to our company provided by the transaction; if applicable, the availability of other sources of comparable products or services; and, if applicable, whether the terms of the transaction, including price or other consideration, are the same or substantially the same as those available to the company if the transaction were entered into with an unrelated party.

We require each executive officer and director to annually provide us written disclosure of any transaction in which we participate and in which the officer or director or any of his or her immediate family members has a direct or indirect material interest. Our Corporate Governance Committee reviews our disclosure of related-party transactions in connection with its annual review of director independence. These procedures are not in writing but are documented through the meeting agendas and minutes of our Audit and Corporate Governance Committees.

2018 Proxy Statement	81

Shareholder Proposals

The rules of the Securities and Exchange Commission provide when a company must include a shareholder’s proposal in its proxy statement and identify the proposal in its form of proxy when the company holds an annual or special meeting of shareholders.

Under these rules, proposals that shareholders would like to submit for inclusion in our proxy statement for our 2019 annual meeting of shareholders should be received by our corporate secretary at our principal executive offices no later than December 6, 2018. Only those shareholder proposals eligible for inclusion under the rules of the Securities and Exchange Commission will be included in our proxy statement.

If a shareholder desires to present a proposal, other than the nomination of directors at our 2019 annual meeting, outside the process provided by the rules of the Securities and Exchange Commission,

the shareholder must follow the procedures set forth in our By-laws. Our By-laws generally provide that a shareholder may present a proposal at an annual meeting if (1) the shareholder is a shareholder of record at the time the shareholder gives written notice of the proposal and is entitled to vote at the meeting and (2) the shareholder gives timely written notice of the proposal, including any information regarding the proposal required under our By-laws, to our corporate secretary. To be timely for our 2019 annual meeting, a shareholder’s notice must be delivered to, or mailed and received at, our principal executive offices no later than December 6, 2018.

Householding

Shareholders with multiple accounts that share the same last name and household mailing address will receive a single copy of shareholder documents (annual report, proxy statement, or other informational statement) unless we are instructed otherwise.

Each shareholder, however, will continue to receive a separate proxy card. This practice, known as “householding,” is designed to reduce our printing and postage costs.

If you are a registered shareholder and received only one copy of the proxy statement and annual report in your household, we will promptly deliver copies, to the extent you request copies, for each member of your household who was a registered shareholder as of the record date. You may make this request by calling EQ Shareowner Services at 1-866-235-0232 or by providing written instructions to EQ Shareowner Services, Attn: Householding/ONEOK, Inc., P.O. Box 64854, St. Paul, Minnesota 55164-0854.

You also may contact us in the same manner if you are currently receiving a single copy of the proxy statement and annual report in your household and desire to receive separate copies in the future for each member of your household who is a registered shareholder, or if your household is currently receiving multiple copies of the proxy statement and annual report and you desire to receive a single copy in the future for your entire household. If you are not a registered shareholder and your shares are held by a broker, bank, trustee or other holder of record, you will need to contact that entity to revoke your election and receive multiple copies of these documents.

82

Annual Report on Form 10-K

Our 2017 annual report to shareholders (which includes our Annual Report on Form 10-K for the year ended December 31, 2017) is available on our corporate website at www.oneok.com. We will provide, without charge, on the written request of any person solicited hereby, a copy of our Annual Report on Form 10-K as filed with the Securities and Exchange Commission for the year ended December 31, 2017. Written requests should be mailed to Eric Grimshaw, Secretary, ONEOK, Inc., 100 West Fifth Street, Tulsa, Oklahoma 74103.

Other Matters

So far as is now known to us, there is no business other than that described in this proxy statement above to be presented to the shareholders for action at the annual meeting. Should other business come before the annual meeting, votes may be cast pursuant to proxies in respect to any such business in the best judgment of the persons acting under the proxies.

Please return your proxy as soon as possible. Unless a quorum consisting of a majority of the outstanding shares entitled to vote is represented at the annual meeting, no business can be transacted. Therefore, please authorize a proxy electronically via the Internet, by telephone, or by mail. Please act promptly to ensure that you will be represented at this important meeting.

By order of the Board of Directors.

Eric Grimshaw

Secretary

Tulsa, Oklahoma

April 5, 2018

2018 Proxy Statement	83

Appendix A

APPENDIX A

ONEOK, INC.

EQUITY INCENTIVE PLAN

Article 1. Establishment, Purpose, Prior Plans

1.1. Establishment of the Plan. ONEOK, Inc. hereby establishes the ONEOK, Inc. 2018 Equity Incentive Plan (the “Plan”). Except as otherwise indicated, capitalized terms are defined in Article 16 below.

1.2. Purposes of the Plan. The purposes of the Plan are to (i) attract, retain and motivate and reward key employees and non-employee Directors; (ii) compensate them for their contributions to the growth and profitability of the Company; (iii) encourage ownership of Common Stock in order to align their interests with those of shareholders; and (iv) promote the sustained long-term performance of the Company and the creation of shareholder value. The Plan seeks to achieve these purposes by providing for discretionary long term incentive Awards in the form of Restricted Stock Units, Restricted Stock, Performance Units, Performance Shares, Options, Stock Appreciation Rights and other stock or cash awards.

1.3. Prior Plans. The Prior Plans include the 2008 Plan, the Long Term Incentive Plan, and the Stock Compensation Plan for Non-Employee Directors. No Awards will be granted under the Prior Plans on or after the Effective Date, but any awards that are outstanding under the Prior Plans as of the Effective Date shall remain in force and effect in accordance with the terms of the Prior Plans and any applicable Award Agreement, and to the extent applicable, the Employee Matters Agreement entered into on January 14, 2014 between the Company and ONE Gas, Inc. in connection with the Company’s distribution of all the shares of common stock of ONE Gas, Inc. to the Company’s shareholders. Shares that are subject to awards that are outstanding under the Prior Plans as of the Effective Date shall be issued from the plan from which the outstanding award was granted. In addition, any participant in the 2008 Plan who, on the Effective Date, holds an award of deferred stock units issued in accordance with the individual’s election pursuant to the 2008 Plan and a deferred compensation program shall remain a Participant in that deferred compensation program and the 2008 Plan until such time as such stock units are settled in accordance with the individual’s election under that program.

Article 2. Administration

2.1. The Committee. The Plan shall be administered by the Compensation Committee of the Board. The Committee shall be comprised solely of Directors who are: (a) “non-employee directors” as contemplated by Rule 16b-3 under the Exchange Act; and (b) “independent directors” as contemplated by Section 303A.02 of the New York Stock Exchange Listed Company Manual.

2.2. Authority of the Committee. Subject to the terms and conditions of the Plan, the Committee shall have full power and discretionary authority to:

(a) designate the Participants;

(b) determine the size and types of Awards;

(c) approve forms of Award Agreements for use under the Plan;

(d) determine the terms and conditions of each Award, including without limitation, and to the extent applicable, the Exercise Price, the Exercise Period, vesting conditions, Performance Goals, Performance Periods, any vesting acceleration, waiver of forfeiture restrictions, and any other term or condition regarding any Award or its related Shares (including subjecting the Award or its related Shares to compliance with restrictive covenants);

(e) accelerate at any time the exercisability or vesting of all or any portion of any Award;

(f) construe and interpret the Plan and any agreement or instrument entered into pursuant to the Plan;

(g) establish, amend or waive rules and regulations for the Plan’s administration;

(h) amend the terms and conditions of any outstanding Award and any instrument or agreement relating to an Award (subject to the provisions of Article 15 and Section 7.6);

2018 Proxy Statement	A-1

Appendix A

(i) delay the issuance of Shares or suspend a Participant’s right to exercise an Award as deemed necessary to comply with applicable laws;

(j) determine the duration and purposes of leaves of absence that may be granted to a Participant without constituting termination of his or her employment or service for Plan purposes;

(k) authorize any person to execute, on behalf of the Company, any agreement or instrument required to carry out the Plan purposes;

(l) correct any defect, supply any omission, or reconcile any inconsistency in the Plan, any Award, or any instrument or agreement relating to an Award, in the manner and to the extent it shall deem desirable to carry the Plan into effect;

(m) make any and all determinations which it determines to be necessary or advisable for the Plan administration; and

(n) approve any transaction involving an Award for a Section 16 Person (other than a “Discretionary Transaction” as defined in SEC Rule 16b-3) so as to exempt such transaction under SEC Rule 16b-3; provided, that any transaction under the Plan involving a Section 16 Person also may be approved by the Board of Directors, or may be approved or ratified by the shareholders of the Company, in the manner that exempts such transaction under SEC Rule 16b-3.

2.3. Delegation. Except to the extent prohibited by applicable law or the applicable rules and regulations of the New York Stock Exchange or any domestic securities exchange or inter-dealer quotation system on which the Shares are listed or traded, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to the Company’s Benefit Plan Administration Committee or its authorized representative pursuant to a duly adopted resolution or a memorandum of action signed by all members of the Committee or approved via electronic transmission. The Committee may, at any time, revoke any such allocation or delegation. All actions taken by the Company’s Benefit Plan Administration Committee or its authorized representative pursuant to a valid delegation shall have the same legal effect and shall be entitled to the same deference as if taken by the Committee itself. Notwithstanding the foregoing, the Company’s Benefit Plan Administration Committee shall not have the right to grant Awards to persons who are subject to Section 16 of the Exchange Act.

2.4. Decisions Binding. All determinations and decisions made by the Committee pursuant to the Plan and all related Board decisions and actions shall be final, conclusive and binding on all persons interested in the Plan or an Award. The Committee shall consider such factors as it deems relevant to making its decisions, determinations and interpretations including, without limitation, the recommendations or advice of any Director, officer or employee of the Company or a Subsidiary and such agents, attorneys, consultants and accountants as it may select. The Committee’s determinations under the Plan need not be the same for all persons. A Participant or other holder of an Award may contest a decision or action by the Committee with respect to such person or Award in accordance with Article 13, and only on the grounds that such decision or action was arbitrary or capricious or was unlawful.

2.5. Limitation of Liability. Members of the Board of Directors, members of the Committee or any person to whom authority was delegated in accordance with Section 2.3 above shall, when acting under this Plan, be fully protected in relying in good faith upon the advice furnished by the Company’s officers, agents, attorneys, consultants and accountants and any other party deemed necessary or appropriate and shall incur no liability except for gross or willful misconduct in the performance of their duties.

2.6. Action by the Board. Notwithstanding anything in the Plan to the contrary, any authority or responsibility, which, under the terms of the Plan, may be exercised by the Committee may alternatively be exercised by the Board.

Article 3. Shares Subject to the Plan

3.1. Number of Shares. Subject to adjustments as provided in Section 3.3 below, the total number of Shares hereby reserved and available for grant and issuance under this Plan shall be eight million five hundred thousand (8,500,000). Shares issued under the Plan may consist, in whole or in part, of authorized but unissued Shares, treasury Shares or Shares reacquired by the Company in any manner, or a combination thereof.

3.2. Share Counting. The number of Shares remaining available for issuance shall be reduced by the number of Shares subject to outstanding Awards and, for Awards that are not denominated by Shares, by the number of Shares actually delivered upon settlement or payment of the Award. Notwithstanding anything in the Plan to the contrary, Shares subject to an Award will again be available for grant and issuance pursuant to the Plan to the extent the relevant Awards: (a) terminate by expiration, forfeiture, cancellation, or otherwise without the

A-2

Appendix A

issuance of Shares or (b) are settled in cash in lieu of Shares. Shares subject to an Award may not again be made available for grant and issuance pursuant to the Plan if such Shares are: (w) subject to an Option or a stock-settled SAR and were not issued upon the net settlement or net exercise of such Option or SAR, (x) delivered to, or withheld by, the Company to pay the Exercise Price or the withholding taxes due with respect to an Option or SAR, (y) withheld by the Company to cover taxes incurred in connection with other stock-settled Awards, or (z) repurchased on the open market with the proceeds of an Option exercise. In addition, to the extent not prohibited by applicable law, rule or regulation, Shares delivered or deliverable in connection with any Substitute Award shall not reduce the number of Shares authorized for grant pursuant to Section 3.1 above.

3.3. Adjustments in Authorized Shares and Awards. In the event of any merger, amalgamation, reorganization, consolidation, recapitalization, reclassification, stock dividend, bonus issues, extraordinary cash dividend, stock split, reverse stock split, share consolidation or subdivision, spin-off, split-off or similar transaction or other change in corporate structure affecting the Shares, such adjustments and other substitutions shall be made to the Plan and to Awards as the Committee deems equitable or appropriate, including, without limitation, such adjustments in the aggregate number, class and kind of securities that may be delivered, in the aggregate or to any Participant, in the number, class, kind and option or Exercise Price of securities subject to outstanding Awards as the Committee may determine to be appropriate; provided, however, that the number of Shares subject to any Award shall always be a whole number and further provided that in no event may any change be made to an ISO which would constitute a modification within the meaning of Code Section 424(h)(3). Moreover, notwithstanding anything in the Plan to the contrary, an adjustment to an Award may not be made in a manner that would result in adverse tax consequences under Section 409A.

Article 4. Eligibility

The Committee may select any Employee or Director to receive an Award; provided, however, that ISOs shall only be granted to Employees in accordance with Code Section 422 and Directors are not eligible to receive Performance Units and Performance Shares. The Committee shall grant Director Stock Awards to Directors in accordance with Article 9 of the Plan.

Article 5. Restricted Stock Units and Restricted Stock

5.1. Award of Restricted Stock Units and Restricted Stock. The Committee may grant Restricted Stock Units, Restricted Stock or both, to an Employee or Director with such terms and provisions that the Committee shall determine.

5.2. Terms of Restricted Stock Units and Restricted Stock. Each Award of RSUs or Restricted Stock shall be subject to an Award Agreement that shall set forth (a) the number or a formula for determining the number of Shares subject to the Award, (b) the purchase price of the Shares, if any, and the means of payment, (c) the performance criteria, if any, and level of achievement versus these criteria that determine the number of Shares granted, issued, retainable or vested, (d) terms and conditions regarding the grant, vesting and forfeiture of the Shares as may be determined from time to time by the Committee, (e) restrictions on the transferability of the Shares and (f) such other terms and conditions as may be appropriate.

5.3. Vesting Conditions. The Committee shall determine the vesting schedule for each Award of RSUs and Restricted Stock. Vesting shall occur, in full or in installments, upon satisfaction of the terms and conditions specified in the Award Agreement. The Committee shall have the right to make the vesting of RSUs and Restricted Stock subject to the continued employment or service of a Participant, passage of time or such performance criteria as deemed appropriate by the Committee, which criteria may be based on financial performance and personal performance evaluations.

5.4. Settlement of Restricted Stock Units; Lapse of Restrictions on Restricted Stock. Earned RSUs shall be settled in a lump sum on or as soon as practicable after the date(s) set forth in the Award Agreement. The Committee may settle earned RSUs in cash, Shares, or a combination of both. Distribution may occur or commence when the vesting conditions applicable to a RSU have been satisfied or, if the Committee so provides in an Award Agreement, it may be deferred in accordance with applicable law, to a later date. The Committee may also permit a Participant to defer payment of Shares related to a RSU or Restricted Stock provided that the terms of the RSU or Restricted Stock and any deferral satisfy the requirements of applicable law and the deferral is pursuant to a deferred compensation plan offered by the Company. Unrestricted Shares, evidenced in such manner as the Committee shall determine appropriate, shall be delivered to the holder of Restricted Stock promptly after such restrictions have lapsed.

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Appendix A

Article 6. Performance Units and Performance Shares

6.1. Award of Performance Units and Performance Shares. The Committee may grant Performance Units, Performance Shares or both to an Employee with such terms and provisions that the Committee shall determine.

6.2. Terms of Performance Units and Performance Shares. Each Award of Performance Units or Performance Shares shall be subject to an Award Agreement that shall set forth (a) the number of Performance Units or Performance Shares granted or a formula for determining the number of Performance Units or Performance Shares subject to the Award, (b) the initial value (if applicable), (c) the Performance Goals and level of attainment that shall determine the number of Performance Units or Performance Shares granted, issued, retainable or vested, (d) such terms and conditions regarding the grant, vesting and forfeiture of the Performance Units or Performance Shares and (e) such other terms and conditions as may be appropriate.

6.3. Earning of Performance Units or Performance Shares. After completion of an applicable Performance Period, the holder of Performance Units or Performance Shares shall be entitled to receive a payout with respect to the Performance Units or Performance Shares earned by the Participant over the Performance Period. Payment shall be determined by the Committee based on the extent to which the Performance Goals have been achieved and together with the satisfaction of any other terms and conditions set forth in the Plan and the applicable Award Agreement.

6.4. Settlement of Performance Units or Performance Shares. Earned Performance Units and Performance Shares shall be settled in a lump sum after the date(s) set forth in the Award Agreement. The Committee may settle earned Performance Units and Performance Shares in cash or in Shares (or in a combination thereof), which have an aggregate Fair Market Value equal to the value of the earned Performance Units and Performance Shares. Distribution may occur or commence after completion of the applicable Performance Period and the satisfaction of any applicable vesting conditions or, if the Committee so provides in an Award Agreement, it may be deferred, in accordance with applicable law, to a later date. The Committee may also permit a Participant to defer settlement of Shares related to a Performance Unit or a Performance Share to a date or dates after the Performance Unit or Performance Share is earned provided that the terms of the Performance Unit or Performance Share and any deferral satisfy the requirements of applicable law and the deferral is pursuant to a deferred compensation plan offered by the Company.

Article 7. Stock Options and Stock Appreciation Rights

7.1. Award of Options and Stock Appreciation Rights. Subject to Article 4, the Committee may grant Options, SARs or a combination thereof, to an Employee or Director with such terms and provisions that the Committee shall determine.

7.2. Terms of Options and Stock Appreciation Rights. Each Award of Options or SARs shall be subject to an Award Agreement that shall set forth (a) the term or duration of the Options or SARs, (b) the number of Shares subject to the Options or SARs, (c) the Exercise Price, (d) the Exercise Period and (e) such other terms and conditions as may be appropriate. The Committee may grant Options in the form of ISOs, NQSOs or a combination thereof. Each Award Agreement also shall specify whether the Options are intended to be an ISO or a NQSO.

7.3. Duration of Options and SARs. Each Option or SAR shall expire at such time as the Committee shall determine at the time the Award is granted; provided, however, that no Option or SAR shall be exercisable later than the tenth (10th) anniversary of its date of grant.

7.4. Exercise of and Payment for Options and SARs. Options and SARs shall be exercisable at such times and be subject to such terms and conditions as the Committee shall approve, which need not be the same for each Award or for each Participant. Options and SARs shall be exercised by the delivery of a written notice of exercise to the Company or its designated agent, setting forth the number of Shares to be exercised with respect to the Options or SARs, and, in the case of Options, accompanied by full payment for the Shares.

The Exercise Price upon exercise of any Option shall be payable to the Company in full under such methods as are authorized by the Committee, in its sole discretion, including, without limitation: (a) in cash or its equivalent, (b) by tendering, either by actual or constructive delivery, previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the Exercise Price, (c) by net Share settlement or similar procedure involving the cancellation of a portion of the Option representing Shares with an aggregate Fair Market Value at the time of exercise equal to the Exercise Price or (d) by any combination thereof. To the extent not prohibited by Section 402 of the Sarbanes-Oxley Act of 2002, the Committee also may allow cashless exercise as permitted under Federal Reserve Board’s Regulation T, subject to applicable securities law restrictions, or by any other means which the Committee determines to be consistent with the Plan’s purpose and applicable law.

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As soon as practicable after receipt of a written notification of exercise of an Option or SAR and provisions for full payment for an Option, the Company shall issue to the Participant an appropriate number of Shares based upon the number of Shares purchased under the Option or SAR.

Upon exercise of a SAR, a Participant shall be entitled to receive payment from the Company in an amount equal to the product of: (a) the excess of (i) the Fair Market Value of a Share on the date of exercise over (ii) the Exercise Price of the SAR, multiplied by (b) the number of Shares with respect to which the SAR is exercised. At the discretion of the Committee, payment upon the exercise of a SAR may be in cash, in Shares of equivalent value or in a combination thereof. The Committee’s determination regarding the form of SAR payout shall be set forth in an applicable Award Agreement.

7.5. Automatic Exercise. The Committee may provide that, in the event that (i) an Option or SAR is not exercised or settled by the last day of the Exercise Period, (ii) the Participant is legally precluded from otherwise exercising such Option or SAR before the last day of the Exercise Period due to legal restrictions or Company policy (including policies on trading in Shares), and (iii) the Exercise Price of such Option or SAR is below the Fair Market Value of a Share on the last day of the Exercise Period, as determined by the Committee, then the Option or SAR may be deemed exercised on such date, with no action required on the part of the Participant, with a spread equal to the Fair Market Value of the Shares subject to the Award on such date minus the Exercise Price for those Shares, unless the Participant notifies the Company in writing prior to such automatic exercise. The resulting proceeds net of any required tax withholding and any applicable costs shall be paid to the Participant or the Participant’s legal representative.

7.6. No Repricing. Notwithstanding anything in this Plan to the contrary and subject to Section 3.3, without the prior approval of the shareholders of the Company, the Committee will not amend or replace any previously granted Option or SAR in a transaction that constitutes a “repricing,” including, but not limited to: (i) the reduction, directly or indirectly, in the per-share Exercise Price of an outstanding Option or SAR by amendment, cancellation or substitution; (ii) any action that is treated as a repricing under generally accepted accounting principles; (iii) at any time when the per-share Exercise Price of an outstanding Option or SAR is above the Fair Market Value of a Share, canceling (or accepting the surrender of) an Option or SAR in exchange for another Option, SAR or other equity security or cash; and (iv) any other action that is treated as a repricing by the rules or regulations of the New York Stock Exchange.

7.7. Incentive Stock Options.

(a) Additional Requirements. The Exercise Price of an ISO shall be fixed by the Committee at the time of grant or shall be determined by a method specified by the Committee at the time of grant, but in no event shall the Exercise Price be less than the minimum Exercise Price specified in Section 7.6. No ISO may be issued to any individual who, at the time the ISO is granted, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, unless (i) the Exercise Price determined as of the grant date is at least 110% of the Fair Market Value on the date of grant of the Shares subject to such ISO and (ii) the ISO is not exercisable more than five years from the date of grant thereof. No Participant shall be granted any ISO which would result in such Participant receiving a grant of ISO that would have an aggregate Fair Market Value in excess of $100,000, determined as of the time of grant, that would be exercisable for the first time by such Participant during any calendar year. Any grants in excess of this limit shall be treated as NQSOs. No ISO may be granted under the Plan after the tenth anniversary of the Effective Date. The terms of any ISO granted under the Plan shall comply in all respects with the provisions of Code Section 422, or any successor provision thereto, as amended from time to time.

(b) Participant Notice Requirement. The Participant must notify the Company in writing within thirty (30) days after any disposition of Shares acquired pursuant to the exercise of an ISO within two years from the grant date or one year from the exercise date. The Participant must also provide the Company with all information that the Company reasonably requests in connection with determining the amount and character of Participant’s income, the Company’s deduction, and the Company’s obligation to withhold taxes or other amounts incurred by reason of a disqualifying disposition.

Article 8. Other Awards

Subject to limitations under applicable law, the Committee may grant such Other Awards to Employees or Directors that may be denominated or payable in cash or Shares, valued in whole or in part by reference to, or otherwise based on, or related to, Shares as deemed by the Committee to be consistent with the purposes of the Plan. The Committee may also grant Shares as a bonus, or may grant Other Awards in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, including the payment of cash based on Performance Goals or other criteria. The terms and conditions applicable to such Other Awards shall be determined from time to time by the Committee and set forth in an applicable Award Agreement.

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Article 9. Director Stock Awards

9.1 General. Subject to the limit set forth in Section 10.2, each Director Participant shall receive such portion of his or her Director Fees in Common Stock as shall be established from time to time by the Board, with the remainder of such Director Fees to be payable in cash or in Common Stock as elected by the Director Participant in accordance with Section 9.2. The Board or the Compensation Committee shall approve all Director Stock Awards granted under the Plan.

9.2 Director Election. Each Director Participant shall have an opportunity to elect to have the remaining portion of his or her Director Fees paid in cash or shares of Common Stock or a combination thereof. Shares delivered pursuant to such election shall be issued under the Plan. Except for the initial election pursuant to the adoption of the Plan, or the Director’s election to the Board, any such election shall be made in writing and must be made at least thirty (30) days before the beginning of the Plan Year in which the services are to be rendered giving rise to such Director Fees and may not be changed thereafter except by timely written election as to Director Fees for services to be rendered in a subsequent Plan Year. In the absence of such an election, such remaining portion of the Director Fees of a Director shall be paid entirely in cash.

9.3 Share Awards. The number of shares of Common Stock to be paid and distributed to a Director as a Director Stock Award under the provisions of Sections 9.1 and 9.2, shall be determined by dividing the dollar amount of his or her Director Fees (which the Board has established, and/or such Director has elected) to be paid in Common Stock on any payment date by the Fair Market Value of a share of Common Stock on that date. Except as may otherwise be directed by the Committee, in its sole discretion, the payment and distribution of such shares to a Director shall be on or within five days after the date such Director Fees would otherwise have been paid to him or her in cash.

Article 10. General Provisions Applicable to Awards

10.1. Limits on Awards. Subject to any adjustments described in Section 3.3 the following limits shall apply to Awards:

(a) Certain Stock Settled Awards. The maximum number of Shares subject to RSUs, Restricted Stock, Performance Units, and Performance Shares to be settled in Shares and share-denominated Other Awards that may be granted to a Participant during any one calendar year is 750,000;

(b) Certain Cash Settled Awards. The maximum value of RSUs, Restricted Stock, Performance Units, and Performance Shares to be settled in cash and cash-denominated Other Awards that may be granted to a Participant during any one calendar year shall not exceed $20,000,000 (determined as of the grant date);

(c) Options and SARs. The maximum number of Shares subject to either Options or SARs that may be granted to a Participant during any one calendar year is 750,000; and

(d) Incentive Stock Options. No more than an aggregate of 8,500,000 Shares may be issued under ISOs.

To the extent not prohibited by applicable laws, rules and regulations, any Shares underlying Substitute Awards shall not be counted against the number of Shares remaining for issuance and shall not be subject to the limits contained in Section 3.1 or this Section 10.1.

10.2. Limitation on Director Compensation. The maximum number of Shares subject to Awards that may be granted under this Plan or otherwise during any one year to a Director, taken together with any cash fees paid by the Company to such Director during such year for service on the Board, will not exceed $800,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Award).

10.3. Restrictions on Performance-Based Awards. Unless the Committee determines otherwise, the following provisions shall apply to performance-based Awards.

(a) The applicable Performance Goals will be established by the Committee not later than 90 days following the commencement of the applicable Performance Period. Each recipient of a performance-based Award will be assigned a target amount of Shares or cash payable if Performance Goals are achieved. Payment of an Award granted with Performance Goals shall be conditioned on the certification of the Committee in each case that the Performance Goals and other material conditions were satisfied. An Award may provide for payment greater than the target amount if performance exceeds the specified Performance Goals, but in no event may such payment exceed the limits set forth in Section 10.1. The Committee may retain discretion to increase or decrease the amount payable pursuant to

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such Awards, as the Committee determines. The Committee may not waive the requirement to achieve the applicable Performance Goals, except in the case of the participant’s death or disability, or under such other conditions as the Committee deems appropriate.

(b) The Performance Goals may be described in terms of objectives related to the individual Participant or objectives that are Company-wide or related to a Subsidiary, business unit, division, segment, product line, or function or combination thereof and may be measured on an absolute or cumulative basis or on the basis of percentage of improvement over time, and may be measured in terms of Company performance (or performance of the applicable Subsidiary, business unit, division, segment, product line, or function or combination thereof) or measured relative to a market index, selected peer companies or one or more operating units, divisions, acquired businesses, minority investments, partnerships or joint ventures thereof. Performance Goals need not be based upon an increase or positive result under a particular business criterion and could include, for example, maintaining the status quo or limiting economic losses (measured, in each case, by reference to specific business criteria).

(c) The achievement of the Performance Goals shall be determined in accordance with generally accepted accounting principles consistently applied on a Subsidiary, business unit, division, segment, product line, function or consolidated basis or any combination thereof. Notwithstanding the foregoing, the Committee may adjust the method of calculating the attainment of the Performance Goals to take into account events that occur during a Performance Period, including but not limited to: (i) asset write-downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles or other laws or provisions affecting reported results; (iv) charges for any reorganization and restructuring programs; (v) any extraordinary, unusual, or other infrequently occurring items as described in Accounting Standards Codification 225-20-20 (as amended by Accounting Standards Update No. 2015-01) or in the management’s discussion and analysis of financial condition and results of continuing operations appearing in the Company’s annual report to shareholders for the applicable year; (vi) the impact of mergers, acquisitions or divestitures; (vii) foreign exchange gains and losses; and (viii) gains or losses on asset sales.

10.4. Restrictions on Transfers of Awards. Except as provided by the Committee, no Award and no right under any such Award, shall be assignable, alienable, saleable, or transferable by a Participant otherwise than by will or by the laws of descent and distribution provided, however, that, if so determined by the Committee, a Participant may, in the manner established by the Committee, designate a Beneficiary or Beneficiaries to exercise the rights of the Participant with respect to any Award other than an ISO upon the death of the Participant. Each Award, and each right under any Award, shall be exercisable, during the Participant’s lifetime, only by the Participant or, if permissible under applicable law, by the Participant’s guardian or legal representative. No Award and no right under any such Award, may be pledged, alienated, attached, or otherwise encumbered, including pursuant to any order or judgment in a domestic relations proceeding, official marital settlement agreement or other divorce or separation instrument, and any purported pledge, alienation, attachment, or encumbrance thereof shall be void and unenforceable against the Company or any Subsidiary.

10.5. Restrictions on Transfers of Shares. The Committee may impose such restrictions on any Shares acquired pursuant to an Award as it may deem advisable, including, without limitation, restrictions to comply with applicable Federal securities laws, with the requirements of any stock exchange upon which such Shares are then listed and with any blue sky or state securities laws applicable to such Shares.

10.6. Additional Restrictions on Awards and Shares. Either at the time an Award is granted or by subsequent action, the Committee may, but need not, impose such restrictions, conditions or limitations as it determines appropriate on the Award, any Shares issued under an Award, or both, including, without limitation, (a) restrictions under an insider trading policy, (b) any share retention guidelines, minimum holding requirements and other restrictions designed to delay or coordinate the timing and manner of sales, (c) restrictions as to the use of a specified brokerage firm for receipt, resales or other transfers of such Shares, (d) restrictions relating to a Participant’s activities following termination of employment or service, including but not limited to, competition against the Company, disclosure of Company confidential information, and solicitation of Company employees and/or customers, and (e) other policies either existing at the time an Award is granted or subsequently adopted and implemented by the Board, as such other policies may be amended from time to time.

10.7. Shareholder Rights; Dividend Equivalents. Except as provided in the Plan or an Award Agreement, no Participant shall receive any Shares in connection with an Award nor be afforded any of the rights of a shareholder unless and until such Participant has satisfied all requirements for exercise or vesting of the Award pursuant to its terms, the Shares have actually been issued, restrictions imposed on the Shares, if any, have been removed, and the Shares are entered upon the records of a duly authorized transfer agent of the Company. The recipient of an Award (other than Options and SARs) may be entitled to receive Dividend Equivalents, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional Shares or otherwise reinvested and subject to

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vesting and forfeiture to the same extent as the underlying Award; provided, however, that Dividend Equivalents shall only become payable if and to the extent the underlying Award vests, regardless of whether or not vesting is contingent upon continued employment, the achievement of Performance Goals, or both.

10.8. Termination of Employment or Service. Each Award Agreement shall set forth the terms relating to the treatment of an Award in the event of a Participant’s termination of employment or service, including, without limitation, the extent to which the right to vest, exercise or receive payout of an Award may continue following termination of the Participant’s employment or service with the Company and its Subsidiaries, including due to death or Disability, and any forfeiture provisions. Such provisions shall be determined by the Committee in its discretion, shall be included in the Award Agreement applicable to a Participant, need not be uniform among all Awards or among all Participants and may reflect distinctions based on the reasons for termination of employment or service.

10.9. Minimum Vesting. Subject to Section 10.8 above and except with respect to Awards representing no more than five percent (5%) of the total number of Shares available for issuance under the Plan, no portion of an Award may be scheduled to vest prior to the first anniversary of the grant date. Notwithstanding anything in this Plan to the contrary, Substitute Awards shall not be subject to the minimum vesting provisions of this Section 10.9.

10.10. Effect of Change in Status. The Committee shall have the discretion to determine the effect upon an Award, in the case of (i) any individual who is employed with, or engaged by, an entity that ceases to be a Subsidiary, (ii) any leave of absence approved by the Company or a Subsidiary, (iii) any transfer between locations of employment with the Company or a Subsidiary or between any Subsidiaries (iv) any change in the Participant’s status from an Employee to a consultant or Director, or vice versa, and (v) at the request of the Company or a Subsidiary, any Participant who becomes employed by any partnership, joint venture, corporation or other entity not meeting the requirements of a Subsidiary.

Article 11. Change in Control

11.1. Awards Assumed or Replaced by Successor. Unless the Committee provides otherwise prior to the Change in Control or in an Award Agreement, upon the occurrence of a Change in Control in which the acquiring or surviving company in the transaction assumes or continues outstanding Awards or provides equivalent awards of substantially the same value, and a Participant’s employment with the Company or a Subsidiary is terminated without Cause or by the Participant for Good Reason, in each case at any time within two (2) years after the Change in Control:

(a) Any Period of Restriction and other restrictions imposed on RSUs and Restricted Stock granted prior to the Change in Control shall be deemed to have expired;

(b) With respect to all outstanding Awards of Performance Units, Performance Shares and other performance-based Awards granted prior to the Change in Control, the Committee (i) shall determine the greater of (x) the payout at the target number of Performance Units granted for the entire Performance Period and (y) the payout based upon the actual performance level attained as of the last day of the calendar quarter immediately prior to the date of the Participant’s termination without Cause or, if attainment of a Performance Goal can be calculated as of a more recent date, the most recent date prior to the date of the Participant’s termination without Cause that attainment of the Performance Goal could be calculated, in each case, after giving effect to the accumulation of Dividend Equivalents, and (ii) shall pay to the Participant the greater of such amounts, prorated based upon the number of complete and partial calendar months within the Performance Period which have elapsed as of the date of the Participant’s termination without Cause. Payment shall be made in cash or in Shares, as determined by the Committee;

(c) All earned Performance Units, Performance Shares and other performance-based Awards (as increased by any Dividend Equivalents to the date of payment) not yet paid out shall be paid out immediately, in cash or in stock, as determined by the Committee;

(d) Any and all outstanding and unvested Options and SARs granted prior to the Change in Control shall become immediately exercisable and Awards in the form of NQSOs and SARs shall be exercisable after the date of the Participant’s termination for a period equal to the lesser of (i) the remaining term of each Award; or (ii) twelve (12) months; and

(e) Any restrictions imposed on any and all outstanding and unvested Other Awards granted prior to the Change in Control shall be deemed to have expired.

11.2. No Assumption or Replacement of Awards by Successor. Notwithstanding anything herein to the contrary, unless the Committee provides otherwise prior to the Change in Control or in an Award Agreement, in the event of a Change in Control in which the

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acquiring or surviving company in the transaction does not assume or continue outstanding Awards upon the Change in Control or provide equivalent awards of substantially the same value, all Awards that are not assumed or continued shall, immediately prior to the Change in Control, be treated as follows upon the Change in Control:

(a) Any Period of Restriction and other restrictions imposed on RSUs and Restricted Stock shall be deemed to have expired;

(b) With respect to all outstanding Awards of Performance Units, Performance Shares and other Award type that is earned based upon the Company’s attainment of Performance Goals the Committee (i) shall determine the greater of (x) the payout at the target number of Performance Units granted for the entire Performance Period and (y) the payout based upon the actual performance level attained as of the date of the Change in Control, in each case, after giving effect to the accumulation of Dividend Equivalents, and (ii) shall pay to the Participant the greater of such amounts, prorated based upon the number of complete and partial calendar months within the Performance Period which have elapsed as of the date of the Change in Control. Payment shall be made in cash or in Shares, as determined by the Committee;

(c) All earned Performance Units, Performance Shares and other performance-based Awards (as increased by any Dividend Equivalents to the date of payment) not yet paid out shall be paid out immediately, in cash or in stock, as determined by the Committee;

(d) Any and all outstanding and unvested Options and SARs shall become immediately exercisable and the Committee will notify Participants in writing that such Awards will be exercisable for a period of time determined by the Committee in its discretion and such Awards will terminate upon the expiration of such period. Notwithstanding the foregoing, to the extent an Option or SAR is not exercised, upon the Change in Control, the Committee may, in its sole discretion, cancel such Award in exchange for an amount equal to the difference between the Exercise Price and the then Fair Market Value of the Shares covered thereby provided that if the Exercise Price is above the Fair Market Value of the Shares, the Options or SARs shall be cancelled without payment of consideration therefor; and

(e) Any restrictions imposed on any and all outstanding and unvested Other Awards shall be deemed to have expired.

11.3. Assumption of Awards by the Company. The Company, from time to time, may substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either; (a) granting a Substitute Award; or (b) assuming such award as if it had been granted under this Plan if the terms of such assumed award could be applied to an Award granted under this Plan.

11.4. Other. For the avoidance of doubt, nothing herein shall require the acquiring or surviving company in a Change in Control to assume all Awards previously granted under the Plan or to provide equivalent awards of substantially the same value. Except as provided in this Article 11, the vesting, payment, purchase or distribution of an Award may not be accelerated by reason of a Change in Control.

11.5. Termination in Connection with a Change in Control. Notwithstanding anything in this Plan to the contrary, if an Employee’s employment is terminated by the Company without Cause prior to the date of a Change in Control but the Employee reasonably demonstrates that the termination (1) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control or (2) otherwise arose in connection with, or in anticipation of, a Change in Control which has been threatened or proposed, such termination shall be deemed to have occurred after a Change in Control for purposes of this Plan, provided a Change in Control shall actually have occurred.

Article 12. Tax Withholding

The Company or a Subsidiary, as appropriate, may require any individual entitled to receive a payment of an Award to remit to the Company, prior to payment, an amount sufficient to satisfy any applicable tax withholding requirements. In the case of an Award payable in Shares, the Company or a Subsidiary, as appropriate, may permit or require a Participant to satisfy, in whole or in part, the obligation to remit taxes by directing the Company to withhold Shares that would otherwise be received by the individual, or may repurchase Shares that were issued to the Participant, the number of Shares which may be so withheld or surrendered shall not exceed the maximum amount of tax that may be required to be withheld by law (or such other amount as may be permitted while still avoiding classification of the Award as a liability for accounting purposes), in accordance with applicable law and pursuant to any rules that the Company may establish from time to time. With respect to an Award held by any Section 16 Person, any such share withholding must be specifically approved by the Committee as the method used to satisfy the tax withholding obligation or such share withholding procedure must otherwise satisfy the requirements of SEC Rule 16b-3. The Company may establish procedures to allow Participants to satisfy such withholding obligations through a net share settlement procedure or the withholding of Shares subject to the applicable Award. The Company or a Subsidiary, as

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appropriate, shall also have the right to deduct from all cash payments made to a Participant (whether or not the payment is made in connection with an Award) any applicable taxes required to be withheld with respect to payments under the Plan. With respect to any Award that is subject to Section 409A, the Company or a Subsidiary may, to the extent permitted by Section 409A, permit the acceleration of the time or schedule of a payment to pay FICA taxes, and any related income tax at source imposed by Code Section 3401 on the FICA taxes.

Article 13. Claims Procedure and Arbitration

13.1. Mandatory Procedures for Addressing Claims. Any person (a “Claimant”) who has any claim or dispute concerning or relating in any way to the Plan or any Award (“Claim”) must follow the procedures described in this Article, which describes the exclusive means of addressing Claims. All Claims must be brought no later than one year following the date on which the facts forming the basis of the Claim are known or should have been known by Claimant, whichever is earlier, and any Claim that is not submitted within the applicable time limit shall be waived.

13.2. Authority to Address Claims. For purposes of this Article 13, the “Claims Administrator” is the Committee with respect to Company’s executive officers (within the meaning of Exchange Act Rule 3b-7) and the Company’s Chief Executive Officer with respect to all other Participants.

13.3. Claim Submission. Any Claim shall be made in writing to the Claims Administrator. The Claims Administrator, or its delegate, shall notify the Claimant of the resolution of the Claim within 90 days after receipt of the Claim; provided, however, if the Claims Administrator determines that an extension is necessary, the 90-day period shall be extended to up to 180 days upon notice to that effect to the Claimant.

13.4. Notice of Denial. If a Claim is wholly or partially denied, the notice of denial shall contain (i) the specific reason or reasons for denial of the Claim, and (ii) specific references to the pertinent Plan provisions upon which the denial is based. Except as provided in Section 13.5, the decision or action of the Claims Administrator shall be final, conclusive and binding on all persons having any interest in the Plan.

13.5. Arbitration. If, after exhausting the procedures set forth in this Article, a Claimant wishes to pursue legal action, any action by the Claimant with respect to a Claim, must be resolved by arbitration in the manner described in this Section. This agreement to arbitrate shall be specifically enforceable. A party may apply to the United States District Court for the Northern District of Oklahoma for interim, injunctive or conservatory relief, including without limitation a proceeding to compel arbitration. If the arbitration provisions herein are determined by any court to be unenforceable, any further legal action must be filed only in the United States District Court for the Northern District of Oklahoma within the time limits set forth in Section 13.6(a) and shall be subject to the standard of review set forth in 13.6(g).

13.6.

(a) Time Limits. A Claimant seeking arbitration of any determination of the Claims Administrator must, within six (6) months of the date of the Claims Administrator’s final decision, file a demand for arbitration with the American Arbitration Association submitting the Claim to resolution by arbitration. A Claimant waives any Claim not filed timely in accordance with this Section.

(b) Rules Applicable to Arbitration. The arbitration process shall be conducted in accordance with the Commercial Law Rules of the American Arbitration Association.

(c) Venue. The arbitration shall be conducted in Tulsa, Oklahoma.

(d) Binding Effect. The decision of the arbitrator with respect to the Claim will be final and binding upon the Company and the Claimant. By participating in the Plan, and accepting Grants, Participants, on behalf of themselves and any person with a Claim relating to Participant’s Grants, agree to waive any right to sue in court or to pursue any other legal right or remedy that might otherwise be available in connection with the resolution of the Claim.

(e) Enforceability. Judgment upon any award entered by an arbitrator may be entered in any court having jurisdiction over the parties.

(f) Waiver of Class, Collective, and Representative Actions. Any Claim shall be heard without consolidation of such claims with any other person or entity. To the fullest extent permitted by law, whether in court or in arbitration, by participating in the Plan, Participants waive any right to commence, be a party to in any way, or be an actual or putative class member of any class, collective, or representative action arising out of or relating to any Claim, and Participants agree that any Claim may only be initiated or maintained and decided on an individual basis.

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(g) Standard of Review. Any decision of an Arbitrator on a Claim shall be limited to determining whether the Claim Administrator’s decision or action was arbitrary or capricious or was unlawful. The Arbitrator shall adhere to and apply the deferential standard of review set out in Conkright v. Frommert, 559 U.S. 506 (2010), Metropolitan Life Insurance Co. v. Glenn, 554 U.S. 105 (2008), and Firestone Tire and Rubber Co. v. Bruch, 489 U.S. 101 (1989), and shall accord due deference to the determinations, interpretations, and construction of the Plan document of the Claims Administrator.

(h) General Procedures.

(i) Arbitration Rules. The arbitration hearing will be conducted under the AAA Commercial Arbitration Rules (as amended or revised from time to time by AAA) (hereinafter the “AAA Rules”), before one AAA arbitrator who is from the Large, Complex Case Panel and who has experience with matters involving executive compensation and equity compensation plans. The AAA Rules and the terms and procedures set forth here may conflict on certain issues. To the extent that the procedures set forth here conflict with the AAA Rules, the procedures set forth here shall control and be applied by the arbitrator. Notwithstanding the amount of the Claim, the Procedures for Large, Complex Commercial Disputes shall not apply.

(ii) Substantive Law. The arbitrator shall apply the substantive law (and the laws of remedies, if applicable), of Oklahoma or federal law, or both, depending upon the Claim. Except to the extent required by applicable law, all arbitration decisions and awards shall be kept strictly confidential and shall not be disclosed by the Claimant to anyone other than the Claimant’s spouse, attorney or tax advisor.

(iii) Authority. The arbitrator shall have jurisdiction to hear and rule on prehearing disputes and is authorized to hold prehearing conferences by telephone or in person as the arbitrator deems necessary. The arbitrator will have the authority to hear a motion to dismiss and/or a motion for summary judgment by any party and in doing so shall apply the standards governing such motions under the Federal Rules of Civil Procedure.

(iv) Pre-Hearing Procedures. Each party may take the deposition of not more than one individual and the expert witness, if any, designated by another party. Each party will have the right to subpoena witnesses in accordance with the Arbitration Act. Additional discovery may be had only if the arbitrator so orders, upon a showing of substantial need.

(v) Fees and Costs. Administrative arbitration fees and arbitrator compensation shall be borne equally by the parties, and each party shall be responsible for its own attorney’s fees, if any; provided, however, that the Committee will authorize payment by the Company of all administrative arbitration fees, arbitrator compensation and attorney’s fees if the Committee concludes that a Claimant has substantially prevailed on his or claims. Unless prohibited by statute, the arbitrator shall assess attorney’s fees against a party upon a showing that such party’s claim, defense or position is frivolous, or unreasonable, or factually groundless. If either party pursues a Claim by any means other than those set forth in this Article, the responding party shall be entitled to dismissal of such action, and the recovery of all costs and attorney’s fees and losses related to such action, unless prohibited by statute.

(i) Interstate Commerce and the Federal Arbitration Act. The Company is involved in transactions involving interstate commerce, and the employee’s employment with the Company involves such commerce. Therefore, the Arbitration Act will govern the interpretation, enforcement, and all judicial proceedings regarding the arbitration procedures in this Section.

Article 14. General Provisions

14.1. Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular and the singular shall include the plural.

14.2. Headings and Severability. The headings of Articles and Sections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Plan. In the event any Plan provision shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining Plan provisions, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

14.3. Successors. All Company obligations with respect to Awards, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business or assets of the Company.

14.4. No Right to Employment or Engagement. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or engagement at any time, for any reason or no reason in the Company’s discretion, nor confer upon any Participant any right to continue in the employ or service of the Company or any Subsidiary.

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14.5. Beneficiary Designation. To the extent permitted by the Committee, each Participant may, from time to time, name any Beneficiary or Beneficiaries (who may be named contingently or successively) to whom any Plan benefit is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Committee during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate. The spouse of a married Participant domiciled in a community property jurisdiction shall join any designation of Beneficiary or Beneficiaries other than the spouse.

14.6. Participation. No Employee shall have the right to be selected to receive an Award or, having been so selected, to be selected to receive a future Award.

14.7. Loans Prohibited. The Committee shall not, without prior approval of the Company’s shareholders, grant any Award that provides for the making of a loan or other extension of credit, directly or indirectly, by the Company or Plan to an Employee, Participant, officer of the Company or any other person in connection with the grant, award or payment of such Award.

14.8. Requirements of Law. The making of Awards and the issuance of Shares shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. The Company shall not be required to issue or deliver any certificates or make any book entries evidencing Shares pursuant to the exercise or vesting of any Award, unless and until the Board or the Committee has determined, with advice of counsel, that the issuance of such Shares is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the Shares are listed or traded, and the Shares are covered by an effective registration statement or by an applicable exemption from registration. In addition to the terms and conditions provided in the Plan, the Board or the Committee may require that a holder make such reasonable covenants, agreements, and representations as the Board or the Committee deems advisable in order to comply with any such laws, regulations, or requirements.

14.9. Securities Law Compliance. Plan transactions are intended to comply with all applicable conditions of the Federal securities laws. To the extent any Plan provision or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

14.10. Code Section 409A Compliance. The parties intend that Plan payments and benefits comply with Section 409A to the extent it applies or an exemption therefrom, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and be administered to be in compliance therewith. Any payments described in the Plan that are due within the “short-term deferral period” as defined in Section 409A shall be paid prior to the 15th day of the third month of the calendar year immediately following the calendar year in which any applicable restrictions lapse and shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything to the contrary in the Plan: (i) no payment or distribution under this Plan that constitutes an item of deferred compensation under Section 409A and becomes payable by reason of a Participant’s termination of employment or service with the Company will be made to such Participant until such Participant’s termination of employment or service constitutes a “separation from service” as defined in Section 409A; and (ii) to the extent required in order to comply with Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided during the six (6) month period immediately following the Participant’s termination of employment shall instead be paid on the first business day after the date that is six (6) months following the Participant’s separation from service (or upon the Participant’s death, if earlier). In addition, for Plan purposes, each amount to be paid or benefit to be provided to the Participant pursuant to the Plan, which constitute deferred compensation subject to Section 409A, shall be construed as a separate identified payment for purposes of Section 409A. For any Plan payment that constitutes “non-qualified deferred compensation” under Section 409A, to the extent required to comply with Section 409A, a Change in Control shall be deemed to have occurred with respect to such payment only if a change in the ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company shall also be deemed to have occurred under Section 409A. The Company makes no representation that any or all of the payments or benefits described in this Plan will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. A Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.

14.11. Effect on Other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any affiliate except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

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Appendix A

14.12. Unfunded Plan. The Plan is intended to be an unfunded plan for incentive compensation. With respect to any payments not yet made to a holder pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the holder any rights that are greater than those of a general creditor of the Company or any affiliate.

14.13. Recoupment. Notwithstanding anything in the Plan to the contrary, all Awards granted under the Plan, any payments made under the Plan and any gains realized upon exercise or settlement of an Award shall be subject to clawback or recoupment as permitted or mandated by applicable law, rules, regulations or any Company policy as enacted, adopted or modified from time to time.

14.14. Award Agreement. In the event of any conflict or inconsistency between the Plan and any Award Agreement, the Plan shall govern and the Award Agreement shall be interpreted to minimize or eliminate any such conflict or inconsistency.

14.15. Plan Acceptance. By accepting any benefits under the Plan, each Participant, and each person claiming under or through a Participant shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, all provisions of the Plan and any action or decision under the Plan by the Company, its agents and employees, and the Board of Directors and the Committee, specifically including the Plan’s mandatory arbitration provision. Acceptance of an Award may be made in a writing signed by the Participant (including electronically); provided however in the absence of a signed acceptance, a Participant shall be deemed to have accepted an Award as of the grant date in the absence of a specific manifestation from the Participant within 60 days of the grant date indicating that the Participant has rejected the Award.

14.16. Governing Law. To the extent not preempted by Federal law, the Plan, the Award Agreements and all agreements thereunder, shall be construed in accordance with, and subject to, the laws of the State of Oklahoma applicable to contracts made and to be entirely performed in Oklahoma and wholly disregarding any choice of law provisions or conflict of law principles that might otherwise be contrary to this express intent.

Article 15. Effective Date, Termination and Amendment

15.1. Effective Date. The Effective Date of the Plan shall be the date of approval by the Company’s shareholders.

15.2. Termination. The Plan shall terminate on the day before the tenth anniversary of the Effective Date. The Board may, in its sole discretion and at any earlier date, terminate the Plan. Any Awards that are outstanding upon termination of the Plan shall remain in force and effect in accordance with the terms of the Plan and any applicable Award Agreement.

15.3. Amendment. The Board may at any time and from time to time amend or modify the Plan in whole or in part; provided, however, that no amendment which requires shareholder approval in order for the Plan to comply with Code Section 422, Section 303A.08 of the New York Stock Exchange Listed Company Manual, or any other applicable law, regulation or rule, shall be effective unless such amendment shall be approved by the requisite vote of the shareholders.

15.4. Awards Previously Granted. No termination, amendment or modification of the Plan shall adversely affect in any material way any outstanding Award, without the written consent of the Participant holding such Award unless such termination, modification or amendment is required by applicable law and/or the Committee, upon advice of legal counsel, deems the action necessary or advisable to comply with Section 409A. Notwithstanding the foregoing, the Committee may, but shall not be required to, in its sole and absolute discretion, amend Awards to comply with Section 409A.

Article 16. Definitions

Whenever used in the Plan, the following terms shall have the meanings set forth below and, when such meaning is intended, the initial letter of the word is capitalized:

“2008 Plan” means the ONEOK, Inc. Equity Compensation Plan, as amended and restated December 18, 2008.

“Arbitration Act” means the Federal Arbitration Act, Title 9 of the United States Code.

“Award” shall mean, individually or collectively, a Director Stock Award or an Award of RSUs, Restricted Stock, Performance Units, Performance Shares, NQSOs, ISOs, SARs or any Other Award permitted under Article 8.

“Award Agreement” shall mean any written or electronic agreement or document evidencing any Award granted by the Committee. Award Agreements shall, in the discretion of the Committee, contain such terms and conditions that are not inconsistent with the terms of the Plan.

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Appendix A

“Beneficiary” means a person or entity (including a trust or estate), designated in writing by a Participant on such forms and in accordance with such terms and conditions as the Committee may prescribe, to whom the Participant’s rights under the Plan shall pass in the event of the death of the Participant.

“Board” or “Board of Directors” shall mean the Board of Directors of the Company.

“Cause” means:

(a) a Participant’s indictment for or conviction in a court of law of a felony or any crime or offense involving misuse or misappropriation of money or property;

(b) a Participant’s violation of any covenant, agreement or obligation not to disclose confidential information regarding the business of the Company (or a division or Subsidiary) or a Participant’s violation of any covenant, agreement or obligation not to compete with the Company (or a division or Subsidiary);

(c) any act of dishonesty by a Participant which adversely affects the business of the Company (or a division or Subsidiary), or any willful or intentional act of a Participant which adversely affects the business, or reflects unfavorably on the reputation, of the Company (or a division or Subsidiary);

(d) a Participant’s material violation of any written policy of the Company (or a division or Subsidiary); or

(e) a Participant’s failure or refusal to perform the specific directives of the Company’s Board, or its officers, which directives are consistent with the scope and nature of the Participant’s duties and responsibilities, to be determined in the Company’s sole discretion.

Nothing contained in the foregoing provisions of this paragraph shall be deemed to interfere in any way with the right of the Company (or a division or Subsidiary), which is hereby acknowledged, to terminate a Participant’s employment at any time with or without Cause.

“Change in Control” shall mean the occurrence of any of the following events.

(a) An acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Exchange Act, including usage in the definition of a group in Section 13(d) thereof), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of the then outstanding Shares or the combined voting power of the Company’s then outstanding Voting Securities; provided, however, in determining whether a Change in Control has occurred, Shares or Voting Securities which are acquired in a “Non-Control Acquisition” (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A “Non-Control Acquisition” shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) the Company or (B) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned or controlled, directly or indirectly, by the Company (for purposes of this definition, a “Related Entity”), (ii) the Company or any Related Entity, or (iii) any Person in connection with a “Non-Control Transaction” (as hereinafter defined);

(b) The individuals who are members of the Board (the “Incumbent Board”) on the Effective Date, cease for any reason to constitute at least a majority of the members of the Board within any consecutive twelve (12) month period, or, following a Merger which results in a Parent Company, the board of directors of the ultimate Parent Company; provided, however, that if the election, or nomination for election by the Company’s common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c) The consummation of:

(i)	A merger, consolidation or reorganization with or into the Company or in which securities of the Company are issued (a “Merger”), unless such Merger is a “Non-Control Transaction.” A “Non-Control Transaction” shall mean a Merger where:

1.

the stockholders of the Company, immediately before such Merger, own directly or indirectly immediately following such Merger at least fifty percent (50%) of the combined voting power of the outstanding voting securities of (x) the

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Appendix A

corporation resulting from such Merger (the “Successor”) if fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Successor is not Beneficially Owned, directly or indirectly by another Person (a “Parent Company”), or (y) if there is one or more Parent Companies, the ultimate Parent Company;

2.	the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such Merger constitute at least a majority of the members of the board of directors of (x) the Successor, if there is no Parent Company, or (y) if there is one or more Parent Companies, the ultimate Parent Company; and

3.	no Person other than (1) the Company, (2) any Related Entity, (3) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to such Merger was maintained by the Company or any Related Entity, or (4) any Person who, immediately prior to such Merger had Beneficial Ownership of twenty percent (20%) or more of the then outstanding Voting Securities or Shares, has Beneficial Ownership of twenty percent (20%) or more of the combined voting power of the outstanding voting securities or common stock of (x) the Successor if there is no Parent Company, or (y) if there is one or more Parent Companies, the ultimate Parent Company.

(ii)	A complete liquidation or dissolution of the Company; or

(iii)	The sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Related Entity or under conditions that would constitute a Non-Control Transaction with the disposition of assets being regarded as a Merger for this purpose or the distribution to the Company’s stockholders of the stock of a Related Entity or any other assets); or

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur, solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding Shares or Voting Securities if such acquisition occurs as a result of the acquisition of Shares or Voting Securities by the Company which, by reducing the number of Shares or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this subparagraph) as a result of the acquisition of Shares or Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Shares or Voting Securities which increases the percentage of the then outstanding Shares or Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.

With respect to any Award that is subject to Section 409A and payment is to be accelerated in connection with the Change in Control, solely for purposes of determining the timing of payment, no event(s) set forth in clauses (a), (b) or (c) above shall constitute a Change in Control for purposes of this Plan unless such event(s) also constitutes a “change in the ownership”, “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company as defined under Section 409A.

“Code” shall mean the Internal Revenue Code of 1986, as such is amended from time to time, including any applicable regulations, and any reference to a section of the Code shall include any successor provision of the Code.

“Committee” means the Executive Compensation Committee of the Board of Directors.

“Common Stock” means the common shares of the Company, par value $.01 per share.

“Company” means ONEOK, Inc., an Oklahoma corporation, or any successor thereto as provided in Section 14.3.

“Director” means any individual who is a member of the Board who is not an employee of the Company, and who qualifies as a “Non-Employee Director” within the meaning of SEC Rule 16b-3.

“Director Fees” means all compensation and fees paid to a Director by the Company for his or her services as a member of the Board of Directors.

“Director Stock Award” means an award of ONEOK, Inc. Common Stock granted to a Director pursuant to Section 9.

“Disability” mean for (a) Participants covered by the long term disability plan of the Company or a Subsidiary, disability as defined in such plan; and (b) for all other Participants, a physical or mental condition of the Participant resulting from bodily injury, disease or mental

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Appendix A

disorder which renders the Participant incapable of continuing the Participant’s usual or customary employment or service with the Participant’s employer or service recipient for a period of not less than six consecutive months. Disability of a Participant shall be determined pursuant to and in accordance with the procedures for determining eligibility for disability benefits under the long term disability plan of the Company or Subsidiary, if any. If there is no Company long term disability plan, then the Committee shall determine Disability. Notwithstanding the previous two sentences, with respect to an Award that is subject to Section 409A where the payment or settlement of the Award will accelerate upon termination of employment or service as a result of the Participant’s Disability, solely for purposes of determining the timing of payment, no such termination will constitute a Disability for purposes of the Plan or any Award Document unless such event also constitutes a “disability” as defined under Section 409A.

“Dividend Equivalent” means, with respect to Shares subject to Awards, a right to an amount equal to dividends declared on an equal number of issued and outstanding Shares.

“Effective Date” means the Effective Date of this Plan, as defined in Section 15.1.

“Employee” means an employee of the Company or any Subsidiary, including an officer or director who is such an employee.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

“Exercise Period” means the period during which a SAR or Option is exercisable, as set forth in the related Award Agreement.

“Exercise Price” means the price at which a Share may be purchased by a Participant pursuant to an Option or SAR, as determined by the Committee and set forth in an Award Agreement. Other than in connection with Substitute Awards, the exercise price per Share shall not be less than 100% of the Fair Market Value of a Share on the date an Option or SAR is granted.

“Fair Market Value” means the closing sale price as reported on the New York Stock Exchange or other domestic stock exchange for that date or, if there is no such sale on the relevant date, then on the last previous day on which a sale was reported, unless otherwise determined by the Committee. If the Common Stock is not listed on a domestic stock exchange, Fair Market Value will be determined by such other method as the Committee determines in good faith to be reasonable and in compliance with Section 409A. The determination of Fair Market Value for purposes of tax withholding may be made in the discretion of the Committee subject to applicable laws and is not required to be consistent with the determination of Fair Market Value for other purposes. For purposes of achieving an exemption from Section 409A in the case of affected Participants governed by Section 409A, Fair Market Value of the Shares shall be determined in a manner consistent with Section 409A and any applicable regulations.

“Good Reason” means, as to each Participant, a termination by the Participant and effected by a written notice given within ninety (90) days after the occurrence of the Good Reason event. For purposes of this Plan, “Good Reason” shall mean, as to each Participant, the occurrence of any of the following events without the Participant’s express written consent which event is not cured within thirty (30) days after written notice thereof from the Participant to the Company: (i) a material diminution in the Participant’s authority, duties or responsibilities, except in connection with the Participant’s termination for Cause or as a result of death, or temporarily as a result of the Participant’s incapacity or other absence for an extended period; (ii) any material breach by the Company of any material provision of any written agreement with the Participant; (iii) a material reduction in the Participant’s base compensation; (iv) a relocation of the Participant’s principal business location to an area outside of a fifty (50) mile radius of the Participant’s current principal business location or (v) a failure by the Company to comply with this Plan.

“Incentive Stock Option” or “ISO” means an option to purchase Shares, granted under Article 7, which is designated as an ISO and satisfies the requirements of Code Section 422.

“Nonqualified Stock Option” or “NQSO” means an option to purchase Shares, granted under Article 7, which is not intended to be an ISO.

“Option” means an ISO or a NQSO.

“Other Awards” means Awards granted pursuant to Article 8.

“Participant” means an Employee or Director who holds an outstanding Award.

“Performance Goals” means, any general performance objectives, selected by the Committee and specified in an Award Agreement, used to determine whether the performance targets established by the Committee with respect to an applicable Award have been achieved.

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Appendix A

“Performance Period” means the period of time during which the Performance Goals will be measured to determine what, if any, Performance Units or Performance Shares have been earned. For Awards that the Committee, in its sole discretion, permits Participants to defer, the Performance Period shall be at least twelve (12) months in length.

“Performance Share” means an Award described in Article 6.

“Performance Unit” means the right of a Participant to receive, upon satisfaction of the Performance Goal, an amount of cash or Shares equal to the difference between the value of the Performance Unit as the date of grant, which may be zero, and the value of the Performance Unit on the date the Performance Goals are met. The value of a Performance Unit at the date of grant is determined by the Committee and may be, but is not required to be, based on the underlying stock price. In accordance with the plan, Performance Units may be paid in cash, shares, or a combination thereof, as determined by Committee.

“Period of Restriction” means the period during which the transfer of Restricted Stock is limited, as provided in Article 5.

“Prior Plans” means the (a) the 2008 Plan, (b) the ONEOK, Inc. Long-Term Incentive Plan, and (c) the ONEOK, Inc. Stock Compensation Plan for Non-Employee Directors.

“Restricted Stock” means any Share issued with the restriction that the holder may not sell, transfer, pledge or assign such Share and with such other restrictions as the Committee may impose (including, without limitation, any restriction on the right to vote such Share, and the right to receive any cash dividends), which restrictions may lapse separately or in combination at such time or times, in installments or otherwise, as the Committee may deem appropriate.

“Restricted Stock Unit” or “RSU” means an Award to a Participant covering a number of Shares that at a later date may be settled in cash, or by issuance of those Shares.

“SEC Rule 16b-3” means Rule 16b-3 of the Securities and Exchange Commission promulgated under the Exchange Act, as such rule or any successor rule may be in effect from time to time.

“Section 16 Person” means an Employee who is, on the relevant date, an officer, Director or ten percent (10%) beneficial owner of the common shares, as contemplated by Section 16 of the Exchange Act.

“Section 409A” means Section 409A of the Code.

“Share” means a share of Common Stock.

“Stock Appreciation Right” or “SAR” means a right, granted alone or in connection with a related Option, designated as a SAR, to receive a payment on the day the right is exercised, pursuant to Article 7. Each SAR shall be denominated in terms of one Share.

“Subsidiary” means a corporation or other form of business association of which shares (or other ownership interest) having more than fifty percent (50%) of the voting power are or in the future become owned or controlled, directly or indirectly, by the Company; provided, however, that in the case of an Incentive Stock Option, the term “Subsidiary” shall mean a Subsidiary (as defined by the preceding clause) which is also a “subsidiary corporation” as defined in Code Section 424(f).

“Substitute Awards” shall mean Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

2018 Proxy Statement	A-17

100 West Fifth Street Tulsa, Oklahoma 74103	Post Office Box 871 Tulsa, OK 74102-0871
www.oneok.com

Shareowner Services
P.O. Box 64873
St. Paul, MN 55164-0873
Address Change? Mark box, sign, and indicate changes below: ☐
TO VOTE BY INTERNET OR
TELEPHONE, SEE REVERSE SIDE
OF THIS PROXY CARD.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

Your Board of Directors recommends a vote FOR the election of each of the nominees listed below.

1.	Election of 10 directors:
			FOR	AGAINST	ABSTAIN			FOR	AGAINST	ABSTAIN

	01	Brian L. Derksen	☐	☐	☐	06	Jim W. Mogg	☐	☐	☐

	02	Julie H. Edwards	☐	☐	☐	07	Pattye L. Moore	☐	☐	☐

Please fold here – Do not separate

	03	John W. Gibson	☐	☐	☐	08	Gary D. Parker	☐	☐	☐

	04	Randall J. Larson	☐	☐	☐	09	Eduardo A. Rodriguez	☐	☐	☐

	05	Steven J. Malcolm	☐	☐	☐	10	Terry K. Spencer	☐	☐	☐

Your Board of Directors recommends a vote FOR Proposals 2, 3 and 4:

2.	Ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of ONEOK, Inc. for the year ending December 31, 2018.	☐ For	☐ Against	☐ Abstain

3.	Approve the ONEOK, Inc. Equity Incentive Plan.	☐ For	☐ Against	☐ Abstain

4.	An advisory vote to approve ONEOK, Inc.’s executive compensation.	☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS RECOMMENDED BY THE BOARD OF DIRECTORS.

Date

Signature(s) in Box
Please sign exactly as your name(s) appears on the Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

ONEOK, Inc.

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, May 23, 2018

9:00 a.m. Central Time

100 West Fifth Street Tulsa, Oklahoma 74103	proxy

ANNUAL MEETING OF SHAREHOLDERS MAY 23, 2018

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints John W. Gibson and Stephen B. Allen, or either of them, with the power of substitution in each, as proxies to vote all shares of stock of the undersigned in ONEOK, Inc. at the Annual Meeting of Shareholders to be held May 23, 2018, and at any and all adjournments or postponements thereof, upon the matter of the election of directors, the proposals referred to in Items 2, 3 and 4 of this Proxy, and any other business that may properly come before the meeting.

Shares will be voted as specified. IF YOU SIGN BUT DO NOT GIVE SPECIFIC INSTRUCTIONS, YOUR SHARES WILL BE VOTED FOR THE ELECTION OF EACH OF THE LISTED NOMINEES FOR DIRECTOR AS PROPOSED, AND FOR PROPOSALS 2, 3 AND 4.

This card also constitutes voting instructions by the undersigned participant to the trustee of the ONEOK, Inc. 401(k) Plan, the ONEOK, Inc. Profit Sharing Plan, the ONE Gas, Inc. 401(k) Plan and the ONE Gas, Inc. Profit Sharing Plan for all shares votable by the undersigned participant and held of record by such trustee, if any. The trustee will vote these shares as directed provided your voting instruction is received by 11:59 p.m. Central Daylight Time on May 20, 2018. If there are any shares for which instructions are not timely received, the trustee will cause all such shares to be voted in the same manner and proportion as the shares of the plan for which timely instructions have been received, unless to do so would be contrary to ERISA. All voting instructions for shares held of record by the plans shall be confidential.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE LISTED NOMINEES FOR DIRECTOR AS PROPOSED, AND A VOTE FOR PROPOSALS 2, 3 AND 4.

If you vote by the Internet or Telephone, you DO NOT need to return your proxy card.

Please mark, sign and date the proxy card. Detach the proxy card and return it in the postage-paid envelope.

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET	PHONE	MAIL
www.proxypush.com/oke	1-866-883-3382

Use the Internet to vote your proxy until 11:59 p.m. (CT) on May 22, 2018.	Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on May 22, 2018.	Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.